Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163430
PROSPECTUS SUPPLEMENT NO. 10
Dated August 9, 2010
(to Prospectus dated December 23, 2009)
6,255,313 Shares
Alon USA Energy, Inc.
Common Stock

     This Prospectus Supplement No. 10 relates to the offer and resale from time to time of up to 6,255,313 shares of our common stock by the selling stockholder and supplements our Prospectus dated December 23, 2009 (as previously supplemented by the prospectus supplements dated January 5, 2010, January 27, 2010, March 2, 2010, March 16, 2010, May 6, 2010, May 11, 2010, June 4, 2010, June 21, 2010 and July 19, 2010, the “Prospectus”). You should read this Prospectus Supplement No. 10 together with the Prospectus.
     Attached hereto and incorporated by reference herein is our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the Securities and Exchange Commission on August 9, 2010.
     The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 10 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 10 supersedes the information contained in the Prospectus.
     Investing in our common stock involves certain risks. See the “Risk Factors” section beginning on page 1 of the Prospectus and contained in our Annual Report on Form 10-K for the year ended December 31, 2009.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 10 is August 9, 2010.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2010
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE TRANSITION PERIOD FROM                      TO
Commission file number: 001-32567

Alon USA Energy, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-2966572 (I.R.S. Employer Identification No.)
7616 LBJ Freeway, Suite 300, Dallas, Texas 75251
(Address of principal executive offices) (Zip Code)
(972) 367-3600
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
Yes ☐ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Indicate by check whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑
The number of shares of the Registrant’s common stock, par value $0.01 per share, outstanding as of July 31, 2010, was 54,181,329.

PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands except per share data)

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,713	$40,437
Accounts and other receivables, net	152,511	103,094
Income tax receivable	18,128	65,418
Inventories	239,503	214,999
Deferred income tax asset	60,131	7,700
Prepaid expenses and other current assets	10,935	4,188

Total current assets	488,921	435,836

Equity method investments	20,681	43,052
Property, plant, and equipment, net	1,471,379	1,477,426
Goodwill	105,943	105,943
Other assets	95,484	70,532

Total assets	$2,182,408	$2,132,789

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$347,721	$248,253
Accrued liabilities	78,668	92,380
Short-term debt and current portion of long-term debt	52,446	10,946

Total current liabilities	478,835	351,579

Other non-current liabilities	146,886	95,076
Long-term debt	879,593	926,078
Deferred income tax liability	330,708	328,138

Total liabilities	1,836,022	1,700,871

Commitments and contingencies (Note 16)
Stockholders’ equity:
Preferred stock, par value $0.01, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.01, 100,000,000 shares authorized; 54,181,329 and 54,170,913 shares issued and outstanding at June 30, 2010, and December 31, 2009, respectively	542	542
Additional paid-in capital	290,328	289,853
Accumulated other comprehensive loss, net of income tax	(28,475)	(32,871)
Retained earnings	78,712	165,248

Total stockholders’ equity	341,107	422,772

Non-controlling interest in subsidiaries	5,279	9,146

Total equity	346,386	431,918

Total liabilities and equity	$2,182,408	$2,132,789

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, dollars in thousands except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales (1)	$840,361	$1,106,398	$1,419,674	$1,828,578
Operating costs and expenses:
Cost of sales	751,075	988,318	1,289,790	1,528,048
Direct operating expenses	62,924	71,345	124,368	140,209
Selling, general and administrative expenses	29,182	31,581	60,989	63,496
Depreciation and amortization	25,368	23,561	51,690	45,651

Total operating costs and expenses	868,549	1,114,805	1,526,837	1,777,404

Gain (loss) on disposition of assets	474	(1,600)	474	(1,600)

Operating income (loss)	(27,714)	(10,007)	(106,689)	49,574
Interest expense	(21,735)	(21,023)	(48,320)	(49,279)
Equity earnings of investees	1,209	8,376	1,106	8,373
Other income (loss), net	(365)	191	13,839	448

Income (loss) before income tax expense (benefit), non-controlling interest in loss of subsidiaries and accumulated dividends on preferred stock of subsidiary	(48,605)	(22,463)	(140,064)	9,116
Income tax expense (benefit)	(17,093)	(7,549)	(51,806)	3,446

Income (loss) before non-controlling interest in loss of subsidiaries and accumulated dividends on preferred stock of subsidiary	(31,512)	(14,914)	(88,258)	5,670
Non-controlling interest in loss of subsidiaries	(2,253)	(1,724)	(6,057)	(641)
Accumulated dividends on preferred stock of subsidiary	—	2,150	—	4,300

Net income (loss) available to common stockholders	$(29,259)	$(15,340)	$(82,201)	$2,011

Earnings (loss) per share, basic	$(0.54)	$(0.33)	$(1.52)	$0.04

Weighted average shares outstanding, basic (in thousands)	54,164	46,809	54,162	46,807

Earnings (loss) per share, diluted	$(0.54)	$(0.33)	$(1.52)	$0.04

Weighted average shares outstanding, diluted (in thousands)	54,164	46,809	54,162	46,810

Cash dividends per share	$0.04	$0.04	$0.08	$0.08

(1)	Includes excise taxes on sales by the retail segment of $13,531 and $11,770 for the three months and $26,317 and $22,814 for the six months ended June 30, 2010, and 2009, respectively.
The accompanying notes are an integral part of these consolidated financial statements.

2

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, dollars in thousands)

	For the Six Months Ended
	June 30,
	2010	2009
Cash flows from operating activities:
Net income (loss) available to common stockholders	$(82,201)	$2,011
Adjustments to reconcile net income (loss) available to common stockholders to cash provided by (used in) operating activities:
Depreciation and amortization	51,690	45,651
Stock compensation	350	381
Deferred income tax expense	(52,486)	(35,977)
Non-controlling interest in loss of subsidiaries	(6,057)	(641)
Equity earnings of investees (net of dividends)	(775)	(6,879)
Accumulated dividends on preferred stock of subsidiary	—	4,300
Amortization of debt issuance costs	2,880	3,567
Amortization of original issuance discount	812	—
Write-off of unamortized debt issuance costs	6,659	—
(Gain) loss on disposition of assets	(474)	1,600
Changes in operating assets and liabilities, net of acquisition effects:
Accounts and other receivables, net	(49,417)	(24,001)
Income tax receivable	47,290	112,952
Inventories	(7,160)	(85,269)
Heating oil crack spread hedge	—	117,485
Prepaid expenses and other current assets	(616)	(410)
Other assets	(25,032)	4,751
Accounts payable	51,453	172,558
Accrued liabilities	(533)	(10,123)
Other non-current liabilities	2,057	(4,992)

Net cash provided by (used in) operating activities	(61,560)	296,964

Cash flows from investing activities:
Capital expenditures	(12,688)	(29,244)
Capital expenditures to rebuild the Big Spring refinery	—	(39,281)
Capital expenditures for turnarounds and catalysts	(11,531)	(10,314)
Proceeds from insurance to rebuild Big Spring refinery	—	34,125
Proceeds from sale of securities	36,852	—
Proceeds from sale of assets	20,095	—
Acquisition of Bakersfield refinery	(32,409)	—
Earnout payment related to Krotz Springs refinery acquisition	(4,375)	—

Net cash used in investing activities	(4,056)	(44,714)

Cash flows from financing activities:
Dividends paid to stockholders	(4,335)	(3,746)
Dividends paid to non-controlling interest	(429)	(288)
Inventory supply agreement	45,807	—
Deferred debt issuance costs	(2,354)	(3,979)
Revolving credit facilities, net	(41,824)	(126,506)
Payments on long-term debt	(5,473)	(92,708)
Additions to short-term debt	76,500	—
Payments on short-term debt	(35,000)	—

Net cash provided by (used in) financing activities	32,892	(227,227)

Net increase (decrease) in cash and cash equivalents	(32,724)	25,023
Cash and cash equivalents, beginning of period	40,437	18,454

Cash and cash equivalents, end of period	$7,713	$43,477

Supplemental cash flow information:
Cash paid for interest	$38,846	$48,477

Cash paid (refunds received) for income tax	$(46,374)	$(106,511)

Non-cash activities:
Financing activity — payments on long-term debt from deposit held to secure heating oil crack spread hedge	$—	$(50,000)

The accompanying notes are an integral part of these consolidated financial statements.

3

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, dollars in thousands except as noted)
     (1) Basis of Presentation and Certain Significant Accounting Policies
          (a) Basis of Presentation
          The consolidated financial statements include the accounts of Alon USA Energy, Inc. and its subsidiaries (collectively, “Alon”). All significant intercompany balances and transactions have been eliminated. These consolidated financial statements of Alon are unaudited and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and notes required by GAAP for complete consolidated financial statements. In the opinion of Alon’s management, the information included in these consolidated financial statements reflects all adjustments, consisting of normal and recurring adjustments, which are necessary for a fair presentation of Alon’s consolidated financial position and results of operations for the interim periods presented. The results of operations for the interim periods are not necessarily indicative of the operating results that may be obtained for the year ending December 31, 2010.
          The consolidated balance sheet as of December 31, 2009, has been derived from the audited financial statements as of that date. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in Alon’s Annual Report on Form 10-K for the year ended December 31, 2009.
          (b) Revenue Recognition
          Revenues from sales of refined products are earned and realized upon transfer of title to the customer based on the contractual terms of delivery (including payment terms and prices). Title primarily transfers at the refinery or terminal when the refined product is loaded into common carrier pipelines, trucks or railcars (free on board origin). In some situations, title transfers at the customer’s destination (free on board destination).
          In the ordinary course of business, logistical and refinery production schedules necessitate the occasional sale of crude oil to third parties. All purchases and sales of crude oil are recorded net, in cost of sales in the consolidated statements of operations.
          (c) New Accounting Standards
          In February 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-09, Subsequent Event (Topic 855) which amends FASB Accounting Standards Codification (“ASC”) Topic 855, Subsequent Events so that SEC filers, as defined in the ASU, no longer are required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. ASU 2010-09 is effective immediately. ASU 2010-09 only affects disclosure requirements and will not have any effect on Alon’s consolidated financial statements.
          In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value which amends FASB ASC Topic 820, Fair Value Measurements and Disclosure, to require entities to make new disclosure about recurring and non-recurring fair-value measurements. The update requires new disclosures regarding significant transfers in and out of Level 1 and Level 2 fair-value measurements and information about purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value adjustments. The update provides additional guidance on other fair value disclosures. This update is effective for interim and annual reporting periods beginning after December 15, 2009. ASU 2010-06 only affects disclosure requirements and will not have any effect on Alon’s consolidated financial statements.
          (d) Reclassifications
          Certain reclassifications have been made to the prior period balances to conform to the current presentation.

4

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(unaudited, dollars in thousands except as noted)
     (2) Bakersfield Refinery Acquisition
          On June 1, 2010, Alon completed the acquisition of the Bakersfield, California refinery (“Bakersfield refinery”) from Big West of California, LLC, a subsidiary of Flying J, Inc. The aggregate purchase price was $58,409 in cash which includes hydrocarbon inventories. In connection with the acquisition, an affiliate of Alon purchased certain refinery assets not installed at the Bakersfield refinery location for $26,000. The remaining assets were purchased by Alon. Alon incurred $309 of acquisition-related costs that were recognized in selling, general and administrative expenses in the consolidated statement of operations for the six months ended June 30, 2010.
          The Bakersfield refinery is located in California’s Central Valley and has the capacity to refine up to 70,000 barrels of crude oil per day. The refinery has traditionally been supplied by local California crude oils produced in the San Joaquin Valley and the Los Angeles Basin. Historically, this refinery has been a major provider of quality motor fuels in central California and is also a large supplier of gas oil products to other refiners.
          Alon plans to integrate the operations of the Bakersfield refinery with its other California refineries by processing vacuum gas oil produced at these refineries in the hydrocracker located at the Bakersfield refinery.
          A preliminary independent appraisal of the assets acquired in the Bakersfield refinery acquisition is in process. The estimated fair value of the assets acquired and liabilities assumed are as follows:

Current assets	$17,033
Other assets	17,122
Property, plant and equipment	41,403
Other non-current liabilities	(43,149)

Total consideration	$32,409

          Alon anticipates it will finalize the purchase price allocation by December 31, 2010.
          In connection with the acquisition of the Bakersfield refinery, Alon recorded a discounted accrued environmental remediation obligation of $42,122. This amount is included as a non-current liability in the consolidated balance sheet at June 30, 2010.
          Also in connection with the acquisition of the Bakersfield refinery, Alon entered into an indemnification agreement with a prior owner for remediation expenses of conditions that existed at the refinery on the acquisition date. Alon is required to make indemnification claims to the prior owner by March 15, 2015. The discounted indemnification amount is $17,122 and is shown as a non-current receivable in the consolidated balance sheet at June 30, 2010.
     (3) Segment Data
          Alon’s revenues are derived from three operating segments: (i) refining and unbranded marketing, (ii) asphalt and (iii) retail and branded marketing. The reportable operating segments are strategic business units that offer different products and services. The segments are managed separately as each segment requires unique technology, marketing strategies and distinct operational emphasis. Each operating segment’s performance is evaluated primarily based on operating income.
          (a) Refining and Unbranded Marketing Segment
          Alon’s refining and unbranded marketing segment includes sour and heavy crude oil refineries located in Big Spring, Texas, and Paramount, Bakersfield and Long Beach, California (the “California refineries”) and a light sweet crude oil refinery located in Krotz Springs, Louisiana. At these refineries, Alon refines crude oil into products including gasoline, diesel, jet fuel, petrochemicals, feedstocks, asphalts and other petroleum products, which are marketed primarily in the South Central, Southwestern and Western regions of the United States. Finished products and blendstocks are also marketed through sales and exchanges with other major oil companies, state and federal governmental entities, unbranded wholesale distributors and various other third parties. Alon also acquires finished products through exchange agreements and third-party suppliers.

5

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(unaudited, dollars in thousands except as noted)
          (b) Asphalt Segment
          Alon’s asphalt segment includes the Willbridge, Oregon refinery and 12 refinery/terminal locations in Texas (Big Spring), California (Paramount, Long Beach, Elk Grove, Bakersfield and Mojave), Oregon (Willbridge), Washington (Richmond Beach), Arizona (Phoenix, Flagstaff and Fredonia), and Nevada (Fernley) (50% interest) as well as a 50% interest in Wright Asphalt Products Company, LLC (“Wright”) which specializes in marketing patented tire rubber modified asphalt products. Alon produces both paving and roofing grades of asphalt and, depending on the terminal, can manufacture performance-graded asphalts, emulsions and cutbacks. The operations in which Alon has a 50% interest (Fernley and Wright), are recorded under the equity method of accounting, and the investments are included as part of total assets in the asphalt segment data.
          (c) Retail and Branded Marketing Segment
          Alon’s retail and branded marketing segment operates 306 convenience stores located primarily in Central and West Texas and New Mexico. These convenience stores typically offer various grades of gasoline, diesel fuel, general merchandise and food and beverage products to the general public primarily under the 7-Eleven and FINA brand names. Alon’s branded marketing business markets gasoline and diesel under the FINA brand name, primarily in the Southwestern and South Central United States through a network of approximately 610 locations, including Alon’s convenience stores. Historically, substantially all of the motor fuel sold through Alon’s convenience stores and the majority of the motor fuels marketed in Alon’s branded business have been supplied by Alon’s Big Spring refinery.
          (d) Corporate
          Operations that are not included in any of the three segments are included in the corporate category. These operations consist primarily of corporate headquarters operating and depreciation expenses.
          Segment data as of and for the three and six-month periods ended June 30, 2010 and 2009 are presented below:

	Refining and		Retail and Branded		Consolidated
	Unbranded Marketing	Asphalt	Marketing	Corporate	Total
Three Months ended June 30, 2010
Net sales to external customers	$481,442	$104,964	$253,955	$—	$840,361
Intersegment sales/purchases	209,889	(52,643)	(157,246)	—	—
Depreciation and amortization	19,881	1,715	3,436	336	25,368
Operating income (loss)	(35,387)	463	7,734	(524)	(27,714)
Total assets	1,767,631	208,652	188,983	17,142	2,182,408
Turnaround, chemical catalyst, capital expenditures and capital expenditures to rebuild the Big Spring refinery	5,737	347	430	393	6,907

	Refining and		Retail and Branded		Consolidated
	Unbranded Marketing	Asphalt	Marketing	Corporate	Total
Three Months ended June 30, 2009
Net sales to external customers	$774,457	$125,480	$206,461	$—	$1,106,398
Intersegment sales/purchases	186,646	(70,348)	(116,298)	—	—
Depreciation and amortization	18,300	1,701	3,412	148	23,561
Operating income (loss)	(17,193)	5,125	2,399	(338)	(10,007)
Total assets	1,783,680	276,316	197,556	14,987	2,272,539
Turnaround, chemical catalyst, capital expenditures and capital expenditures to rebuild the Big Spring refinery	27,022	414	894	654	28,984

6

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(unaudited, dollars in thousands except as noted)

	Refining and		Retail and Branded		Consolidated
	Unbranded Marketing	Asphalt	Marketing	Corporate	Total
Six Months ended June 30, 2010
Net sales to external customers	$767,586	$172,105	$479,983	$—	$1,419,674
Intersegment sales/purchases	406,785	(103,702)	(303,083)	—	—
Depreciation and amortization	40,835	3,432	6,856	567	51,690
Operating income (loss)	(93,905)	(17,716)	5,875	(943)	(106,689)
Total assets	1,767,631	208,652	188,983	17,142	2,182,408
Turnaround, chemical catalyst and capital expenditures	22,058	526	827	808	24,219

	Refining and		Retail and Branded		Consolidated
	Unbranded Marketing	Asphalt	Marketing	Corporate	Total
Six Months ended June 30, 2009
Net sales to external customers	$1,278,407	$176,240	$373,931	$—	$1,828,578
Intersegment sales/purchases	315,993	(114,876)	(201,117)	—	—
Depreciation and amortization	35,177	3,399	6,780	295	45,651
Operating income (loss)	64,166	(17,693)	3,776	(675)	49,574
Total assets	1,783,680	276,316	197,556	14,987	2,272,539
Turnaround, chemical catalyst, capital expenditures and capital expenditures to rebuild the Big Spring refinery	75,918	576	1,113	1,232	78,839
          Operating income (loss) for each segment consists of net sales less cost of sales, direct operating expenses, selling, general and administrative expenses, depreciation and amortization, and gain (loss) on disposition of assets. Intersegment sales are intended to approximate wholesale market prices. Consolidated totals presented are after intersegment eliminations.
          Total assets of each segment consist of net property, plant and equipment, inventories, cash and cash equivalents, accounts and other receivables and other assets directly associated with the segment’s operations. Corporate assets consist primarily of corporate headquarters information technology and administrative equipment.
     (4) Fair Value
          The carrying amounts of Alon’s cash and cash equivalents, receivables, payables and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The reported amounts of short-term and long-term debt approximate fair value. Derivative financial instruments are carried at fair value, which is based on quoted market prices.
          Alon must determine fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As required, Alon utilizes valuation techniques that maximize the use of observable inputs (levels 1 and 2) and minimize the use of unobservable inputs (level 3) within the fair value hierarchy. Alon generally applies the “market approach” to determine fair value. This method uses pricing and other information generated by market transactions for identical or comparable assets and liabilities. Assets and liabilities are classified within the fair value hierarchy based on the lowest level (least observable) input that is significant to the measurement in its entirety.

7

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(unaudited, dollars in thousands except as noted)
          The following table sets forth the assets and liabilities measured at fair value on a recurring basis, by input level, in the consolidated balance sheets at June 30, 2010, and December 31, 2009, respectively:

	Quoted Prices in
	Active Markets	Significant
	for Identical	Other	Significant
	Assets or	Observable	Unobservable
	Liabilities	Inputs	Inputs	Consolidated
	(Level 1)	(Level 2)	(Level 3)	Total
Six Months ended June 30, 2010
Assets:
Futures and forwards	$989	$—	$—	$989
Liabilities:
Commodity swaps	202	404	—	606
Commodity calls	—	6,706	—	6,706
Interest rate swaps	—	13,315	—	13,315

Year ended December 31, 2009
Assets:
Futures and forwards	$322	$—	$—	$322
Commodity swaps	—	89	—	89
Liabilities:
Commodity swaps	—	9,983	—	9,983
Interest rate swaps	—	16,933	—	16,933
     (5) Derivative Financial Instruments
          Commodity Derivatives — Mark to Market
          Alon selectively utilizes commodity derivatives to manage its exposure to commodity price fluctuations and uses crude oil and refined product commodity derivative contracts to reduce risk associated with potential price changes on committed obligations. Alon does not speculate using derivative instruments. There is not a significant credit risk on Alon’s derivative instruments which are transacted through counterparties meeting established collateral and credit criteria.
          Alon has elected not to designate the following commodity derivatives as cash flow hedges for financial accounting purposes. Therefore, changes in the fair value of the commodity derivatives are included in income in the period of the change.
          At June 30, 2010, Alon held net forward contracts for the sale of 250,035 barrels of refined products at an average price of $85.44 per barrel. At June 30, 2009, Alon held net forward contracts for purchases of 180,000 barrels of crude and sales of 250,000 barrels of refined products at an average price of $69.07 per barrel. The contracts are recorded at their fair market values and unrealized gains of $881 and $1,220 have been included in cost of sales in the consolidated statements of operations for the three months ended June 30, 2010 and 2009, respectively.
          At June 30, 2010, Alon also held futures contracts for the sale of 84,000 barrels of crude at an average price of $76.92 per barrel. At June 30, 2009, Alon held net futures contracts for sales of 72,000 barrels of refined products and sales of 176,000 barrels of crude at an average price of $69.40 per barrel. Additionally, at June 30, 2009, Alon had calls at an average purchase price of $5.04 per barrel for the purchase of 99,000 barrels of crude at an average strike price of $60.00 per barrel. The contracts are recorded at their fair market values and an unrealized gain of $108 and unrealized loss of $143 have been included in cost of sales in the consolidated statements of operations for the three months ended June 30, 2010 and 2009, respectively.
          At June 30, 2009, Alon held futures contracts for 434,000 barrels of crude swaps at an average price of $74.80 per barrel. The contracts are recorded at their fair market values and an unrealized loss of $15,157 has been included in cost of sales in the consolidated statements of operations for the three months ended June 30, 2009.
          At June 30, 2010, the Company held futures contracts for sales of 292,400 barrels of heating oil crack spread swaps at an average of $11.84 per barrel. Accordingly, the contracts are recorded at their fair market values and an

8

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(unaudited, dollars in thousands except as noted)
unrealized loss of $404 has been included in cost of sales in the statements of operations for the three months ended June 30, 2010.
          At June 30, 2010, Alon had written call contracts outstanding for the net purchase of 3,514,500 barrels of crude and sale of 3,514,500 barrels of heating oil at an average strike price of $11.35 for a period of 21 months commencing October 2010. The fair value of the obligation in excess of the premium received resulted in a loss of $60 included in cost of sales in the consolidated statements of operations for the three months ended June 30, 2010.
          At June 30, 2010, Alon also held futures contracts for 2,846 ounces of platinum swaps and 2,534 ounces of palladium swaps at an average price of $1,542 and $446 per ounce, respectively. The contracts are recorded at their fair market values and an unrealized loss of $202 has been included in other income (loss) in the consolidated statements of operations for the three months ended June 30, 2010.
          Cash Flow Hedges
          To designate a derivative as a cash flow hedge, Alon documents at the inception of the hedge the assessment that the derivative will be highly effective in offsetting expected changes in cash flows from the item hedged. This assessment, which is updated at least quarterly, is generally based on the most recent relevant historical correlation between the derivative and the item hedged. If, during the term of the derivative, the hedge is determined to be no longer highly effective, hedge accounting is prospectively discontinued and any remaining unrealized gains or losses, based on the effective portion of the derivative at that date, are reclassified to earnings when the underlying transaction occurs.
          Interest Rate Derivatives. Alon selectively utilizes interest rate related derivative instruments to manage its exposure to floating-rate debt instruments. Alon periodically uses interest rate swap agreements to manage its floating to fixed rate position by converting certain floating-rate debt to fixed-rate debt. As of June 30, 2010, Alon had interest rate swap agreements with a notional amount of $350,000 with remaining periods ranging from three months to 2.5 years and fixed interest rates ranging from 4.25% to 4.75%. All of these swaps were accounted for as cash flow hedges.
          For cash flow hedges, gains and losses reported in accumulated other comprehensive income in stockholders’ equity are reclassified into interest expense when the forecasted transactions affect income. During the six months ended June 30, 2010, and 2009, Alon recognized in accumulated other comprehensive income unrealized after-tax gains of $2,352 and $3,665, respectively, for the fair value measurement of the interest rate swap agreements. There were no amounts reclassified from accumulated other comprehensive income into interest expense as a result of the discontinuance of cash flow hedge accounting.
          For the three and six months ended June 30, 2010 and 2009, there was no hedge ineffectiveness recognized in income. No component of the derivative instruments’ gains or losses was excluded from the assessment of hedge effectiveness.
          Commodity Derivatives. In May 2008, as part of financing the acquisition of the Krotz Springs refinery, Alon entered into futures contracts for the forward purchase of crude oil and the forward sale of heating oil of 14,849,750 barrels. These futures contracts were designated as cash flow hedges for accounting purposes. Gains and losses for the futures contracts designated as cash flow hedges reported in accumulated other comprehensive income in the balance sheet are reclassified into cost of sales when the forecasted transactions affect income. In the fourth quarter of 2008, Alon determined during its retrospective assessment of hedge effectiveness that the hedge was no longer highly effective. Cash flow hedge accounting was discontinued in the fourth quarter of 2008 and all changes in value subsequent to the discontinuance were recognized into earnings. In April 2009, Alon completed an unwind of these futures contracts for $139,290.
          Losses of $2,931 and $3,529 for the three and six months ended June 30, 2010 and gains of $3,068 and $4,014 for the three and six months ended June 30, 2009 have been reclassified from accumulated other comprehensive income to earnings since the discontinuance of cash flow hedge accounting, respectively. All remaining adjustments from accumulated comprehensive income to cost of sales will occur either over the four-month period beginning July 1, 2010, or earlier if it is determined that the forecasted transactions are not likely to occur. No component of the derivative instruments’ gains or losses was excluded from the assessment of hedge effectiveness.

9

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(unaudited, dollars in thousands except as noted)
     The following table presents the effect of derivative instruments on the consolidated statements of financial position.

	As of June 30, 2010
	Asset Derivatives		Liability Derivatives
	Balance Sheet		Balance Sheet
	Location	Fair Value	Location	Fair Value
Derivatives not designated as hedging instruments:
Commodity contracts (futures, forwards, swaps and calls)	Accounts receivable	$108	Accrued liabilities	$(1,619)
Commodity contracts (futures, forwards, swaps and calls)		—	Other non-current liabilities	(4,812)

Total derivatives not designated as hedging instruments		$108		$(6,431)

Derivatives designated as hedging instruments:
Interest rate swaps		$—	Other non-current liabilities	$(13,315)

Total derivatives designated as hedging instruments		—		(13,315)

Total derivatives		$108		$(19,746)

	As of December 31, 2009
	Asset Derivatives		Liability Derivatives
	Balance Sheet		Balance Sheet
	Location	Fair Value	Location	Fair Value
Derivatives not designated as hedging instruments:
Commodity contracts (futures, forwards and SPR swaps)	Accounts receivable	$411	Accrued liabilities	$(9,983)

Total derivatives not designated as hedging instruments under FAS 133		$411		$(9,983)

Derivatives designated as hedging instruments:
Interest rate swaps		$—	Other non-current liabilities	$(16,933)

Total derivatives designated as hedging instruments under FAS 133		—		(16,933)

Total derivatives		$411		$(26,916)

10

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(unaudited, dollars in thousands except as noted)
          The following tables present the effect of derivative instruments on Alon’s consolidated statements of operations and accumulated other comprehensive income (“OCI”).

				Gain (Loss) Reclassified
				from Accumulated OCI into
				Income (Ineffective
		Gain (Loss) Reclassified from		Portion and Amount
	Gain (Loss) Recognized	Accumulated OCI into Income (Effective		Excluded from
Cash Flow Hedging Relationships	in OCI	Portion)		Effectiveness Testing)
		Location	Amount	Location	Amount
For the Three Months Ended June 30, 2010
Commodity swaps (heating oil swaps)	$—	Cost of sales	$(2,931)	$—
Interest rate swaps	2,049	Interest expense	(3,666)	—

Total derivatives	$2,049		$(6,597)	$—

For the Six Months Ended June 30, 2010
Commodity swaps (heating oil swaps)	$—	Cost of sales	$(3,529)	$—
Interest rate swaps	3,618	Interest expense	(7,224)	—

Total derivatives	$3,618		$(10,753)	$—

				Gain (Loss) Reclassified
				from Accumulated OCI into
				Income (Ineffective
		Gain (Loss) Reclassified from		Portion and Amount
	Gain (Loss) Recognized	Accumulated OCI into Income		Excluded from
Cash Flow Hedging Relationships	in OCI	(Effective Portion)		Effectiveness Testing)
		Location	Amount	Location	Amount
For the Three Months Ended June 30, 2009
Commodity swaps (heating oil swaps)	$—	Cost of sales	$3,068	$—
Interest rate swaps	4,602	Interest expense	(3,557)	—

Total derivatives	$4,602		$(489)	$—

For the Six Months Ended June 30, 2009
Commodity swaps (heating oil swaps)	$—	Cost of sales	$4,014	$—
Interest rate swaps	5,639	Interest expense	(7,003)	—

Total derivatives	$5,639		$(2,989)	$—

Derivatives not designated as hedging instruments:

	Gain (Loss) Recognized in Income
	Location	Amount
For the Three Months Ended June 30, 2010
Commodity contracts (futures & forwards)	Cost of sales	$267
Commodity contracts (heating oil swaps)	Cost of sales	(209)
Commodity contracts (calls)	Cost of sales	(60)
Commodity contracts (commodity swaps)	Other income (loss), net	(202)

Total derivatives		$(204)

For the Six Months Ended June 30, 2010
Commodity contracts (futures & forwards)	Cost of sales	$1,740
Commodity contracts (heating oil swaps)	Cost of sales	(315)
Commodity contracts (calls)	Cost of sales	(60)
Commodity contracts (commodity swaps)	Other income (loss), net	(202)

Total derivatives		$1,163

11

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

	Gain (Loss) Recognized in Income
	Location	Amount
For the Three Months Ended June 30, 2009
Commodity contracts (futures & forwards)	Cost of sales	$(13,798)
Commodity contracts (heating oil swaps)	Cost of sales	471
Commodity contracts (SPR swaps)	Cost of sales	1,073

Total derivatives		$(12,254)

For the Six Months Ended June 30, 2009
Commodity contracts (futures & forwards)	Cost of sales	$(14,490)
Commodity contracts (heating oil swaps)	Cost of sales	41,184
Commodity contracts (SPR swaps)	Cost of sales	174

Total derivatives		$26,868

     (6) Inventories
          Alon’s inventories are stated at the lower of cost or market. Cost is determined under the last-in, first-out (LIFO) method for crude oil, refined products, asphalt, and blendstock inventories. Materials and supplies are stated at average cost. Cost for convenience store merchandise inventories is determined under the retail inventory method and cost for convenience store fuel inventories is determined under the first-in, first-out (FIFO) method.
          Carrying value of inventories consisted of the following:

	June 30,	December 31,
	2010	2009
Crude oil, refined products, asphalt and blendstocks	$111,816	$150,370
Inventory consigned to others	82,412	22,558
Materials and supplies	19,883	18,069
Store merchandise	18,634	18,856
Store fuel	6,758	5,146

Total inventories	$239,503	$214,999

          Crude oil, refined products, asphalt and blendstock inventories totaled 2,661 barrels and 3,301 barrels as of June 30, 2010, and December 31, 2009, respectively.
          Market values of crude oil, refined products, asphalt and blendstock inventories exceeded LIFO costs by $104,434 and $100,496 at June 30, 2010 and December 31, 2009, respectively.
     (7) Property, Plant and Equipment, Net
          Property, plant and equipment, net consisted of the following:

	June 30,	December 31,
	2010	2009
Refining facilities	$1,572,610	$1,535,841
Pipelines and terminals	39,213	39,213
Retail	137,658	137,150
Other	17,069	16,747

Property, plant and equipment, gross	1,766,550	1,728,951
Less accumulated depreciation	(295,171)	(251,525)

Property, plant and equipment, net	$1,471,379	$1,477,426

12

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
     (8) Additional Financial Information
          The tables that follow provide additional financial information related to the consolidated financial statements.
          (a) Other Assets

	June 30,	December 31,
	2010	2009
Deferred turnaround and chemical catalyst cost	$27,737	$24,387
Environmental receivables	20,857	3,448
Deferred debt issuance costs	18,527	25,822
Intangible assets	8,124	8,516
Other	20,239	8,359

Total other assets	$95,484	$70,532

          Unamortized debt issuance costs of $6,659 related to the prepayment of the Alon Refining Krotz Springs, Inc. revolving credit facility were written off in the first quarter of 2010.
          In connection with the acquisition of the Bakersfield refinery on June 1, 2010, Alon entered into an indemnification agreement with a prior owner for remediation expenses of conditions that existed at the refinery on the acquisition date. Alon is required to make indemnification claims to the prior owner by March 15, 2015. The discounted indemnification amount is $17,122 and is shown in environmental receivables. Alon has also recorded a corresponding environmental liability (Note 16).
          (b) Accrued Liabilities and Other Non-Current Liabilities

	June 30,	December 31,
	2010	2009
Accrued Liabilities:
Taxes other than income taxes, primarily excise taxes	$18,074	$20,205
Employee costs	7,766	6,716
Commodity swaps	1,619	9,983
Valero earnout liability	8,750	8,750
Other	42,459	46,726

Total accrued liabilities	$78,668	$92,380

Other Non-Current Liabilities:
Pension and other postemployment benefit liabilities, net	$35,851	$34,902
Environmental accrual (Note 16)	67,926	27,350
Asset retirement obligations	9,977	8,789
Interest rate swap valuations	13,315	16,933
Valero earnout liability	2,188	6,562
Commodity swaps	4,812	—
Other	12,817	540

Total other non-current liabilities	$146,886	$95,076

13

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
     (c) Comprehensive Income
          The following table displays the computation of total comprehensive income:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Income (loss) before non-controlling interest in loss of subsidiaries and accumulated dividends on preferred stock of subsidiary	$(31,512)	$(14,914)	$(88,258)	$5,670

Other comprehensive gain (loss), net of tax:
Unrealized gain on cash flow hedges, net of tax	3,178	1,408	4,575	1,136

Total other comprehensive income, net of tax	3,178	1,408	4,575	1,136

Comprehensive income (loss)	(28,334)	(13,506)	(83,683)	6,806

Comprehensive income attributable to non-controlling interest (including accumulated dividends on preferred shares of subsidiary)	(2,117)	527	(5,878)	3,740

Comprehensive income (loss) attributable to common stockholders	$(26,217)	$(14,033)	$(77,805)	$3,066

     The following table displays the components of accumulated other comprehensive loss, net of tax.

	June 30,	December 31,
	2010	2009
Unrealized losses on cash flow hedges, net of tax	$(11,499)	$(15,895)
Pension and post-employment benefits, net of tax	(16,976)	(16,976)

Accumulated other comprehensive loss, net of tax	$(28,475)	$(32,871)

     (9) Postretirement Benefits
          Alon has three defined benefit pension plans covering substantially all of its refining and unbranded marketing segment employees, excluding West Coast employees and employees of SCS. The benefits are based on years of service and the employee’s final average monthly compensation. Alon’s funding policy is to contribute annually not less than the minimum required nor more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those benefits expected to be earned in the future. Alon’s estimated contributions during 2010 to its pension plans has not changed significantly from amounts previously disclosed in Alon’s consolidated financial statements for the year ended December 31, 2009. For the six months ended June 30, 2010, and 2009, Alon contributed $1,940 and $1,395, respectively, to its qualified pension plans.
          The components of net periodic benefit cost related to Alon’s benefit plans were as follows for the three and six months ended June 30, 2010, and 2009:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Components of net periodic benefit cost:
Service cost	$1,019	$836	$2,037	$1,673
Interest cost	946	840	1,892	1,681
Expected return on plan assets	(905)	(839)	(1,810)	(1,679)
Amortization of net loss	385	263	771	526

Net periodic benefit cost	$1,445	$1,100	$2,890	$2,201

14

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
     (10) Indebtedness
          Debt consisted of the following:

	June 30,	December 31,
	2010	2009
Term loan credit facility	$432,000	$434,250
Revolving credit facilities	174,753	216,577
Senior secured notes	206,505	205,693
Short-term debt	41,500	—
Retail credit facilities	77,281	80,504

Total debt	932,039	937,024
Less short-term debt and current portion of long-term debt	(52,446)	(10,946)

Total long-term debt	$879,593	$926,078

          (a) Alon USA Energy, Inc. Credit Facilities
          Term Loan Credit Facility. Alon has a term loan (the “Alon Energy Term Loan”) that will mature on August 2, 2013. Principal payments of $4,500 per annum are paid in quarterly installments, subject to reduction from mandatory events.
          Borrowings under the Alon Energy Term Loan bear interest at a rate based on a margin over the Eurodollar rate from between 1.75% to 2.50% per annum based upon the ratings of the loans by Standard & Poor’s Rating Service and Moody’s Investors Service, Inc. Currently, the margin is 2.25% over the Eurodollar rate.
          The Alon Energy Term Loan is jointly and severally guaranteed by all of Alon’s subsidiaries except for Alon’s retail subsidiaries, those subsidiaries established in conjunction with the Krotz Springs refinery acquisition and certain subsidiaries established in conjunction with the Bakersfield refinery acquisition. The Alon Energy Term Loan is secured by a second lien on cash, accounts receivable and inventory and a first lien on most of the remaining assets of Alon excluding those of Alon’s retail subsidiaries, those subsidiaries established in conjunction with the Krotz Springs refinery acquisition and certain subsidiaries established in conjunction with the Bakersfield refinery acquisition.
          The Alon Energy Term Loan contains customary restrictive covenants, such as restrictions on liens, mergers, consolidations, sales of assets, additional indebtedness, different businesses, certain lease obligations, and certain restricted payments. The Alon Energy Term Loan does not contain any maintenance financial covenants.
          At June 30, 2010, and December 31, 2009, the Alon Energy Term Loan had an outstanding balance of $432,000 and $434,250, respectively.
          Letters of Credit Facility. On March 9, 2010, Alon entered into an unsecured credit facility with Israel Discount Bank of New York (the “Alon Energy Letters of Credit Facility”) for the issuance of letters of credit in an amount not to exceed $60,000 and with a sub-limit for borrowings not to exceed $30,000. This facility will terminate on January 31, 2013. On June 30, 2010, Alon had $60,000 of outstanding letters of credit under this facility. Borrowings under this facility bear interest at the Eurodollar rate plus 3.00% per annum subject to an overall minimum interest rate of 4.00%.
          This facility contains certain customary restrictive covenants including financial covenants. Certain of these covenants become applicable at September 30, 2010, while others first apply at December 31, 2010.
     (b) Alon USA LP Credit Facility
          Revolving Credit Facility. Alon has a $240,000 revolving credit facility (the “Alon USA LP Credit Facility”) that will mature on January 1, 2013. The Alon USA LP Credit Facility can be used both for borrowings and the issuance of letters of credit, subject to a limit of the lesser of the facility or the amount of the borrowing base under the facility.

15

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
          Borrowings under the Alon USA LP Credit Facility bear interest at the Eurodollar rate plus 3.00% per annum subject to an overall minimum interest rate of 4.00%.
          The Alon USA LP Credit Facility is secured by (i) a first lien on Alon’s cash, accounts receivables, inventories and related assets and (ii) a second lien on Alon’s fixed assets and other specified property, in each case, excluding those of Alon Paramount Holdings, Inc. (“Alon Holdings”), and its subsidiaries other than Alon Pipeline Logistics, LLC (“Alon Logistics”), the subsidiaries established in conjunction with the Krotz Springs refinery acquisition, the subsidiaries established in conjunction with the Bakersfield refinery acquisition and Alon’s retail subsidiaries.
          The Alon USA LP Credit Facility contains certain restrictive covenants including maintenance financial covenants. As currently amended, the maintenance financial covenants for the leverage ratio and the interest coverage ratio will not apply until the fiscal quarter ending December 31, 2010. The maintenance financial covenant for the current ratio will continue to be measured for all fiscal quarters of 2010.
          Borrowings of $119,000 and $88,000 were outstanding under the Alon USA LP Credit Facility at June 30, 2010, and December 31, 2009, respectively. At June 30, 2010, and December 31, 2009, outstanding letters of credit under the Alon USA LP Credit Facility were $120,022 and $128,963, respectively.
     (c) Paramount Petroleum Corporation Credit Facility
          Revolving Credit Facility. Paramount Petroleum Corporation has a $300,000 revolving credit facility (the “Paramount Credit Facility”) that will mature on February 28, 2012. The Paramount Credit Facility can be used both for borrowings and the issuance of letters of credit subject to a limit of the lesser of the facility or the amount of the borrowing base under the facility.
          Borrowings under the Paramount Credit Facility bear interest at the Eurodollar rate plus a margin based on excess availability. The average excess availability during June 2010 was $62,435 and the margin was 1.75%.
          The Paramount Credit Facility is primarily secured by (i) a first lien on accounts receivables, inventories and related assets and (ii) a second lien on Alon Holdings’ (excluding Alon Logistics) fixed assets and other specified property.
          The Paramount Credit Facility contains certain restrictive covenants related to working capital, operations and other matters.
          Borrowings of $55,753 and $45,290 were outstanding under the Paramount Credit Facility at June 30, 2010, and December 31, 2009, respectively. At June 30, 2010, and December 31, 2009, outstanding letters of credit under the Paramount Credit Facility were $63,039 and $17,999, respectively.
     (d) Alon Refining Krotz Springs, Inc. Credit Facilities
          Senior Secured Notes. In October 2009, Alon Refining Krotz Springs, Inc. (“ARKS”) issued $216,500 in aggregate principal amount of 13.50% senior secured notes (the “Senior Secured Notes”) in a private offering. The Senior Secured Notes were issued at an offering price of 94.857%. The Senior Secured Notes will mature on October 15, 2014 and the entire principal amount is due at maturity. Interest is payable semi-annually in arrears on April 15 and October 15.
          ARKS received gross proceeds of $205,365 from the sale of the Senior Secured Notes (before fees and expenses related to the offering). In connection with the closing, ARKS prepaid in full all outstanding obligations under its term loan. The remaining proceeds from the offering were used for general corporate purposes.
          The terms of the Senior Secured Notes are governed by an indenture (the “Indenture”) and the obligations under the Indenture are secured by a first priority lien on ARKS’ property, plant and equipment and a second priority lien on ARKS’ cash, accounts receivable and inventory.
          The Indenture also contains restrictive covenants such as restrictions on loans, mergers, sales of assets, additional indebtedness and restricted payments. The Indenture does not contain any maintenance financial covenants.

16

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
     On February 17, 2010, ARKS exchanged $216,480 of Senior Secured Notes for an equivalent amount of Senior Secured Notes (“Exchange Notes”) registered under the Securities Act of 1933. The Exchange Notes are substantially identical to the Senior Secured Notes, except that the Exchange Notes have been registered with the Securities and Exchange Commission and are not subject to transfer restrictions.
     At June 30, 2010, and December 31, 2009, the Senior Secured Notes had an outstanding balance (net of unamortized discount) of $206,505 and $205,693, respectively. Alon is utilizing the effective interest method to amortize the original issue discount over the life of the Senior Secured Notes.
     Short-Term Credit Facility. On March 15, 2010, ARKS entered into a $65,000 short-term credit facility with Bank Hapoalim B.M. (the “ARKS Term Facility”). The ARKS Term Facility as currently amended and restated matures on August 16, 2010. ARKS has agreed in principal with Bank Hapoalim B.M. to extend the maturity date to November 15, 2010. ARKS originally borrowed $65,000 and has repaid $35,000 as of June 30, 2010.
     Borrowings under the ARKS Term Facility bear interest at LIBOR plus 3.00% and $30,000 was outstanding under the ARKS Term Facility at June 30, 2010.
     The ARKS Term Facility is secured by a second lien on all assets other than cash, accounts receivable, and inventory of ARKS.
     The ARKS Term Facility contains customary restrictive covenants, such as restrictions on liens, mergers, consolidation, sales of assets, capital expenditures, additional indebtedness, investments, hedging transactions, and certain restricted payments.
     Revolving Credit Facility. On March 15, 2010, ARKS terminated its revolving credit facility agreement (the “ARKS Facility”) and repaid all outstanding amounts thereunder. As a result of the prepayment of the ARKS Facility, Alon recorded a write-off of unamortized debt issuance costs of $6,659 as interest expense in the first quarter of 2010.
     Borrowings of $83,287 and outstanding letters of credit of $2,765 were outstanding under the ARKS Facility at December 31, 2009.
     (e) Alon Bakersfield Operating, Inc. Credit Facility
     Short-Term Credit Facility. On June 1, 2010, Alon Bakersfield Operating, Inc., a wholly-owned subsidiary of Alon, entered into an $11,500 secured credit facility with Bank Leumi USA as lender. The facility is secured primarily by the hydrocarbon inventories acquired in the Bakersfield refinery acquisition. The facility will mature on September 1, 2010. The principal is to be repaid in a single payment on the maturity date, subject to reductions from mandatory prepayment events. Borrowings under the facility bear interest at the Eurodollar rate plus 3.00% per annum, subject to an overall minimum interest rate floor of 4.00% per annum.
     Borrowings of $11,500 were outstanding under the facility at June 30, 2010.
     The facility contains customary covenants, such as restriction on liens, mergers, consolidations, sales of assets, additional indebtedness and different businesses. This facility does not contain any maintenance financial covenants.
     (f) Retail Credit Facilities
     Southwest Convenience Stores, LLC (“SCS”) is a party to a credit agreement (the “SCS Credit Agreement”) that matures on July 1, 2017. Monthly principal payments are based on a 15-year amortization term.
     Borrowings under the SCS Credit Agreement bear interest at a Eurodollar rate plus 1.50% per annum.
     Obligations under the SCS Credit Agreement are jointly and severally guaranteed by Alon, Alon Brands, Inc., Skinny’s, LLC and all of the subsidiaries of SCS. The obligations under the SCS Credit Agreement are secured by a pledge of substantially all of the assets of SCS and Skinny’s, LLC and each of their subsidiaries, including cash, accounts receivable and inventory.

17

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
          The SCS Credit Agreement contains customary restrictive covenants on its activities, such as restrictions on liens, mergers, consolidations, sales of assets, additional indebtedness, investments, certain lease obligations and certain restricted payments. The SCS Credit Agreement also includes one annual financial covenant.
          At June 30, 2010, and December 31, 2009, the SCS Credit Agreement had an outstanding balance of $76,528 and $79,694, respectively, and there were no further amounts available for borrowing.
          (g) Other Retail Related Credit Facilities
          In 2003, Alon obtained $1,545 in mortgage loans to finance the acquisition of new retail locations. The interest rates on these loans ranged between 5.5% and 9.7%, with 5 to 15-year payment terms. At June 30, 2010, and December 31, 2009, the outstanding balances were $753 and $810, respectively.
     (11) Stock-Based Compensation
          Alon has two employee incentive compensation plans, (i) the Amended and Restated 2005 Incentive Compensation Plan and (ii) the 2000 Incentive Stock Compensation Plan.
          (a) Amended and Restated 2005 Incentive Compensation Plan (share value in dollars)
          Alon’s original incentive compensation plan, the Alon USA Energy, Inc. 2005 Incentive Compensation Plan, was approved by its stockholders in 2006. In May 2010, Alon’s stockholders approved an amended and restated incentive compensation plan, the Alon USA Energy, Inc. Amended and Restated 2005 Incentive Compensation Plan, which is a component of Alon’s overall executive incentive compensation program. The Amended and Restated 2005 Incentive Compensation Plan permits the granting of awards in the form of options to purchase common stock, SARs, restricted shares of common stock, restricted common stock units, performance shares, performance units and senior executive plan bonuses to Alon’s directors, officers and key employees. Other than the restricted share grants and SARs discussed below, there have been no stock-based awards granted under the Amended and Restated 2005 Incentive Compensation Plan.
          Restricted Stock. Non-employee directors are awarded an annual grant of shares of restricted stock valued at $25. The restricted shares granted to the non-employee directors under the Amended and Restated 2005 Incentive Compensation Plan vest over a period of three years, assuming continued service at vesting.
          Compensation expense for the restricted stock grants amounted to $19 and $20 for the three months ended June 30, 2010 and 2009, respectively, and $31 and $31 for the six months ended June 30, 2010 and 2009, respectively, and is included in selling, general and administrative expenses in the consolidated statements of operations. There is no material difference between intrinsic value and fair value under FASB ASC Topic 718-10 for pro forma disclosure purposes.
          The following table summarizes the restricted share activity from January 1, 2009:

		Weighted
		Average
		Grant Date
Nonvested Shares	Shares	Fair Values
Nonvested at January 1, 2009	7,662	$19.58
Granted	5,841	12.84
Vested	(3,277)	22.89
Forfeited	—	—

Nonvested at December 31, 2009	10,226	$14.67

Granted	10,416	7.20
Vested	(4,473)	16.77
Forfeited	—	—

Nonvested at June 30, 2010	16,169	$9.28

          As of June 30, 2010, there was $107 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Amended and Restated 2005 Incentive Compensation Plan. That

18

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
cost is expected to be recognized over a weighted-average period of 2.4 years. The fair value of shares vested in 2010 was $31.
          Stock Appreciation Rights. In March 2007, Alon granted awards of 361,665 Stock Appreciation Rights (“SARs”) to certain officers and key employees at a grant price equal to $28.46. The March 2007 SARs vest as follows: 50% on March 7, 2009, 25% on March 7, 2010, and 25% on March 7, 2011, and, pursuant to an amendment to the grant agreements on January 25, 2010, are exercisable during the three-year period following the date of vesting.
          In July 2008, Alon granted awards of 12,000 SARs to certain employees at the close of the Krotz Springs refinery acquisition at a grant price equal to $14.23. The July 2008 SARs vest as follows: 50% on July 1, 2010, 25% on July 1, 2011, and 25% on July 1, 2012, and are exercisable during the 365-day period following the date of vesting.
          In December 2008, Alon granted an award of 10,000 SARs at a grant price equal to $14.23. The December 2008 SARs vest as follows: 25% on December 1, 2010, 25% on December 1, 2011, 25% on December 1, 2012 and 25% on December 1, 2013 and are exercisable during the 365-day period following the date of vesting.
          In January 2010, Alon granted awards of 177,250 SARs to certain officers and key employees at a grant price equal to $16.00. The January 2010 SARs vest as follows: 50% on December 10, 2011, 25% on December 10, 2012 and 25% on December 10, 2013 and are exercisable during the 365-day period following the date of vesting.
          In March 2010, Alon granted awards of 10,000 SARs at a grant price equal to $16.00 and 10,000 SARs at a grant price equal to $10.00 to an executive officer. The March 2010 SARs vest as follows: 50% on March 1, 2012, 25% on March 1, 2013, and 25% on March 1, 2014, and are exercisable during the 365-day period following the date of vesting.
          When exercised, all SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the difference between the closing price of Alon common stock on the exercise date and the grant price of the SARs (the “Spread”), multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date.
          Compensation expense for the SARs grants amounted to $97 and ($60) for the three months ended June 30, 2010 and 2009, respectively, and $306 and $240 for the six months ended June 30, 2010, and 2009, respectively, and is included in selling, general and administrative expenses in the consolidated statements of operations.
     (b) 2000 Incentive Stock Compensation Plan
          On August 1, 2000, Alon Assets, Inc. (“Alon Assets”) and Alon USA Operating, Inc. (“Alon Operating”), majority owned, fully consolidated subsidiaries of Alon, adopted the 2000 Incentive Stock Compensation Plan pursuant to which Alon’s board of directors may grant stock options to certain officers and members of executive management. The 2000 Incentive Stock Compensation Plan authorized grants of options to purchase up to 16,154 shares of common stock of Alon Assets and 6,066 shares of common stock of Alon Operating. All authorized options were granted in 2000 and there have been no additional options granted under this plan. All stock options have ten-year terms. The options are subject to accelerated vesting and become fully exercisable if Alon achieves certain financial performance and debt service criteria. Upon exercise, Alon will reimburse the option holder for the exercise price of the shares and under certain circumstances the related federal and state taxes payable as a result of such exercises (gross-up liability). This plan was closed to new participants subsequent to August 1, 2000, the initial grant date. Total compensation expense recognized under this plan was $0 and $0 for the three months ended June 30, 2010 and 2009, respectively, and $13 and $110 for the six months ended June 30, 2010, and 2009, respectively, and is included in selling, general and administrative expenses in the consolidated statements of operations.

19

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
     The following table summarizes the stock option activity for Alon Assets and Alon Operating for the six months ended June 30, 2010, and for the year ended December 31, 2009:

	Alon Assets		Alon Operating
		Weighted		Weighted
	Number of	Average	Number of	Average
	Options	Exercise	Options	Exercise
	Outstanding	Price	Outstanding	Price
Outstanding at January 1, 2009	2,793	$100	1,049	$100
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited and expired	—	—	—	—

Outstanding at December 31, 2009	2,793	$100	1,049	$100

Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited and expired	—	—	—	—

Outstanding at June 30, 2010	2,793	$100	1,049	$100

          The intrinsic value of total options exercised in 2010 was $0.
     (12) Stockholders’ Equity (per share in dollars)
Common Stock Dividends
     On June 15, 2010, Alon paid a regular quarterly cash dividend of $0.04 per share on Alon’s common stock to stockholders of record at the close of business on May 28, 2010.
     (13) Earnings (Loss) Per Share (earnings per share in dollars)
          Basic earnings (loss) per share are calculated as net income (loss) available to common stockholders divided by the average number of shares of common stock outstanding. Diluted earnings per share include the dilutive effect of restricted shares and SARs using the treasury stock method and the dilutive effect of convertible preferred shares using the if-converted method.
     The calculation of earnings (loss) per share, basic and diluted, for the three and six months ended June 30, 2010, and 2009 is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income (loss) available to common stockholders	$(29,259)	$(15,340)	$(82,201)	$2,011
Average number of shares of common stock outstanding	54,164	46,809	54,162	46,807
Dilutive restricted shares, SARs and conversion of preferred shares	—	—	—	3

Average number of shares of common stock outstanding assuming dilution	54,164	46,809	54,162	46,810

Earnings (loss) per share – basic	$(0.54)	$(0.33)	$(1.52)	$0.04

Earnings (loss) per share – diluted *	$(0.54)	$(0.33)	$(1.52)	$0.04

*	For the purpose of adjusting net income (loss) in the calculation of diluted earnings (loss) per share issued by Alon’s subsidiaries, the effect for the three and six months ended June 30, 2010 and 2009 is anti-dilutive and therefore excluded from the calculation.

20

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
     (14) Big Spring Refinery Fire
          On February 18, 2008, a fire at the Big Spring refinery destroyed the propylene recovery unit and damaged equipment in the alkylation and gas concentration units. The re-start of the crude unit in a hydroskimming mode began on April 5, 2008, and the Fluid Catalytic Cracking Unit (“FCCU”) resumed operations on September 26, 2008. Substantially all of the repairs to the units damaged in the fire have been completed.
          Alon’s insurance policies at the time of the fire provided a combined single limit of $385,000 for property damage, with a $2,000 deductible, and business interruption coverage with a 45 day waiting period. Alon also had third party liability insurance which provided coverage with a limit of $150,000 and a $5,000 deductible. Alon received insurance proceeds of $330,000 for work performed through December 31, 2008 and $55,000 for business interruption recovery as a result of the fire with $350,875 of proceeds received in 2008 and $34,125 of proceeds received in January 2009.
     (15) Related-Party Transactions
          Sale of Preferred Shares (per share amounts in dollars)
          In connection with the acquisition of the Krotz Springs refinery, pursuant to a stock purchase agreement (the “Stock Purchase Agreement”) Alon Israel Oil Company, Ltd. (“Alon Israel”) provided letters of credit in the amount of $55,000 (the “Original L/Cs”) to support the borrowing base of ARKS and purchased 80,000 shares of Series A Preferred Stock par value $1,000.00 per share. Alon Israel issued an additional $25,000 of letters of credit in the first quarter of 2009 for the benefit of ARKS. In connection with the termination of the ARKS Facility, Alon returned to Alon Israel $65,000 of letters of credit, leaving $15,000 of letters of credit outstanding at June 30, 2010. Alon Israel provided assurances of $30,000 to support Alon in connection with the Alon Energy Letters of Credit Facility. In December 2009, Alon Israel’s shares of Series A Preferred Stock were exchanged for Alon common stock.
          Pursuant to a stockholders agreement (as amended, “The Stockholders Agreement”) entered into in connection with the Stock Purchase Agreement, Alon Israel was granted an option (the “L/C Option”), exercisable at any time the letters of credit are outstanding, to withdraw all or part of the letters of credit and acquire shares of Series A Preferred Stock of Alon Refining Louisiana, Inc. (“ARL”) at their par value of $1,000.00 per share, in an amount equal to such withdrawn letters of credit (the “L/C Preferred Shares”).
          Under the terms of the Stockholders Agreement, with respect to the L/C Preferred Shares, during the period beginning on the date of issuance of any L/C Preferred Shares in connection with the exercise of the L/C Option and ending on December 31, 2010, each of Alon Louisiana Holdings, Inc. (“Alon Louisiana Holdings”) and Alon have the option to purchase from Alon Israel all or a portion of the then-outstanding L/C Preferred Shares at a price per share equal to the par value plus accrued but unpaid dividends (the “Call Option”), subject to the prior release of all of the letters of credit and conditioned upon approval of the purchase by Alon’s Audit Committee.
          If the Call Option is not exercised by Alon Louisiana Holdings or Alon, the L/C Preferred Shares are exchangeable for shares of Alon common stock in accordance with the terms of the Stockholders Agreement. Specifically, (i) the L/C Preferred Shares may be exchanged at the election of either Alon or Alon Israel, for shares of Alon common stock upon a change of control of either ARL or Alon; (ii) in the event that the Call Option is not exercised, Alon Israel will have the option to exchange L/C Preferred Shares it then holds for Alon common stock during a 5-business day period beginning on the first day on which Alon’s securities trading window is open after each of January 3, 2010, July 1, 2010, and January 1, 2011; and (iii) if not so exchanged, all of the L/C Preferred Shares will be mandatorily exchanged for shares of Alon common stock on July 3, 2011.
          Pursuant to the Stockholders Agreement, in the event that any letter of credit is drawn upon by beneficiaries of a letter of credit, a promissory note will be issued by Alon Louisiana Holdings in favor of Alon Israel for the amount of any such drawn letters of credit. This promissory note will provide that Alon may exchange the promissory note for shares of Alon common stock.
          Sale of HEP Units
          In January 2010, Alon sold 150,200 Holly Energy Partners (“HEP”) units to each of Dor-Alon Energy in Israel (1988) Ltd. and Blue Square — Israel, Ltd. respectively, both affiliates of Alon Israel and Alon also exchanged 287,258 HEP units for auction rate securities held by Alon Israel (which were sold in March 2010 and no gain or loss

21

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
was recognized). The HEP units sold and exchanged were based on a price per unit based on the average closing price of HEP’s publically traded Class A limited partnership units for the 30 trading days preceding the closing of such transaction for a total of $22,760.
          Richmond Beach Property Sale
          On April 22, 2010, Alon entered into a Purchase and Sale Agreement with BSRE Point Wells, LP (“BSRE”), a subsidiary of Blue Square-Israel, Ltd., an affiliated entity, to sell a parcel of land at Richmond Beach, Washington for $19,500. The sale of the land was completed on June 1, 2010 and Alon deferred recognition of the gain on the sale of land of $5,539 as the land was sold to an affiliated entity. The deferred gain will be recognized at such time as the property is sold to a third party.
          In conjunction with the sale, Alon entered into a development agreement with BSRE. The agreement provides that Alon and BSRE, in order to enhance the value of the land with a view towards maximizing the proceeds from its sale, intend to cooperate in the development and construction of a mixed-use residential and planned community real estate project on the land. As part of this agreement, Alon agreed to pay a development fee of $439 on a quarterly basis beginning July 1, 2010 in exchange for the right to participate in the potential profits realized by BSRE from the development of the land.
     (16) Commitments and Contingencies
          (a) Commitments
          In the normal course of business, Alon has long-term commitments to purchase utilities such as natural gas, electricity and water for use by its refineries, terminals, pipelines and retail locations. Alon is also party to various refined product and crude oil supply and exchange agreements. These agreements are short-term in nature or provide terms for cancellation.
          Offtake Agreement with Valero
          In connection with the Krotz Springs refinery acquisition, in July 2008 Alon and Valero Energy Corporation (“Valero”) entered into an offtake agreement for five years that provides for Valero to purchase, at market prices, light cycle oil and straight run diesel.
          Earnout Settlement with Valero
          In connection with the Krotz Springs refinery acquisition, in July 2008 Alon and Valero entered into an earnout agreement which was amended in August 2009. Alon has paid Valero approximately $19,688 in 2009 and $4,374 in the first six months of 2010. Additionally, Alon has agreed to pay Valero an additional sum of $10,937 in five installments of approximately $2,188 per quarter through the third quarter of 2011 which will result in aggregate earnout payments of $35,000. Of the $10,937 that remains to be paid, $8,750 is included in accrued liabilities and $2,188 is included in other non-current liabilities on the consolidated balance sheet at June 30, 2010.
          Supply and Offtake Agreement with J. Aron & Company
          On April 21, 2010, ARKS entered into a Supply and Offtake Agreement, which was amended on May 26, 2010 (the “Supply and Offtake Agreement”), with J. Aron & Company (“J. Aron”), the proceeds of which allowed ARKS to retire part of its obligations under the ARKS Term Facility and support the operation of the refinery at a minimum of 72,000 barrels per day. Pursuant to the Supply and Offtake Agreement, (i) J. Aron agreed to sell to ARKS, and ARKS agreed to buy from J. Aron, at market price, crude oil for processing at the Krotz Springs refinery and (ii) ARKS agreed to sell, and J. Aron agreed to buy, at market price, certain refined products produced at the Krotz Springs refinery.
          In connection with the execution of the Supply and Offtake Agreement, ARKS also entered into agreements that provided for the sale, at market price, of ARKS’ crude oil and certain refined product inventories to J. Aron, the lease to J. Aron of crude oil and refined product storage tanks located at the Krotz Springs refinery, and an agreement to identify prospective purchasers of refined products on J. Aron’s behalf. The Supply and Offtake Agreement has an initial term that expires on May 31, 2012 and automatically renews for up to two additional 12-month terms unless

22

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
either party provides notice of termination at least six months prior to the end of the then-current term. Following expiration or termination of the Supply and Offtake Agreement, ARKS is obligated to purchase the crude oil and refined product inventories then owned by J. Aron and located at the Krotz Springs refinery.
          Standby LC Facility
          On May 28, 2010, ARKS entered into a secured Credit Agreement (the “Standby LC Facility”) by and between ARKS, as Borrower, and Goldman Sachs Bank USA, as Issuing Bank. The Standby LC Facility provides for up to $200,000 of letters of credit to be issued to J. Aron. Obligations under the Standby LC Facility are secured by a first priority lien on the existing and future accounts receivable and inventory of ARKS. At this time there is no further availability under the Standby LC Facility.
          The Standby LC Facility includes customary events of default and restrictions on the activities of ARKS and its subsidiaries. The Standby LC Facility contains no maintenance financial covenants.
          (b) Contingencies
          Alon is involved in various other claims and legal actions arising in the ordinary course of business. Alon believes the ultimate disposition of these matters will not have a material effect on Alon’s financial position, results of operations or liquidity.
          (c) Environmental
          Alon is subject to federal, state, and local environmental laws and regulations. These rules regulate the discharge of materials into the environment and may require Alon to incur future obligations to investigate the effects of the release or disposal of certain petroleum, chemical, and mineral substances at various sites; to remediate or restore these sites; to compensate others for damage to property and natural resources and for remediation and restoration costs. These possible obligations relate to sites owned by Alon and associated with past or present operations. Alon is currently participating in environmental investigations, assessments and cleanups under these regulations at service stations, pipelines and terminals. Alon may in the future be involved in additional environmental investigations, assessments and cleanups. The magnitude of future costs will depend on factors such as the unknown nature and contamination at many sites, the timing, extent and method of the remedial actions which may be required, and the determination of Alon’s liability in proportion to other responsible parties.
          Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Substantially all amounts accrued are expected to be paid out over the next 15 years. The level of future expenditures for environmental remediation obligations cannot be determined with any degree of reliability.
          Alon has accrued environmental remediation obligations of $70,395 ($2,469 current payable and $67,926 non-current liability) at June 30, 2010, and $29,454 ($2,104 current payable and $27,350 non-current liability) at December 31, 2009.
          In connection with the acquisition of the Bakersfield refinery on June 1, 2010, Alon recorded a discounted accrued environmental remediation obligation of $42,122 which is included as part of the non-current liability at June 30, 2010.
          Also in connection with the acquisition of the Bakersfield refinery on June 1, 2010, a subsidiary of Alon entered into an indemnification agreement with a prior owner for remediation expenses of conditions that existed at the refinery on the acquisition date. Alon is required to make indemnification claims to the prior owner by March 15, 2015. The discounted indemnification amount is $17,122 and has been recorded as a non-current receivable at June 30, 2010.
          Paramount Petroleum Corporation has indemnification agreements with a prior owner for part of the remediation expenses at its refineries and offsite tank farm and, as a result, has recorded a current receivable of $1,200 and non-current receivable of $3,735 at June 30, 2010.

23

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
          In connection with the acquisition of the Big Spring refinery, pipeline and terminal assets from Atofina Petrochemicals, Inc. (“Atofina”) in August 2000, Atofina agreed to indemnify Alon for the costs of environmental investigations, assessments and clean-ups of known conditions that existed at the acquisition date, and as a result, has recorded a current receivable of $35 at June 30, 2010.
     (17) Subsequent Event
          Dividend Declared
          On August 4, 2010, Alon declared its regular quarterly cash dividend of $0.04 per share on Alon’s common stock, payable on September 15, 2010 to stockholders of record at the close of business on August 31, 2010.

24

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          The following discussion of our financial condition and results of operations should be read in conjunction with the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2009. In this document, the words “Alon,” “the Company,” “we” and “our” refer to Alon USA Energy, Inc. and its subsidiaries.
Forward-Looking Statements
          Certain statements contained in this report and other materials we file with the SEC, or in other written or oral statements made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “will,” “future” and similar terms and phrases to identify forward-looking statements.
          Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.
          Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, the following:
•	changes in general economic conditions and capital markets;

•	changes in the underlying demand for our products;

•	the availability, costs and price volatility of crude oil, other refinery feedstocks and refined products;

•	changes in the sweet/sour spread;

•	changes in the light/heavy spread;

•	the effects of transactions involving forward contracts and derivative instruments;

•	actions of customers and competitors;

•	changes in fuel and utility costs incurred by our facilities;

•	disruptions due to equipment interruption, pipeline disruptions or failure at our or third-party facilities;

•	the execution of planned capital projects;

•	adverse changes in the credit ratings assigned to our trade credit and debt instruments;

•	the effects of and cost of compliance with current and future state and federal environmental, economic, safety and other laws, policies and regulations;

•	operating hazards, natural disasters, casualty losses and other matters beyond our control;

•	the global financial crisis’ impact on our business and financial condition; and

•	the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 under the caption “Risk Factors” and in this Form 10-Q under Part II, Item 1A.

25

          Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required by the securities laws to do so.
Company Overview
          We are an independent refiner and marketer of petroleum products operating primarily in the South Central, Southwestern and Western regions of the United States. Our crude oil refineries are located in Texas, California, Oregon and Louisiana and have a combined throughput capacity of approximately 250,000 barrels per day (“bpd”). Our refineries produce petroleum products including various grades of gasoline, diesel fuel, jet fuel, petrochemicals, petrochemical feedstocks, asphalt, and other petroleum-based products.
          Refining and Unbranded Marketing Segment. Our refining and unbranded marketing segment includes sour and heavy crude oil refineries that are located in Big Spring, Texas; and Paramount, Bakersfield and Long Beach, California; and a light sweet crude oil refinery located in Krotz Springs, Louisiana. Because we operate the Long Beach refinery as an extension of the Paramount refinery and due to their physical proximity to one another, we refer to the Long Beach, Bakersfield and Paramount refineries together as our “California refineries.” The refineries in our refining and unbranded marketing segment have a combined throughput capacity of approximately 240,000 bpd. At these refineries we refine crude oil into petroleum products, including gasoline, diesel fuel, jet fuel, petrochemicals, feedstocks and asphalts, which are marketed primarily in the South Central, Southwestern, and Western United States.
          We market transportation fuels produced at our Big Spring refinery in West and Central Texas, Oklahoma, New Mexico and Arizona. We refer to our operations in these regions as our “physically integrated system” because we supply our retail and branded marketing segment convenience stores and unbranded distributors in this region with motor fuels produced at our Big Spring refinery and distributed through a network of pipelines and terminals which we either own or have access to through leases or long-term throughput agreements.
          We market refined products produced at our Paramount refinery to wholesale distributors, other refiners and third parties primarily on the West Coast. Our Long Beach refinery produces asphalt products. Unfinished fuel products and intermediates produced at our Long Beach refinery are transferred to our Paramount refinery via pipeline and truck for further processing or sold to third parties. Refined products produced at our Bakersfield refinery have historically been marketed in central California. Currently, the refinery is shut-down as we plan to integrate the operations of the Bakersfield refinery with our other California refineries by processing vacuum gas oil produced at our California refineries in the hydrocracker located at the Bakersfield refinery.
          Krotz Springs’ liquid product yield is approximately 101.5% of total feedstock input, meaning that for each 100 barrels of crude oil and feedstocks input into the refinery, it produces 101.5 barrels of refined products. Of the 101.5%, on average 99.0% is light finished products such as gasoline and distillates, including diesel and jet fuel, petrochemical feedstocks and liquefied petroleum gas, and the remaining 2.5% is primarily heavy oils. We market refined products from Krotz Springs to wholesale distributors, other refiners, and third parties. The refinery’s location provides access to upriver markets on the Mississippi and Ohio Rivers and its docking facilities along the Atchafalaya River allow barge access. The refinery also uses its direct access to the Colonial Pipeline to transport products to markets in the Southern and Eastern United States.
          Asphalt Segment. Our asphalt segment markets asphalt produced at our Texas and California refineries included in the refining and marketing segment and at our Willbridge, Oregon refinery. Asphalt produced by the refineries in our refining and marketing segment is transferred to the asphalt segment at prices substantially determined by reference to the cost of crude oil, which is intended to approximate wholesale market prices. Our asphalt segment markets asphalt through 12 refinery/terminal locations in Texas (Big Spring), California (Paramount, Long Beach, Elk Grove, Bakersfield and Mojave), Oregon (Willbridge), Washington (Richmond Beach), Arizona (Phoenix, Flagstaff and Fredonia) and Nevada (Fernley) (50% interest) as well as a 50% interest in Wright Asphalt Products Company, LLC (“Wright”). We produce both paving and roofing grades of asphalt, including performance-graded asphalts, emulsions and cutbacks.
          Retail and Branded Marketing Segment. Our retail and branded marketing segment operates 306 convenience stores primarily in Central and West Texas and New Mexico. These convenience stores typically offer

26

various grades of gasoline, diesel fuel, general merchandise and food and beverage products to the general public, primarily under the 7-Eleven and FINA brand names. Substantially all of the motor fuel sold through our retail operations and the majority of the motor fuel marketed in our branded business is supplied by our Big Spring refinery. In 2010, approximately 91% of the motor fuel requirements of our branded marketing operations, including retail operations, were supplied by our Big Spring refinery.
          We market gasoline and diesel under the FINA brand name through a network of approximately 610 locations, including our convenience stores. Approximately 67% of the gasoline and 23% of the diesel motor fuel produced at our Big Spring refinery was transferred to our retail and branded marketing segment at prices substantially determined by reference to commodity pricing information published by Platts. Additionally, our retail and branded marketing segment licenses the use of the FINA brand name and provides credit card processing services to approximately 285 licensed locations that are not under fuel supply agreements with us. Branded distributors that are not part of our integrated supply system, primarily in Central Texas, are supplied with motor fuels we obtain from third-party suppliers.
Second Quarter Operational and Financial Highlights
          Operating income (loss) for the second quarter of 2010 was ($27.7) million, compared to ($10.0) million in the same period last year. Operating income decreased principally due to lower refinery throughput as a result of an extended turnaround at our Krotz Springs refinery, and reduced rates at the California refineries as a result of our efforts to optimize asphalt production with demand. Other operational and financial highlights for the second quarter of 2010 include the following:
•	The Big Spring refinery and California refineries combined throughput for the second quarter of 2010, averaged 62,218 bpd, consisting of 42,775 bpd at the Big Spring refinery and 19,443 bpd at the California refineries compared to a combined average of 101,398 bpd in the second quarter of 2009, consisting of 61,573 bpd at the Big Spring refinery and 39,825 bpd at the California refineries. Throughput at the Krotz Springs refinery for the second quarter of 2010 was an average of 21,960 bpd compared to an average of 58,458 for the second quarter of 2009. The average throughput at the Krotz Springs refinery reflects only operations since its restart in June 2010.

•	Refinery operating margin at the Big Spring refinery was $9.58 per barrel for the second quarter of 2010, compared to $5.37 per barrel for the same period in 2009. This increase was primarily due to higher Gulf Coast 3/2/1 crack spreads and greater light/heavy spreads.

•	Refinery operating margin at the California refineries was $2.87 per barrel for the second quarter of 2010, compared to $2.47 per barrel for the same period in 2009. This increase primarily resulted from higher West Coast 3/2/1 crack spreads and greater sweet/sour spreads.

•	The average operating margin for the Krotz Springs refinery was ($1.95) per barrel for the second quarter of 2010 compared to $5.85 per barrel for the same period in 2009. The change reflects the refinery being down until June 2010.

•	Asphalt margins in the second quarter of 2010 were $67.12 per ton compared to $50.97 per ton in the second quarter of 2009. The average blended asphalt sales price increased 22.1% from $397.35 per ton in the second quarter of 2009 to $485.15 per ton in the second quarter of 2010 and the average non-blended asphalt sales price increased 160.8% from $145.04 per ton in the second quarter of 2009 to $378.25 per ton in the second quarter of 2010.

•	On June 15, 2010, Alon paid a regular quarterly cash dividend of $0.04 per share on Alon’s common stock to stockholders of record at the close of business on May 28, 2010.
Major Influences on Results of Operations
          Refining and Unbranded Marketing. Our earnings and cash flow from our refining and unbranded marketing segment are primarily affected by the difference between refined product prices and the prices for crude oil and other feedstocks. The cost to acquire crude oil and other feedstocks and the price of the refined products we ultimately sell depend on numerous factors beyond our control, including the supply of, and demand for, crude oil, gasoline and

27

other refined products which, in turn, depend on, among other factors, changes in domestic and foreign economies, weather conditions, domestic and foreign political affairs, production levels, the availability of imports, the marketing of competitive fuels and government regulation. While our sales and operating revenues fluctuate significantly with movements in crude oil and refined product prices, it is the spread between crude oil and refined product prices, and not necessarily fluctuations in those prices that affect our earnings.
          In order to measure our operating performance, we compare our per barrel refinery operating margins to certain industry benchmarks. We compare our Big Spring refinery’s per barrel operating margin to the Gulf Coast and Group III, or mid-continent, 3/2/1 crack spreads. A 3/2/1 crack spread in a given region is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra low-sulfur diesel and the market value of West Texas Intermediate, or WTI, a light, sweet crude oil. We calculate the Group III 3/2/1 crack spread using the market values of Group III conventional gasoline and ultra low-sulfur diesel and the market value of WTI crude oil. We calculate the per barrel operating margin for our Big Spring refinery by dividing the Big Spring refinery’s gross margin by its throughput volumes. Gross margin is the difference between net sales and cost of sales (exclusive of substantial unrealized hedge positions and inventories adjustments related to acquisitions).
          We compare our California refineries’ per barrel operating margin to the West Coast 6/1/2/3 crack spread. A 6/1/2/3 crack spread is calculated assuming that six barrels of a benchmark crude oil are converted into one barrel of gasoline, two barrels of diesel and three barrels of fuel oil. We calculate the West Coast 6/1/2/3 crack spread using the market values of West Coast LA CARBOB pipeline gasoline, LA ultra low-sulfur pipeline diesel, LA 380 pipeline CST (fuel oil) and the market value of WTI crude oil. The per barrel operating margin of the California refineries is calculated by dividing the California refinery’s gross margin by their throughput volumes. Another comparison to other West Coast refineries that we use is the West Coast 3/2/1 crack spread. This is calculated using the market values of West Coast LA CARBOB pipeline gasoline, LA ultra low-sulfur pipeline diesel and the market value of WTI crude oil.
          Our Krotz Springs refinery’s per barrel margin is compared to the Gulf Coast 2/1/1 crack spread. The 2/1/1 crack spread is calculated assuming that two barrels of a benchmark crude oil are converted into one barrel of gasoline and one barrel of diesel. We calculate the Gulf Coast 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and Gulf Coast high sulfur diesel and the market value of WTI crude oil.
          Our Big Spring refinery and California refineries are capable of processing substantial volumes of sour crude oil, which has historically cost less than intermediate and sweet crude oils. We measure the cost advantage of refining sour crude oil at our refineries by calculating the difference between the value of WTI crude oil less the value of West Texas Sour, or WTS, a medium, sour crude oil. We refer to this differential as the sweet/sour spread. A widening of the sweet/sour spread can favorably influence the operating margin for our Big Spring and California refineries. In addition, our California refineries are capable of processing significant volumes of heavy crude oils which historically have cost less than light crude oils. We measure the cost advantage of refining heavy crude oils by calculating the difference between the value of WTI crude oil less the value of MAYA crude, which we refer to as the light/heavy spread. A widening of the light/heavy spread can favorably influence the refinery operating margins for our California refineries.
          The results of operations from our refining and unbranded marketing segment are also significantly affected by our refineries’ operating costs, particularly the cost of natural gas used for fuel and the cost of electricity. Natural gas prices have historically been volatile. For example, natural gas prices ranged from $13.58 per million British thermal units, or MMBTU, in July of 2008 to $2.51 MMBTU in September of 2009. Typically, electricity prices fluctuate with natural gas prices.
          Demand for gasoline products is generally higher during summer months than during winter months due to seasonal increases in highway traffic. As a result, the operating results for our refining and unbranded marketing segment for the first and fourth calendar quarters are generally lower than those for the second and third calendar quarters. The effects of seasonal demand for gasoline are partially offset by seasonality in demand for diesel, which in our region is generally higher in winter months as east-west trucking traffic moves south to avoid winter conditions on northern routes.
          Safety, reliability and the environmental performance of our refineries are critical to our financial performance. The financial impact of planned downtime, such as a turnaround or major maintenance project, is

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mitigated through a diligent planning process that considers product availability, margin environment and the availability of resources to perform the required maintenance.
          The nature of our business requires us to maintain substantial quantities of crude oil and refined product inventories. Crude oil and refined products are essentially commodities, and we have no control over the changing market value of these inventories. Because our inventory is valued at the lower of cost or market value under the LIFO inventory valuation methodology, price fluctuations generally have little effect on our financial results.
          Asphalt. Our earnings from our asphalt segment depend primarily upon the margin between the price at which we sell our asphalt and the transfer prices for asphalt produced at our refineries in the refining and unbranded marketing segment. Asphalt is transferred to our asphalt segment at prices substantially determined by reference to the cost of crude oil, which is intended to approximate wholesale market prices. The asphalt segment also conducts operations at and markets asphalt produced by our refinery located in Willbridge, Oregon. In addition to producing asphalt at our refineries, at times when refining margins are unfavorable we opportunistically purchase asphalt from other producers for resale. A portion of our asphalt sales are made using fixed price contracts for delivery of asphalt products at future dates. Because these contracts are priced at the market prices for asphalt at the time of the contract, a change in the cost of crude oil between the time we enter into the contract and the time we produce the asphalt can positively or negatively influence the earnings of our asphalt segment. Demand for paving asphalt products is higher during warmer months than during colder months due to seasonal increases in road construction work. As a result, the revenues for our asphalt segment for the first and fourth calendar quarters are expected to be lower than those for the second and third calendar quarters.
          Retail and Branded Marketing. Our earnings and cash flows from our retail and branded marketing segment are primarily affected by merchandise and motor fuel sales and margins at our convenience stores and the motor fuel sales volumes and margins from sales to our FINA-branded distributors, together with licensing and credit card related fees generated from our FINA-branded distributors and licensees. Retail merchandise gross margin is equal to retail merchandise sales less the delivered cost of the retail merchandise, net of vendor discounts and rebates, measured as a percentage of total retail merchandise sales. Retail merchandise sales are driven by convenience, branding and competitive pricing. Motor fuel margin is equal to motor fuel sales less the delivered cost of fuel and motor fuel taxes, measured on a cents per gallon (“cpg”) basis. Our motor fuel margins are driven by local supply, demand and competitor pricing. Our convenience store sales are seasonal and peak in the second and third quarters of the year, while the first and fourth quarters usually experience lower overall sales.
Factors Affecting Comparability
          Our financial condition and operating results over the three and six months ended June 30, 2010 and 2009 have been influenced by the following factors which are fundamental to understanding comparisons of our period-to-period financial performance.
          The Krotz Springs refinery was shut down during November of 2009 for a scheduled turnaround and remained down until the restart in June 2010. Throughput at the Big Spring refinery was lower in the second quarter of 2010 as we addressed certain operational matters. The California refineries’ throughput was lower in the second quarter of 2010 due to continued efforts to optimize asphalt production with demand.
          On June 1, 2010, we purchased the Bakersfield, California refinery from Big West of California, LLC, a subsidiary of Flying J, Inc. The refinery has no refinery production at this time and will require major turnaround work and additional capital expenditures before it can be returned to operations and integrated with the other California refineries.
Results of Operations
          Net Sales. Net sales consist primarily of sales of refined petroleum products through our refining and unbranded marketing segment and asphalt segment and sales of merchandise, including food products, and motor fuels, through our retail and branded marketing segment.
          For the refining and unbranded marketing segment, net sales consist of gross sales, net of customer rebates, discounts and excise taxes and includes inter-segment sales to our asphalt and retail and branded marketing segments, which are eliminated through consolidation of our financial statements. Asphalt sales consist of gross sales, net of any discounts and applicable taxes. Retail net sales consist of gross merchandise sales, less rebates, commissions and discounts, and gross fuel sales, including motor fuel taxes. For our petroleum and asphalt products, net sales are

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mainly affected by crude oil and refined product prices and volume changes caused by operations. Our retail merchandise sales are affected primarily by competition and seasonal influences.
          Cost of Sales. Refining and unbranded marketing cost of sales includes crude oil and other raw materials, inclusive of transportation costs. Asphalt cost of sales includes costs of purchased asphalt, blending materials and transportation costs. Retail cost of sales includes cost of sales for motor fuels and for merchandise. Motor fuel cost of sales represents the net cost of purchased fuel, including transportation costs and associated motor fuel taxes. Merchandise cost of sales includes the delivered cost of merchandise purchases, net of merchandise rebates and commissions. Cost of sales excludes depreciation and amortization expense.
          Direct Operating Expenses. Direct operating expenses, which relate to our refining and unbranded marketing and asphalt segments, include costs associated with the actual operations of our refineries and asphalt terminals, such as energy and utility costs, routine maintenance, labor, insurance and environmental compliance costs. Environmental compliance costs, including monitoring and routine maintenance, are expensed as incurred. All operating costs associated with our crude oil and product pipelines are considered to be transportation costs and are reflected as cost of sales.
          Selling, General and Administrative Expenses. Selling, general and administrative, or SG&A, expenses consist primarily of costs relating to the operations of our convenience stores, including labor, utilities, maintenance and retail corporate overhead costs. Refining and marketing and asphalt segment corporate overhead and marketing expenses are also included in SG&A expenses.

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ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
          Summary Financial Tables. The following tables provide summary financial data and selected key operating statistics for Alon and our three operating segments for the three and six months ended June 30, 2010, and 2009. The summary financial data for our three operating segments does not include certain SG&A expenses and depreciation and amortization related to our corporate headquarters. The following data should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this Form 10-Q. All information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” except for Balance Sheet data as of December 31, 2009 is unaudited.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(dollars in thousands, except per		(dollars in thousands, except per
	share data)		share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$840,361	$1,106,398	$1,419,674	$1,828,578
Operating costs and expenses:
Cost of sales	751,075	988,318	1,289,790	1,528,048
Direct operating expenses	62,924	71,345	124,368	140,209
Selling, general and administrative expenses (2)	29,182	31,581	60,989	63,496
Depreciation and amortization (3)	25,368	23,561	51,690	45,651

Total operating costs and expenses	868,549	1,114,805	1,526,837	1,777,404

Gain (loss) on disposition of assets	474	(1,600)	474	(1,600)

Operating income (loss)	(27,714)	(10,007)	(106,689)	49,574
Interest expense (4)	(21,735)	(21,023)	(48,320)	(49,279)
Equity earnings of investees	1,209	8,376	1,106	8,373
Other income (loss), net (5)	(365)	191	13,839	448

Income (loss) before income tax expense (benefit), non-controlling interest in loss of subsidiaries and accumulated dividends on preferred stock of subsidiary	(48,605)	(22,463)	(140,064)	9,116
Income tax expense (benefit)	(17,093)	(7,549)	(51,806)	3,446

Income (loss) before non-controlling interest in loss of subsidiaries and accumulated dividends on preferred stock of subsidiary	(31,512)	(14,914)	(88,258)	5,670
Non-controlling interest in loss of subsidiaries	(2,253)	(1,724)	(6,057)	(641)
Accumulated dividends on preferred stock of subsidiary	—	2,150	—	4,300

Net income (loss) available to common stockholders	$(29,259)	$(15,340)	$(82,201)	$2,011

Earnings (loss) per share, basic	$(0.54)	$(0.33)	$(1.52)	$0.04

Weighted average shares outstanding, basic (in thousands)	54,164	46,809	54,162	46,807

Earnings (loss) per share, diluted	$(0.54)	$(0.33)	$(1.52)	$0.04

Weighted average shares outstanding, diluted (in thousands)	54,164	46,809	54,162	46,810

Cash dividends per share	$0.04	$0.04	$0.08	$0.08

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$(20,581)	$177,437	$(61,560)	$296,964
Investing activities	2,275	(29,705)	(4,056)	(44,714)
Financing activities	18,459	(122,548)	32,892	(227,227)

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	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(dollars in thousands, except per		(dollars in thousands, except per
	share data)		share data)
OTHER DATA:
Adjusted EBITDA (6)	$(1,976)	$23,721	$(40,528)	$105,646
Capital expenditures (7)	5,385	18,887	12,688	29,244
Capital expenditures to rebuild the Big Spring refinery	—	7,146	—	39,281
Capital expenditures for turnaround and chemical catalyst	1,522	2,951	11,531	10,314

	June 30,	December 31,
	2010	2009
BALANCE SHEET DATA (end of period):
Cash and cash equivalents	$7,713	$40,437
Working capital	10,086	84,257
Total assets	2,182,408	2,132,789
Total debt	932,039	937,024
Total equity	346,386	431,918

(1)	Includes excise taxes on sales by the retail and branded marketing segment of $13,531 and $11,770 for the three months ended June 30, 2010 and 2009, respectively, and $26,317 and $22,814 for the six months ended June 30, 2010 and 2009, respectively.

(2)	Includes corporate headquarters selling, general and administrative expenses of $188 and $190 for the three months ended June 30, 2010 and 2009, respectively, and $376 and $380 for the six months ended June 30, 2010 and 2009, respectively, which are not allocated to our three operating segments.

(3)	Includes corporate depreciation and amortization of $336 and $148 for the three months ended June 30, 2010 and 2009, respectively, and $567 and $295 for the six months ended June 30, 2010 and 2009, respectively, which are not allocated to our three operating segments.

(4)	Interest expense of $48,320 for the six months ended June 30, 2010, includes a charge of $6,659 for the write-off of debt issuance costs associated with our prepayment of the Alon Refining Krotz Springs, Inc. revolving credit facility. Interest expense of $49,279 for the three months ended June 30, 2009, includes $5,715 related to the unwind of the heating oil crack spread hedge.

(5)	Other income (loss), net for the six months ended June 30, 2010 substantially represents the gain from the sale of our investment in Holly Energy Partners.

(6)	Adjusted EBITDA represents earnings before non-controlling interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization and gain on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of non-controlling interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

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•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to common stockholders to Adjusted EBITDA for the three and six months ended June 30, 2010, and 2009, respectively:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(dollars in thousands)
Net income (loss) available to common stockholders	$(29,259)	$(15,340)	$(82,201)	$2,011
Non-controlling interest in loss of subsidiaries (including accumulated dividends on preferred stock of subsidiary)	(2,253)	426	(6,057)	3,659
Income tax expense (benefit)	(17,093)	(7,549)	(51,806)	3,446
Interest expense	21,735	21,023	48,320	49,279
Depreciation and amortization	25,368	23,561	51,690	45,651
(Gain) loss on disposition of assets	(474)	1,600	(474)	1,600

Adjusted EBITDA	$(1,976)	$23,721	$(40,528)	$105,646

(7)	Includes corporate capital expenditures of $393 and $654 for the three months ended June 30, 2010, and 2009, respectively, and $808 and $1,232 for the six months ended June 30, 2010 and 2009, respectively, which are not allocated to our three operating segments.

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REFINING AND UNBRANDED MARKETING SEGMENT

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$691,331	$961,103	$1,174,371	$1,594,400
Operating costs and expenses:
Cost of sales	651,470	889,519	1,115,334	1,358,882
Direct operating expenses	51,493	61,638	101,845	120,009
Selling, general and administrative expenses	3,874	7,239	10,262	14,566
Depreciation and amortization	19,881	18,300	40,835	35,177

Total operating costs and expenses	726,718	976,696	1,268,276	1,528,634

Loss on disposition of assets	—	(1,600)	—	(1,600)

Operating income (loss)	$(35,387)	$(17,193)	$(93,905)	$64,166

KEY OPERATING STATISTICS:
Total sales volume (bpd)	69,423	132,286	52,943	127,400
Per barrel of throughput:
Refinery operating margin — Big Spring (2)	$9.58	$5.37	$7.26	$8.83
Refinery operating margin — CA Refineries (2)	2.87	2.47	1.29	3.99
Refinery operating margin — Krotz Springs (2)	(1.95)	5.85	(1.48)	8.91
Refinery direct operating expense — Big Spring (3)	5.78	4.70	6.18	4.14
Refinery direct operating expense — CA Refineries (3)	7.46	3.80	8.12	4.65
Refinery direct operating expense — Krotz Springs (3)	7.69	4.04	12.96	4.32
Capital expenditures	4,215	16,925	10,527	26,323
Capital expenditures to rebuild the Big Spring refinery	—	7,146	—	39,281
Capital expenditures for turnaround and chemical catalyst	1,522	2,951	11,531	10,314

PRICING STATISTICS:
WTI crude oil (per barrel)	$77.74	$59.54	$78.24	$51.36
WTS crude oil (per barrel)	75.92	58.15	76.39	50.20
MAYA crude oil (per barrel)	68.03	53.89	68.93	46.28
Crack spreads (3/2/1) (per barrel):
Gulf Coast	$9.75	$8.30	$8.43	$8.97
Group III	11.47	9.34	9.13	9.53
West Coast	15.47	14.48	12.81	16.19
Crack spreads (6/1/2/3) (per barrel):
West Coast	$4.82	$2.59	$3.15	$4.39
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel	$8.92	$6.63	$7.59	$8.04
Crude oil differentials (per barrel):
WTI less WTS	$1.82	$1.39	$1.85	$1.16
WTI less MAYA	9.71	5.65	9.31	5.08
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$2.053	$1.638	$2.046	$1.429
Gulf Coast ultra low-sulfur diesel	2.143	1.569	2.098	1.451
Group III unleaded gasoline	2.101	1.674	2.068	1.454
Group III ultra low-sulfur diesel	2.171	1.571	2.103	1.441
West Coast LA CARBOB (unleaded gasoline)	2.231	1.841	2.184	1.674
West Coast LA ultra low-sulfur diesel	2.196	1.606	2.136	1.478
Natural gas (per MMBTU)	4.35	3.81	4.66	4.13

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THROUGHPUT AND YIELD DATA:
BIG SPRING

		For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2010		2009		2010		2009
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Sour crude	31,776	74.3	50,771	82.5	33,865	79.2	53,099	84.3
Sweet crude	7,839	18.3	7,768	12.6	6,556	15.3	7,815	12.4
Blendstocks	3,160	7.4	3,034	4.9	2,358	5.5	2,073	3.3

Total refinery throughput (4)	42,775	100.0	61,573	100.0	42,779	100.0	62,987	100.0

Refinery production:
Gasoline	22,675	53.6	26,333	43.0	21,652	51.3	27,294	43.4
Diesel/jet	12,654	29.9	19,571	32.0	13,195	31.3	20,648	32.8
Asphalt	2,346	5.5	6,444	10.5	2,353	5.6	5,840	9.3
Petrochemicals	2,576	6.1	3,281	5.4	2,300	5.4	3,154	5.0
Other	2,056	4.9	5,595	9.1	2,722	6.4	5,946	9.5

Total refinery production (5)	42,307	100.0	61,224	100.0	42,222	100.0	62,882	100.0

Refinery utilization (6)		56.6%		83.6%		60.5%		87.0%
THROUGHPUT AND YIELD DATA:
CALIFORNIA REFINERIES

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2010		2009		2010		2009
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	3,448	17.7	20,150	50.6	3,775	20.0	16,209	47.2
Heavy crude	15,597	80.3	19,315	48.5	14,674	77.8	17,914	52.2
Blendstocks	398	2.0	360	0.9	408	2.2	202	0.6

Total refinery throughput (4)	19,443	100.0	39,825	100.0	18,857	100.0	34,325	100.0

Refinery production:
Gasoline	2,783	14.7	6,587	17.0	2,626	14.3	4,936	14.7
Diesel/jet	4,060	21.4	9,086	23.4	3,717	20.3	7,658	22.8
Asphalt	6,516	34.3	11,450	29.5	6,341	34.6	10,100	30.1
Light unfinished	—	—	99	0.3	—	—	999	3.0
Heavy unfinished	5,212	27.4	10,868	28.0	5,235	28.6	9,340	27.8
Other	423	2.2	697	1.8	408	2.2	534	1.6

Total refinery production (5)	18,994	100.0	38,787	100.0	18,327	100.0	33,567	100.0

Refinery utilization (6)		26.3%		54.4%		25.4%		56.1%
THROUGHPUT AND YIELD DATA:
KROTZ SPRINGS (A)

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2010		2009		2010		2009
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Light sweet crude	10,358	47.2	28,065	48.0	5,208	47.2	27,746	49.5
Heavy sweet crude	10,693	48.7	26,362	45.1	5,376	48.7	23,240	41.4
Blendstocks	909	4.1	4,031	6.9	457	4.1	5,113	9.1

Total refinery throughput (4)	21,960	100.0	58,458	100.0	11,041	100.0	56,099	100.0

Refinery production:
Gasoline	8,427	38.6	27,962	47.1	4,237	38.6	26,215	46.0
Diesel/jet	9,098	41.7	24,514	41.3	4,575	41.7	24,491	42.9
Heavy Oils	2,809	12.9	1,358	2.3	1,412	12.9	1,124	2.0
Other	1,485	6.8	5,521	9.3	746	6.8	5,205	9.1

Total refinery production (5)	21,819	100.0	59,355	100.0	10,970	100.0	57,035	100.0

Refinery utilization (6)		25.3%		65.5%		12.7%		61.4%

(A)	The throughput data reflects substantially one month of operations in June 2010 due to the restart after major turnaround activity.

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(1)	Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which approximate wholesale market price. These intersegment sales are eliminated through consolidation of our financial statements.

(2)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial unrealized hedge positions and inventory adjustments related to acquisitions) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry. The refinery operating margin for the three and six months ended June 30, 2010, excludes a benefit of $1,400 to cost of sales for inventory adjustments related to the Bakersfield refinery acquisition. There were unrealized hedging gains of $2,373 and $20,399 for the Krotz Springs refinery for the three and six months ended June 30, 2009, respectively. Additionally, realized gains related to the unwind of the heating oil crack spread hedge of $133,581 were excluded from the Krotz Springs refinery margin for the three and six months ended June 30, 2009.

(3)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California, and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes. Direct operating expenses related to the Bakersfield refinery of $410 have been excluded from the per barrel measurement for the calculation for the three and six months ended June 30, 2010.

(4)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(5)	Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(6)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

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ASPHALT SEGMENT

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
		(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$104,964	$125,480	$172,105	$176,240
Operating costs and expenses:
Cost of sales (1)	90,264	107,897	161,709	168,130
Direct operating expenses	11,431	9,707	22,523	20,200
Selling, general and administrative expenses	1,091	1,050	2,157	2,204
Depreciation and amortization	1,715	1,701	3,432	3,399

Total operating costs and expenses	104,501	120,355	189,821	193,933

Operating income (loss)	$463	$5,125	$(17,716)	$(17,693)

KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (2)	207	299	336	446
Non-blended asphalt sales volume (tons in thousands) (3)	12	46	34	83
Blended asphalt sales price per ton (2)	$485.15	$397.35	$476.85	$369.93
Non-blended asphalt sales price per ton (3)	378.25	145.04	349.50	135.54
Asphalt margin per ton (4)	67.12	50.97	28.10	15.33
Capital expenditures	$347	$414	$526	$576

(1)	Cost of sales includes intersegment purchases of asphalt blends from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(2)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(3)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

4)	Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

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RETAIL AND BRANDED MARKETING SEGMENT (A)

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2010		2009		2010		2009
			(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$253,955		$206,461		$479,983		$373,931
Operating costs and expenses:
Cost of sales (2)	219,230		177,548		419,532		317,029
Selling, general and administrative expenses	24,029		23,102		48,194		46,346
Depreciation and amortization	3,436		3,412		6,856		6,780

Total operating costs and expenses	246,695		204,062		474,582		370,155

Gain on disposition of assets	474		—		474		—

Operating income	$7,734		$2,399		$5,875		$3,776

KEY OPERATING STATISTICS:
Branded fuel sales (thousands of gallons) (3)	74,852		69,858		145,321		136,650
Branded fuel margin (cents per gallon) (3)	6.4	¢	4.7	¢	5.3	¢	5.1	¢

Number of stores (end of period)	306		306		306		306
Retail fuel sales (thousands of gallons)	35,408		30,198		68,122		58,381
Retail fuel sales (thousands of gallons per site per month)	39		33		37		32
Retail fuel margin (cents per gallon) (4)	14.1	¢	12.5	¢	11.7	¢	14.1	¢
Retail fuel sales price (dollars per gallon) (5)	$2.74		$2.26		$2.69		$2.08
Merchandise sales	$73,247		$70,650		$136,728		$133,262
Merchandise sales (per site per month)	$80		$76		$74		$73
Merchandise margin (6)	32.6%		30.2%		31.4%		30.7%
Capital expenditures	$430		$894		$827		$1,113

(1)	Includes excise taxes on sales by the retail and branded marketing segment of $13,531 and $11,770 for the three months ended June 30, 2010 and 2009, respectively, and $26,317 and $22,814 for the six months ended June 30, 2010 and 2009, respectively. Net sales also include royalty and related net credit card fees of $1,046 and $559 for the three months ended June 30, 2010 and 2009, respectively, and $1,819 and $792 for the six months ended June 30, 2010 and 2009, respectively.

(2)	Cost of sales includes intersegment purchases of motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(3)	Marketing sales volume represents branded fuel sales to our wholesale marketing customers that are primarily supplied by the Big Spring refinery. The branded fuels that are not supplied by the Big Spring refinery are obtained from third-party suppliers. The marketing margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis.

(4)	Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(5)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(6)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail convenience store industry to measure in-store, or non-fuel, operating results.

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Three Months Ended June 30, 2010 Compared to the Three Months Ended June 30, 2009
Net Sales
               Consolidated. Net sales for the three months ended June 30, 2010, were $840.4 million, compared to $1,106.4 million for the three months ended June 30, 2009, a decrease of $266.0 million or 24.0%. This decrease was primarily due to lower throughput at our refineries, partially offset by higher refined product prices and higher revenues from increased retail fuel sales volumes.
          Refining and Unbranded Marketing Segment. Net sales for our refining and unbranded marketing segment were $691.3 million for the three months ended June 30, 2010, compared to $961.1 million for the three months ended June 30, 2009, a decrease of $269.8 million or 28.1%. The decrease in net sales was primarily due to lower refinery throughput volumes, partially offset by higher refined product prices.
          The Big Spring refinery and California refineries combined throughput for the three months ended June 30, 2010, averaged 62,218 bpd, consisting of 42,775 bpd at the Big Spring refinery and 19,443 bpd at the California refineries compared to a combined average of 101,398 bpd for the three months ended June 30, 2009, consisting of 61,573 bpd at the Big Spring refinery and 39,825 bpd at the California refineries. The Big Spring refinery throughput was lower as a result of efforts to rectify operational and technical matters and the California refineries’ throughput was lower due to our continued efforts to optimize asphalt production with demand. Throughput at the Krotz Springs refinery for the three months ended June 30, 2010 was an average of 21,960 bpd compared to an average of 58,458 for the three months ended June 30, 2009. The average throughput at the Krotz Springs refinery reflects only operations since its restart in June 2010 after being down for major turnaround activity.
          The increase in refined product prices that our refineries experienced resembled the price increases experienced in each refinery’s respective markets. The average price of Gulf Coast gasoline for the three months ended June 30, 2010 increased 41.5 cpg, or 25.3%, to 205.3 cpg, compared to 163.8 cpg for the three months ended June 30, 2009. The average Gulf Coast ultra low-sulfur diesel price for the three months ended June 30, 2010 increased 57.4 cpg, or 36.6%, to 214.3 cpg, compared to 156.9 cpg for the three months ended June 30, 2009. The average price of West Coast LA CARBOB gasoline for the three months ended June 30, 2010 increased 39.0 cpg, or 21.2%, to 223.1 cpg, compared to 184.1 cpg for the three months ended June 30, 2009. The average West Coast LA ultra low-sulfur diesel price for the three months ended June 30, 2010 increased 59.1 cpg, or 36.8%, to 207.6 cpg, compared to 160.6 cpg for the three months ended June 30, 2009.
          Asphalt Segment. Net sales for our asphalt segment were $105.0 million for the three months ended June 30, 2010, compared to $125.5 million for the three months ended June 30, 2009, a decrease of $20.5 million or 16.3%. The decrease was due primarily to a decrease in asphalt sales volumes and partially offset by higher asphalt sales price for the three months ended June 30, 2010. For the three months ended June 30, 2010, the asphalt sales volume decreased 36.5% from 345 tons for the three months ended June 30, 2009, to 219 tons for the three months ended June 30, 2010. For the three months ended June 30, 2010, the average blended asphalt sales price increased 22.1% from $397.35 per ton for the three months ended June 30, 2009, to $485.15 per ton for the three months ended June 30, 2010, and the average non-blended asphalt sales price increased 160.8% from $145.04 per ton for the three months ended June 30, 2009, to $378.25 per ton for the three months ended June 30, 2010.
          Retail and Branded Marketing Segment. Net sales for our retail and branded marketing segment were $254.0 million for the three months ended June 30, 2010 compared to $206.5 million for the three months ended June 30, 2009, an increase of $47.5 million or 23.0%. This increase was primarily attributable to increases in motor fuel prices, motor fuel volume and merchandise sales.
Cost of Sales
          Consolidated. Cost of sales were $751.1 million for the three months ended June 30, 2010, compared to $988.3 million for the three months ended June 30, 2009, a decrease of $237.2 million or 24.0%. This decrease was

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primarily due to lower refinery throughput volumes at our refining and unbranding marketing segment and lower sales volumes at our asphalt segment, partially offset by higher crude oil prices.
          Refining and Unbranded Marketing Segment. Cost of sales for our refining and unbranded marketing segment were $651.5 million for the three months ended June 30, 2010, compared to $889.5 million for the three months ended June 30, 2009, a decrease of $238.0 million or 26.8%. This decrease was primarily due to lower refinery throughput, partially offset by an increase in the cost of crude oil. The average price per barrel of WTI for the three months ended June 30, 2010 increased $18.20 per barrel to an average of $77.74 per barrel, compared to an average of $59.54 per barrel for the three months ended June 30, 2009, an increase of 30.6%.
          Asphalt Segment. Cost of sales for our asphalt segment were $90.3 million for the three months ended June 30, 2010, compared to $107.9 million for the three months ended June 30, 2009, a decrease of $17.6 million or 16.3%. The decrease was due primarily to lower asphalt sales volumes and partially offset by higher crude oil costs for the three months ended June 30, 2010.
          Retail and Branded Marketing Segment. Cost of sales for our retail and branded marketing segment was $219.2 million for the three months ended June 30, 2010, compared to $177.5 million for the three months ended June 30, 2009, an increase of $41.7 million or 23.5%. This increase was primarily attributable to increases in motor fuel prices, motor fuel volume and merchandise costs.
Direct Operating Expenses
          Consolidated. Direct operating expenses were $62.9 million for the three months ended June 30, 2010, compared to $71.3 million for the three months ended June 30, 2009, a decrease of $8.4 million or 11.8%. This decrease was primarily due to lower throughput volumes at our refineries for the three months ended June 30, 2010, compared to the same period in 2009, partially offset by the increased cost of natural gas.
          Refining and Unbranded Marketing Segment. Direct operating expenses for our refining and unbranded marketing segment for the three months ended June 30, 2010, were $51.5 million, compared to $61.6 million for the three months ended June 30, 2009, a decrease of $10.1 million or 16.4%. This decrease was primarily due to reduced refinery throughput volumes.
          Asphalt Segment. Direct operating expenses for our asphalt segment for the three months ended June 30, 2010, were $11.4 million, compared to $9.7 million for the three months ended June 30, 2009, an increase of $1.7 million or 17.5%. The increase is primarily due to the increased cost of natural gas.
Selling, General and Administrative Expenses
          Consolidated. SG&A expenses for the three months ended June 30, 2010, were $29.2 million, compared to $31.6 million for the three months ended June 30, 2009, a decrease of $2.4 million or 7.6%.
          Refining and Unbranded Marketing Segment. SG&A expenses for our refining and unbranded marketing segment for the three months ended June 30, 2010, were $3.9 million, compared to $7.2 million for the three months ended June 30, 2009, a decrease of $3.3 million or 45.8%. This decrease is primarily due to net bad debt recoveries of $1.5 million recorded in the three months ended June 30, 2010, and higher payroll and related costs in the three months ended June 30, 2009.
          Asphalt Segment. SG&A expenses for our asphalt segment for the three months ended June 30, 2010, were $1.1 million, compared to $1.1 million for the three months ended June 30, 2009.
          Retail and Branded Marketing Segment. SG&A expenses for our retail and branded marketing segment for the three months ended June 30, 2010 were $24.0 million, compared to $23.1 million for the three months ended June 30, 2009, an increase of $0.9 million or 3.9%. The increase was primarily attributable to increased payroll and related costs.

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Depreciation and Amortization
          Depreciation and amortization for the three months ended June 30, 2010, was $25.4 million, compared to $23.6 million for the three months ended June 30, 2009, an increase of $1.8 million or 7.6%. This increase was primarily attributable to depreciation on the increase in assets for the Krotz Springs refinery resulting from the settlement of the earnout agreement with Valero in August of 2009 and capital expenditures placed in service in the latter parts of 2009 and 2010 and higher catalyst amortization in 2010.
Operating Income (Loss)
          Consolidated. Operating loss for the three months ended June 30, 2010, was $27.7 million, compared to $10.0 million for the three months ended June 30, 2009, an increase in loss of $17.7 million. This increase was primarily due to lower throughput at our refineries, partially offset by higher branded and retail motor fuel sales margins.
          Refining and Unbranded Marketing Segment. Operating loss for our refining and unbranded marketing segment was $35.4 million for the three months ended June 30, 2010, compared to $17.2 million for the three months ended June 30, 2009, an increase in loss of $18.2 million. This increase was primarily due to reduced refinery throughput due to turnaround and maintenance activities.
          Refinery operating margin at the Big Spring refinery was $9.58 per barrel for the three months ended June 30, 2010, compared to $5.37 per barrel for the three months ended June 30, 2009. The increase was partially due to higher industry crack spreads for the refinery’s distillate products. The Gulf Coast 3/2/1 crack spread increased 17.5% to $9.75 per barrel for the three months ended June 30, 2010, compared to $8.30 per barrel for the three months ended June 30, 2009. Refinery operating margin at the California refineries was $2.87 per barrel for the three months ended June 30, 2010, compared to $2.47 per barrel for the three months ended June 30, 2009. The West Coast 3/2/1 average crack spreads increased 6.8% to $15.47 per barrel for the three months ended June 30, 2010 compared to $14.48 per barrel for the three months ended June 30, 2009. The Krotz Springs refinery operating margin for the three months ended June 30, 2010 was ($1.95) per barrel, compared to $5.85 per barrel for the three months ended June 30, 2009. The decrease is primarily due the fact that the Krotz Springs refinery had been down due to a major turnaround and maintenance activities all of 2010 until its restart in June 2010.
          The increases in refining margins at our Big Spring and California refineries were in part due to improvements in the sweet/sour and light/heavy differentials. The sweet/sour differential increased 30.9% to $1.82 per barrel for the three months ended June 30, 2010, compared to $1.39 per barrel for the three months ended June 30, 2009. The light/heavy differential increased 71.9% to $9.71 per barrel for the three months ended June 30, 2010, compared to $5.65 per barrel for the three months ended June 30, 2009.
          Asphalt Segment. Operating income for our asphalt segment was $0.5 million for the three months ended June 30, 2010, compared to income of $5.1 million for the three months ended June 30, 2009, a decrease of $4.6 million or 90.2%. The decrease was primarily due to lower sales volumes for the three months ended June 30, 2010.
          Retail and Branded Marketing Segment. Operating income for our retail and branded marketing segment was $7.7 million for the three months ended June 30, 2010, compared to $2.4 million for the three months ended June 30, 2009, an increase of $5.3 million. This increase was primarily due to higher branded and retail motor fuel sales margins, increased motor fuel volume and higher merchandise sales combined with a higher profit margin.
Interest Expense
          Interest expense was $21.7 million for the three months ended June 30, 2010, compared to $21.0 million for the three months ended June 30, 2009, an increase of $0.7 million, or 3.3%.

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Income Tax Benefit
          Income tax benefit was $17.1 million for the three months ended June 30, 2010, compared to $7.5 million for the three months ended June 30, 2009. The increase in our income tax benefit resulted from our higher pre-tax loss in the second quarter of 2010, compared to the second quarter of 2009 and an increase in the effective tax rate. Our effective tax rate was 35.2% for the second quarter of 2010, compared to an effective tax rate of 33.6% for the second quarter of 2009.
Non-Controlling Interest In Loss Of Subsidiaries
          Non-controlling interest in loss of subsidiaries represents the proportional share of net loss related to non-voting common stock owned by non-controlling interests in two of our subsidiaries, Alon Assets, Inc. and Alon USA Operating, Inc. Non-controlling interest in loss of subsidiaries was $2.3 million for the three months ended June 30, 2010, compared to $1.7 million for the three months ended June 30, 2009, an increase of $0.6 million. This increase resulted from higher net loss for the second quarter of 2010 compared to the second quarter of 2009.
Net Loss Available to Common Stockholders
          Net loss available to common stockholders was $29.3 million for the three months ended June 30, 2010, compared to $15.3 million for the three months ended June 30, 2009, an increase of $14.0 million. This increase was attributable to the factors discussed above.
Six Months Ended June 30, 2010 Compared to the Six Months Ended June 30, 2009
Net Sales
          Consolidated. Net sales for the six months ended June 30, 2010 were $1,419.7 million, compared to $1,828.6 million for the six months ended June 30, 2009, a decrease of $408.9 million or 22.4%. This decrease was primarily due to lower throughput at our refineries, partially offset by higher refined product prices and higher revenues from increased retail fuel sales volumes.
          Refining and Unbranded Marketing Segment. Net sales for our refining and unbranded marketing segment were $1,174.4 million for the six months ended June 30, 2010, compared to $1,594.4 million for the six months ended June 30, 2009, a decrease of $420.0 million or 26.3%. The decrease in net sales was primarily due to lower refinery throughput volumes, partially offset by higher refined product prices.
          The Big Spring and California refineries’ combined throughput for the six months ended June 30, 2010 averaged 61,636 bpd, consisting of an average of 42,779 bpd at the Big Spring refinery and an average of 18,857 bpd at the California refineries compared to a combined average of 97,312 bpd for the six months ended June 30, 2009, consisting of an average of 62,987 bpd at the Big Spring refinery and an average of 34,325 bpd at the California refineries. The Big Spring refinery throughput was lower as a result of efforts to rectify operational and technical matters and the California refineries’ throughput was lower due to our continued efforts to optimize asphalt production with demand. Throughput at the Krotz Springs refinery for the six months ended June 30, 2010 was an average of 11,041 bpd compared to an average of 56,099 for the six months ended June 30, 2009. The average throughput at the Krotz Springs refinery reflects only operations since its restart in June 2010 after being down for major turnaround activity.
          The increase in refined product prices that our refineries experienced resembled the price increases experienced in each refinery’s respective markets. The average price of Gulf Coast gasoline for the six months ended June 30, 2010 increased 61.7 cpg, or 43.2%, to 204.6 cpg, compared to 142.9 cpg for the six months ended June 30, 2009. The average Gulf Coast ultra low-sulfur diesel price for the six months ended June 30, 2010 increased 64.7 cpg, or 44.6%, to 209.8 cpg, compared to 145.1 cpg for the six months ended June 30, 2009. The average price of West Coast LA CARBOB gasoline for the six months ended June 30, 2010 increased 51.0 cpg, or

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30.5%, to 218.4 cpg, compared to 167.4 cpg for the six months ended June 30, 2009. The average West Coast LA ultra low-sulfur diesel price for the six months ended June 30, 2010 increased 65.8 cpg, or 44.5%, to 213.6 cpg, compared to 147.8 cpg for the six months ended June 30, 2009.
          Asphalt Segment. Net sales for our asphalt segment were $172.1 million for the six months ended June 30, 2010, compared to $176.2 million for the six months ended June 30, 2009, a decrease of $4.1 million or 2.3%. The decrease was due primarily to a decrease in asphalt sales volumes and partially offset by higher asphalt sales price for the six months ended June 30, 2010. For the six months ended June 30, 2010, the asphalt volume decreased 30.1% from 529 tons for the six months ended June 30, 2009, to 370 tons for the six months ended June 30, 2010. For the six months ended June 30, 2010, the average blended asphalt sales price increased 28.9% from $369.93 per ton for the six months ended June 30, 2009, to $476.85 per ton for the six months ended June 30, 2010, and the average non-blended asphalt sales price increased 157.9% from $135.54 per ton for the six months ended June 30, 2009, to $349.50 per ton for the six months ended June 30, 2010.
          Retail and Branded Marketing Segment. Net sales for our retail and branded marketing segment were $480.0 million for the six months ended June 30, 2010 compared to $373.9 million for the six months ended June 30, 2009, a increase of $106.1 million or 28.4%. This increase was primarily attributable to increases in motor fuel prices, motor fuel volume and merchandise sales.
Cost of Sales
          Consolidated. Cost of sales was $1,289.8 million for the six months ended June 30, 2010, compared to $1,528.0 million for the six months ended June 30, 2009, a decrease of $238.2 million or 15.6%. This decrease was primarily due to lower refinery throughput volumes at our refining and unbranding marketing segment and lower sales volumes at our asphalt segment, partially offset by higher crude oil prices.
          Refining and Unbranded Marketing Segment. Cost of sales for our refining and unbranded marketing segment was $1,115.3 million for the six months ended June 30, 2010, compared to $1,358.9 million for the six months ended June 30, 2009, a decrease of $243.6 million or 17.9%. This decrease was primarily due to lower refinery throughput, partially offset by an increase in the cost of crude oil. The average price per barrel of WTI for the six months ended June 30, 2010, increased $26.88 per barrel to an average of $78.24 per barrel, compared to an average of $51.36 per barrel for the six months ended June 30, 2009, an increase of 52.3%.
          Asphalt Segment. Cost of sales for our asphalt segment were $161.7 million for the six months ended June 30, 2010, compared to $168.1 million for the six months ended June 30, 2009, a decrease of $6.4 million or 3.8%. The decrease was due primarily to lower asphalt sales volumes, partially offset by higher crude oil costs for the six months ended June 30, 2010 compared to the six months ended June 30, 2009.
          Retail and Branded Marketing Segment. Cost of sales for our retail and branded marketing segment was $419.5 million for the six months ended June 30, 2010, compared to $317.0 million for the six months ended June 30, 2009, an increase of $102.5 million or 32.3%. This increase was primarily attributable to increases in motor fuel prices, motor fuel volume and merchandise costs.
Direct Operating Expenses
          Consolidated. Direct operating expenses were $124.4 million for the six months ended June 30, 2010, compared to $140.2 million for the six months ended June 30, 2009, a decrease of $15.8 million or 11.3%. This decrease was primarily due to lower throughput volumes at our refineries for the six months ended June 30, 2010, compared to the same period in 2009, partially offset by the increased cost of natural gas.
          Refining and Unbranded Marketing Segment. Direct operating expenses for our refining and unbranded marketing segment for the six months ended June 30, 2010 were $101.8 million, compared to $120.0 million for the six months ended June 30, 2009, a decrease of $18.2 million or 15.2%. This decrease was primarily due lower throughput volumes for the six months ended June 30, 2010 compared to the six months ended June 30, 2009.

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          Asphalt Segment. Direct operating expenses for our asphalt segment for the six months ended June 30, 2010, were $22.5 million, compared to $20.2 million for the six months ended June 30, 2009, an increase of $2.3 million or 11.4%. The increase is primarily due to the increase cost of natural gas.
Selling, General and Administrative Expenses
          Consolidated. SG&A expenses for the six months ended June 30, 2010 were $61.0 million, compared to $63.5 million for the six months ended June 30, 2009, a decrease of $2.5 million or 3.9%.
          Refining and Unbranded Marketing Segment. SG&A expenses for our refining and unbranded marketing segment for the six months ended June 30, 2010 were $10.3 million, compared to $14.6 million for the six months ended June 30, 2009, a decrease of $4.3 million or 29.5%. The decrease is primarily due to net bad debt recoveries of $1.5 million recorded in the six months ended June 30, 2010, and higher payroll and related costs in the six months ended June 30, 2009.
          Asphalt Segment. SG&A expenses for our asphalt segment for the six months ended June 30, 2010, were $2.2 million, compared to $2.2 million for the six months ended June 30, 2009.
          Retail and Branded Marketing Segment. SG&A expenses for our retail and branded marketing segment for the six months ended June 30, 2010 were $48.2 million, compared to $46.3 million for the six months ended June 30, 2009, an increase of $1.9 million or 4.1%. The increase was primarily attributable to increased payroll and related costs.
Depreciation and Amortization
          Depreciation and amortization for the six months ended June 30, 2010 was $51.7 million, compared to $45.7 million for the six months ended June 30, 2009, an increase of $6.0 million or 13.1%. This increase was primarily attributable to depreciation on the increase in assets for the Krotz Springs refinery resulting from the settlement of the earnout agreement with Valero in August of 2009 and capital expenditures placed in service in the latter parts of 2009 and the first half of 2010 and higher catalyst amortization in 2010.
Operating Income (Loss)
          Consolidated. Operating income (loss) for the six months ended June 30, 2010 was ($106.7) million, compared to $49.6 million for the six months ended June 30, 2009, a decrease of $156.3 million. This decrease was primarily due to lower refining margins and lower refinery throughput volumes, partially offset by higher branded motor fuel sales margins.
          Refining and Unbranded Marketing Segment. Operating income (loss) for our refining and unbranded marketing segment was ($93.9) million for the six months ended June 30, 2010, compared to $64.2 million for the six months ended June 30, 2009, a decrease of $158.1 million. This decrease was primarily due to lower refining margins and reduced refinery throughput due to turnaround and maintenance activities.
          Refinery operating margin at the Big Spring refinery was $7.26 per barrel for the six months ended June 30, 2010, compared to $8.83 per barrel for the six months ended June 30, 2009. The decrease was partially due to lower industry crack spreads for the refinery’s distillate products. The Gulf Coast 3/2/1 crack spread decreased 6.0% to $8.43 per barrel for the six months ended June 30, 2010, compared to $8.97 per barrel for the six months ended June 30, 2009. Refinery operating margin at the California refineries was $1.29 per barrel for the six months ended June 30, 2010, compared to $3.99 per barrel for the six months ended June 30, 2009. The West Coast 3/2/1 average crack spreads decreased 20.9% to $12.81 per barrel for the six months ended June 30, 2010 compared to $16.19 per barrel for the six months ended June 30, 2009. The Krotz Springs refinery operating margin for the six months ended June 30, 2010 was ($1.48) per barrel, compared to $8.91 per barrel for the six months ended June 30, 2009. The decrease is primarily due the fact that the Krotz Springs refinery had been down due to a major turnaround and maintenance activities all of 2010 until its restart in June 2010.

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          The decreases in refining margins at our Big Spring and California refineries were in part offset by improvements in the sweet/sour and light/heavy differentials. The sweet/sour differential increased 59.5% to $1.85 per barrel for the six months ended June 30, 2010, compared to $1.16 per barrel for the six months ended June 30, 2009. The light/heavy differential increased 83.3% to $9.31 per barrel for the six months ended June 30, 2010, compared to $5.08 per barrel for the six months ended June 30, 2009.
          Asphalt Segment. Operating income (loss) for our asphalt segment was ($17.7) million for the six months ended June 30, 2010, compared to ($17.7) million for the six months ended June 30, 2009.
          Retail and Branded Marketing Segment. Operating income for our retail and branded marketing segment was $5.9 million for the six months ended June 30, 2010, compared to $3.8 million for the six months ended June 30, 2009, an increase of $2.1 million. This increase was primarily due to higher branded motor fuel sales margins, increased motor fuel volume and higher merchandise sales combined with a higher profit margin.
Interest Expense
          Interest expense was $48.3 million for the six months ended June 30, 2010, compared to $49.3 million for the six months ended June 30, 2009, a decrease of $1.0 million, or 2.0%. Included in interest expense for the six months ended June 30, 2010 includes a charge of $6.7 million for the write-off of debt issuance costs associated with our prepayment of the Alon Refining Krotz Springs, Inc. revolving credit facility and the six months ended June 30, 2009 includes a charge of $5.7 million recorded related to liquidation of our heating oil hedge.
Income Tax Expense (Benefit)
          Income tax expense (benefit) was ($51.8) million for the six months ended June 30, 2010, compared to $3.4 million for the six months ended June 30, 2009. This decrease resulted from our pre-tax loss in the six months ended June 30, 2010 compared to pre-tax income in the six months ended June 30, 2009. Our effective tax rate was 37.0% for the first half of 2010, compared to an effective tax rate of 37.8% for the first half of 2009.
Non-Controlling Interest In Loss Of Subsidiaries
          Non-controlling interest in loss of subsidiaries was $6.1 million for the six months ended June 30, 2010, compared to $0.6 million for the six months ended June 30, 2009, an increase of $5.5 million.
Net Income (Loss)
          Net income (loss) was ($82.2) million for the six months ended June 30, 2010, compared to $2.0 million for the six months ended June 30, 2009, a decrease of $84.2 million. This decrease was attributable to the factors discussed above.
Liquidity and Capital Resources
          Our primary sources of liquidity are cash on hand, cash generated from our operating activities and borrowings under our revolving credit facilities and other credit lines. We believe that the aforementioned sources of funds and other sources of capital available to us will be sufficient to satisfy the anticipated cash requirements associated with our business during the next 12 months.
          On March 15, 2010, Alon Refining Krotz Springs, Inc. (“ARKS”) entered into a $65,000 short-term credit facility with Bank Hapoalim B.M. (the “ARKS Term Facility”). The ARKS Term Facility as currently amended and restated matures on August 16, 2010. ARKS has agreed in principal with Bank Hapoalim B.M. to extend the maturity date to November 15, 2010. ARKS originally borrowed $65,000 and has repaid $35,000 as of June 30, 2010. Borrowings under the ARKS Term Facility bear interest at LIBOR plus 3.00%

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          On April 21, 2010, ARKS entered into a Supply and Offtake Agreement, which was amended on May 26, 2010 (the “Supply and Offtake Agreement”), with J. Aron & Company (“J. Aron”), the proceeds of which allowed ARKS to retire part of its obligations under the ARKS Term Facility and support the operation of the refinery at a minimum of 72,000 barrels per day. Pursuant to the Supply and Offtake Agreement, (i) J. Aron agreed to sell to ARKS, and ARKS agreed to buy from J. Aron, at market price, crude oil for processing at the Krotz Springs refinery and (ii) ARKS agreed to sell, and J. Aron agreed to buy, at market price, certain refined products produced at the Krotz Springs refinery.
          In addition, our board of directors has instructed us to pursue a rights offering of convertible preferred shares from which we are expecting net proceeds of $40 million or more. We have received an indication of interest from our shareholder, Alon Israel, to exercise its rights and to invest in the rights offering up to $30 million.
          Our ability to generate sufficient cash from our operating activities depends on our future performance, which is subject to general economic, political, financial, competitive and other factors beyond our control. In addition, our future capital expenditures and other cash requirements could be higher than we currently expect as a result of various factors, including the costs of such future capital expenditures related to the expansion of our business. Certain of our credit facilities contain financial covenants for which we must maintain compliance; the most restrictive of these covenants is contained in the Alon USA LP Credit Facility agreement which requires a subsidiary of ours, Alon USA, Inc., to maintain a net debt to EBITDA ratio, as defined, of no more than 4 to 1. However, this covenant is not effective until December 31, 2010.
          Depending upon conditions in the capital markets and other factors, we will from time to time consider the issuance of debt or equity securities, or other possible capital markets transactions, the proceeds of which could be used to refinance current indebtedness, extend or replace existing revolving credit facilities or for other corporate purposes. Pursuant to our growth strategy, we will also consider from time to time acquisitions of, and investments in, assets or businesses that complement our existing assets and businesses. Acquisition transactions, if any, are expected to be financed through cash on hand and from operations, bank borrowings, the issuance of debt or equity securities or a combination of two or more of those sources.
Cash Flows
          The following table sets forth our consolidated cash flows for the six months ended June 30, 2010, and 2009:

	For the Six Months Ended
	June 30,
	2010	2009
	(dollars in thousands)
Cash provided by (used in):
Operating activities	$(61,560)	$296,964
Investing activities	(4,056)	(44,714)
Financing activities	32,892	(227,227)

Net increase (decrease) in cash and cash equivalents	$(32,724)	$25,023

Cash Flows Provided By (Used In) Operating Activities
          Net cash provided by (used in) operating activities during the six months ended June 30, 2010 was ($61.6) million, compared to $297.0 million during the six months ended June 30, 2009. The total change in cash used in operating activities of $358.6 million is primarily attributable to the difference of approximately $92.4 million in net income, adjusted for non-cash adjustments, and the difference in working capital from income taxes received of approximately $47.3 million in 2010 compared to approximately $113.0 million in 2009. In addition, we received proceeds of $133.6 million from the liquidation of our heating oil crack spread hedge in 2009.

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Cash Flows Used In Investing Activities
          Net cash used in investing activities was $4.1 million during the six months ended June 30, 2010, compared to $44.7 million during the six months ended June 30, 2009. The change in net cash used in investing activities of $40.6 million was primarily attributable to lower 2010 capital expenditures of $54.6 million compared to 2009, proceeds received from the sale of securities and disposal of assets of $56.9 million in 2010, offset by $32.4 million for the Bakersfield refinery acquisition in 2010. Cash used in investing activities during the six months ended June 30, 2009 included proceeds received from insurance of $34.1 million to rebuild the Big Spring refinery.
Cash Flows Provided by (Used In) Financing Activities
          Net cash provided by (used in) financing activities was $32.9 million during the six months ended June 30, 2010, compared to ($227.2) million during the six months ended June 30, 2009. The net change in cash provided by (used in) financing activities is primarily attributable to additions to short-term financing of $41.5 million through the Term Loan Credit Facility and proceeds received of $45.8 million from the Supply and Offtake Agreement, as well as lower payments of $47.3 million on our long-term debt and revolving credit facilities in 2010 compared to repayments of $219.2 million in 2009.
Indebtedness
          Alon USA Energy, Inc. Credit Facilities
          Term Loan Credit Facility. We have a term loan (the “Alon Energy Term Loan”) that will mature on August 2, 2013. Principal payments of $4.5 million per annum are paid in quarterly installments, subject to reduction from mandatory events.
          Borrowings under the Alon Energy Term Loan bear interest at a rate based on a margin over the Eurodollar rate from between 1.75% to 2.50% per annum based upon the ratings of the loans by Standard & Poor’s Rating Service and Moody’s Investors Service, Inc. Currently, the margin is 2.25% over the Eurodollar rate.
          The Alon Energy Term Loan is jointly and severally guaranteed by all of our subsidiaries except for our retail subsidiaries, those subsidiaries established in conjunction with the Krotz Springs refinery acquisition and certain subsidiaries established in conjunction with the Bakersfield refinery acquisition. The Alon Energy Term Loan is secured by a second lien on cash, accounts receivable and inventory and a first lien on most of our remaining assets excluding those of our retail subsidiaries, those subsidiaries established in conjunction with the Krotz Springs refinery acquisition and certain subsidiaries established in conjunction with the Bakersfield refinery acquisition.
          The Alon Energy Term Loan contains customary restrictive covenants, such as restrictions on liens, mergers, consolidations, sales of assets, additional indebtedness, different businesses, certain lease obligations, and certain restricted payments. The Alon Energy Term Loan does not contain any maintenance financial covenants.
          At June 30, 2010, and December 31, 2009, the Alon Energy Term Loan had an outstanding balance of $432.0 million and $434.3 million, respectively.

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          Letters of Credit Facility. On March 9, 2010, we entered into an unsecured credit facility with Israel Discount Bank of New York (the “Alon Energy Letters of Credit Facility”) for the issuance of letters of credit in an amount not to exceed $60.0 million and with a sub-limit for borrowings not to exceed $30.0 million. This facility will terminate on January 31, 2013. On June 30, 2010, we had $60.0 million of outstanding letters of credit under this facility. Borrowings under this facility bear interest at the Eurodollar rate plus 3.00% per annum subject to an overall minimum interest rate of 4.00%.
          This facility contains certain customary restrictive covenants including financial covenants. Certain of these covenants become applicable at September 30, 2010, while others first apply at December 31, 2010.
          Alon USA LP Credit Facility
          Revolving Credit Facility. We have a $240.0 million revolving credit facility (the “Alon USA LP Credit Facility”) that will mature on January 1, 2013. The Alon USA LP Credit Facility can be used both for borrowings and the issuance of letters of credit, subject to a limit of the lesser of the facility or the amount of the borrowing base under the facility.
          Borrowings under the Alon USA LP Credit Facility bear interest at the Eurodollar rate plus 3.00% per annum subject to an overall minimum interest rate of 4.00%.
          The Alon USA LP Credit Facility is secured by (i) a first lien on our cash, accounts receivables, inventories and related assets and (ii) a second lien on our fixed assets and other specified property, in each case, excluding those of Alon Paramount Holdings, Inc. (“Alon Holdings”), and its subsidiaries other than Alon Pipeline Logistics, LLC (“Alon Logistics”), the subsidiaries established in conjunction with the Krotz Springs refinery acquisition, the subsidiaries established in conjunction with the Bakersfield refinery acquisition and our retail subsidiaries.
          The Alon USA LP Credit Facility contains certain restrictive covenants including maintenance financial covenants. As currently amended, the maintenance financial covenants for the leverage ratio and the interest coverage ratio will not apply until the fiscal quarter ending December 31, 2010. The maintenance financial covenant for the current ratio will continue to be measured for all fiscal quarters of 2010.
          Borrowings of $119.0 million and $88.0 million were outstanding under the Alon USA LP Credit Facility at June 30, 2010, and December 31, 2009, respectively. At June 30, 2010, and December 31, 2009, outstanding letters of credit under the Alon USA LP Credit Facility were $120.0 million and $129.0 million, respectively.
          Paramount Petroleum Corporation Credit Facility
          Revolving Credit Facility. Paramount Petroleum Corporation has a $300.0 million revolving credit facility (the “Paramount Credit Facility”) that will mature on February 28, 2012. The Paramount Credit Facility can be used both for borrowings and the issuance of letters of credit subject to a limit of the lesser of the facility or the amount of the borrowing base under the facility.
          Borrowings under the Paramount Credit Facility bear interest at the Eurodollar rate plus a margin based on excess availability. The average excess availability during June 2010 was $62.4 million and the margin was 1.75%.
          The Paramount Credit Facility is primarily secured by (i) a first lien on accounts receivables, inventories and related assets and (ii) a second lien on Alon Holdings’ (excluding Alon Logistics) fixed assets and other specified property.
          The Paramount Credit Facility contains certain restrictive covenants related to working capital, operations and other matters.

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          Borrowings of $55.8 million and $45.3 million were outstanding under the Paramount Credit Facility at June 30, 2010, and December 31, 2009, respectively. At June 30, 2010, and December 31, 2009, outstanding letters of credit under the Paramount Credit Facility were $63.0 million and $18.0 million, respectively.
          Alon Refining Krotz Springs, Inc. Credit Facilities
          Senior Secured Notes. In October 2009, Alon Refining Krotz Springs, Inc. (“ARKS”) issued $216.5 million in aggregate principal amount of 13.50% senior secured notes (the “Senior Secured Notes”) in a private offering. The Senior Secured Notes were issued at an offering price of 94.857%. The Senior Secured Notes will mature on October 15, 2014 and the entire principal amount is due at maturity. Interest is payable semi-annually in arrears on April 15 and October 15.
          ARKS received gross proceeds of $205,365 from the sale of the Senior Secured Notes (before fees and expenses related to the offering). In connection with the closing, ARKS prepaid in full all outstanding obligations under its term loan. The remaining proceeds from the offering were used for general corporate purposes.
          The terms of the Senior Secured Notes are governed by an indenture (the “Indenture”) and the obligations under the Indenture are secured by a first priority lien on ARKS’ property, plant and equipment and a second priority lien on ARKS’ cash, accounts receivable and inventory.
          The Indenture also contains restrictive covenants such as restrictions on loans, mergers, sales of assets, additional indebtedness and restricted payments. The Indenture does not contain any maintenance financial covenants.
          On February 17, 2010, ARKS exchanged $216.5 million of Senior Secured Notes for an equivalent amount of Senior Secured Notes (“Exchange Notes”) registered under the Securities Act of 1933. The Exchange Notes are substantially identical to the Senior Secured Notes, except that the Exchange Notes have been registered with the Securities and Exchange Commission and are not subject to transfer restrictions.
          At June 30, 2010, and December 31, 2009, the Senior Secured Notes had an outstanding balance (net of unamortized discount) of $206.5 million and $205.7 million, respectively. Alon is utilizing the effective interest method to amortize the original issue discount over the life of the Senior Secured Notes.
          Short-Term Credit Facility. On March 15, 2010, ARKS entered into a $65.0 million short-term credit facility with Bank Hapoalim B.M. (the “ARKS Term Facility”). The ARKS Term Facility as currently amended and restated matures on August 16, 2010. ARKS has agreed in principal with Bank Hapoalim B.M. to extend the maturity date to November 15, 2010. ARKS originally borrowed $65.0 million and has repaid $35.0 million as of June 30, 2010.
          Borrowings under the ARKS Term Facility bear interest at LIBOR plus 3.00% and $30.0 million was outstanding under the ARKS Term Facility at June 30, 2010.
          The ARKS Term Facility is secured by a second lien on all assets other than cash, accounts receivable, and inventory of ARKS.
          The ARKS Term Facility contains customary restrictive covenants, such as restrictions on liens, mergers, consolidation, sales of assets, capital expenditures, additional indebtedness, investments, hedging transactions, and certain restricted payments.
          Revolving Credit Facility. On March 15, 2010, ARKS terminated its revolving credit facility agreement (the “ARKS Facility”) and repaid all outstanding amounts thereunder. As a result of the prepayment of the ARKS Facility, we recorded a write-off of unamortized debt issuance costs of $6.7 million as interest expense in the first quarter of 2010.
          Borrowings of $83.3 million and outstanding letters of credit of $2.8 million were outstanding under the ARKS Facility at December 31, 2009.

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          Alon Bakersfield Operating, Inc. Credit Facility
          Short-Term Credit Facility. On June 1, 2010, Alon Bakersfield Operating, Inc., our wholly-owned subsidiary, entered into an $11.5 million secured credit facility with Bank Leumi USA as lender. The facility is secured primarily by the hydrocarbon inventories acquired in the Bakersfield refinery acquisition. The facility will mature on September 1, 2010. The principal is to be repaid in a single payment on the maturity date, subject to reductions from mandatory prepayment events. Borrowings under the facility bear interest at the Eurodollar rate plus 3.00% per annum, subject to an overall minimum interest rate floor of 4.00% per annum.
          Borrowings of $11.5 million were outstanding under the facility at June 30, 2010.
          The facility contains customary covenants, such as restriction on liens, mergers, consolidations, sales of assets, additional indebtedness and different businesses. This facility does not contain any maintenance financial covenants.
          Retail Credit Facilities
          Southwest Convenience Stores, LLC (“SCS”) is a party to a credit agreement (the “SCS Credit Agreement”) that matures on July 1, 2017. Monthly principal payments are based on a 15-year amortization term.
          Borrowings under the SCS Credit Agreement bear interest at a Eurodollar rate plus 1.50% per annum.
          Obligations under the SCS Credit Agreement are jointly and severally guaranteed by us, Alon Brands, Inc., Skinny’s, LLC and all of the subsidiaries of SCS. The obligations under the SCS Credit Agreement are secured by a pledge of substantially all of the assets of SCS and Skinny’s, LLC and each of their subsidiaries, including cash, accounts receivable and inventory.
          The SCS Credit Agreement contains customary restrictive covenants on its activities, such as restrictions on liens, mergers, consolidations, sales of assets, additional indebtedness, investments, certain lease obligations and certain restricted payments. The SCS Credit Agreement also includes one annual financial covenant.
          At June 30, 2010, and December 31, 2009, the SCS Credit Agreement had an outstanding balance of $76.5 million and $79.7 million, respectively, and there were no further amounts available for borrowing.
          Other Retail Related Credit Facilities
          In 2003, Alon obtained $1.5 million in mortgage loans to finance the acquisition of new retail locations. The interest rates on these loans ranged between 5.5% and 9.7%, with 5 to 15-year payment terms. At June 30, 2010, and December 31, 2009, the outstanding balances were $0.8 million and $0.8 million, respectively.
Capital Spending
          Each year our Board of Directors approves capital projects, including regulatory and planned turnaround projects that our management is authorized to undertake in our annual capital budget. Additionally, at times when conditions warrant or as new opportunities arise, other projects or the expansion of existing projects may be approved. Our updated total capital expenditure and turnaround/chemical catalyst budget for 2010 is $45.3 million, of which $20.1 million is related to regulatory and compliance projects, $22.7 million is related to turnaround and chemical catalyst, and $2.5 million is related to various improvement and sustaining projects. Approximately $24.2 million has been spent as of June 30, 2010.
          Turnaround and Chemical Catalyst Costs. We expect to spend approximately $22.7 million during 2010 relating to turnaround and chemical catalyst. Approximately $11.5 million has been spent as of June 30, 2010 compared to $10.3 million for the same period in 2009.

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Contractual Obligations and Commercial Commitments
          There have been no material changes outside the ordinary course of business from our contractual obligations and commercial commitments detailed in our Annual Report on Form 10-K for the year ended December 31, 2009.
Off-Balance Sheet Arrangements
          We have no material off-balance sheet arrangements.
Critical Accounting Policies
          We prepare our consolidated financial statements in conformity with GAAP. In order to apply these principles, we must make judgments, assumptions and estimates based on the best available information at the time. Actual results may differ based on the accuracy of the information utilized and subsequent events, some of which we may have little or no control over.
          Our critical accounting policies are described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in our Annual Report on Form 10-K for the year ended December 31, 2009. Certain critical accounting policies that materially affect the amounts recorded in our consolidated financial statements are the use of the LIFO method for valuing certain inventories and the deferral and subsequent amortization of costs associated with major turnarounds and chemical catalysts replacements. No significant changes to these accounting policies have occurred subsequent to December 31, 2009.
New Accounting Standards and Disclosures
          New accounting standards are disclosed in Note 1(c) Basis of Presentation and Certain Significant Accounting Policies—New Accounting Standards included in the consolidated financial statements included in Item 1 of this report.

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ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
          Changes in commodity prices, purchased fuel prices and interest rates are our primary sources of market risk. Our risk management committee oversees all activities associated with the identification, assessment and management of our market risk exposure.
Commodity Price Risk
          We are exposed to market risks related to the volatility of crude oil and refined product prices, as well as volatility in the price of natural gas used in our refinery operations. Our financial results can be affected significantly by fluctuations in these prices, which depend on many factors, including demand for crude oil, gasoline and other refined products, changes in the economy, worldwide production levels, worldwide inventory levels and governmental regulatory initiatives. Our risk management strategy identifies circumstances in which we may utilize the commodity futures market to manage risk associated with these price fluctuations.
          In order to manage the uncertainty relating to inventory price volatility, we have consistently applied a policy of maintaining inventories at or below a targeted operating level. In the past, circumstances have occurred, such as timing of crude oil cargo deliveries, turnaround schedules or shifts in market demand that have resulted in variances between our actual inventory level and our desired target level. Upon the review and approval of our risk management committee, we may utilize the commodity futures market to manage these anticipated inventory variances.
          We maintain inventories of crude oil, refined products, asphalt and blendstocks, the values of which are subject to wide fluctuations in market prices driven by world economic conditions, regional and global inventory levels and seasonal conditions. As of June 30, 2010, we held approximately 2.7 million barrels of crude oil, refined product and asphalt inventories valued under the LIFO valuation method with an average cost of $39.01 per barrel. Market value exceeded carrying value of LIFO costs by $104.4 million. We refer to this excess as our LIFO reserve. If the market value of these inventories had been $1.00 per barrel lower, our LIFO reserve would have been reduced by $2.7 million.
          In accordance with fair value provisions of ASC 825-10, all commodity futures contracts are recorded at fair value and any changes in fair value between periods is recorded in the profit and loss section of our consolidated financial statements. “Forwards” represent physical trades for which pricing and quantities have been set, but the physical product delivery has not occurred by the end of the reporting period. “Futures” represent trades which have been executed on the New York Mercantile Exchange which have not been closed or settled at the end of the reporting period. A “long” represents an obligation to purchase product and a “short” represents an obligation to sell product.

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     The following table provides information about our derivative commodity instruments as of June 30, 2010:

Description		Wtd Avg Purchase	Wtd Avg Sales		Market	Gain
of Activity	Contract Volume	Price/BBL	Price/BBL	Contract Value	Value	(Loss)
				(in thousands)
Forwards-long (Diesel)	10,908	$85.58	$—	$934	$880	$(54)
Forwards-short (Diesel)	(260,943)	—	85.45	(22,297)	(21,362)	935
Forwards-short (Crude)	(84,000)	—	76.92	(6,461)	(6,353)	108

Description		Wtd Avg Contract	Wtd Avg Market		Market	Gain
of Activity	Contract Volume	Price/Oz	Price/Oz	Contract Value	Value	(Loss)
				(in thousands)
Futures-short (Platinum)	(2,846)	$1,480.00	$1,542.30	$(4,212)	$(4,389)	$(177)
Futures-short (Palladium)	(2,534)	436.00	445.85	(1,105)	(1,130)	(25)

Description		Wtd Avg Contract	Wtd Avg Market		Market	Gain
of Activity	Contract Volume	Spread	Spread	Contract Value	Value	(Loss)
				(in thousands)
Futures-crack spread (Heating oil)	292,400	$11.84	$10.46	$3,463	$3,059	$(404)
Futures-call options (Heating oil)	(3,514,500)	13.24	13.26	(46,535)	(46,595)	(60)
Interest Rate Risk
     As of June 30, 2010, $529.0 million of our outstanding debt was at floating interest rates out of which approximately $119.0 million was at the Eurodollar rate plus 3.00%, subject to a minimum interest rate of 4.00%. As of June 30, 2010, we had interest rate swap agreements with a notional amount of $350.0 million with remaining periods ranging from less than a year to three years and fixed interest rates ranging from 4.25% to 4.75%. An increase of 1% in the Eurodollar rate on indebtedness, net of the weighted average notional amount of the interest rate swap agreements outstanding in 2010 and the instrument subject to the minimum interest rate, would result in an increase in our interest expense of approximately $4.5 million per year.

ITEM 4.	CONTROLS AND PROCEDURES
(1) Evaluation of disclosure controls and procedures.
          Our management has evaluated, with the participation of our principal executive and principal financial officers, the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this report, and has concluded that our disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms including, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosures.

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(2) Changes in internal control over financial reporting.
          There has been no change in our internal control over financial reporting (as described in Rule 13a-15(f) under the Exchange Act) that occurred during our last fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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PART II. OTHER INFORMATION

ITEM 1A.	RISK FACTORS
WE MAY INCUR SIGNIFICANT COSTS TO COMPLY WITH NEW OR CHANGING ENVIRONMENTAL LAWS AND REGULATIONS.
          Our operations are subject to extensive regulatory controls on air emissions, water discharges, waste management and the clean-up of contamination that can require costly compliance measures. If we fail to meet environmental requirements, we may be subject to administrative, civil and criminal proceedings by state and federal authorities, as well as civil proceedings by environmental groups and other individuals, which could result in substantial fines and penalties against us as well as governmental or court orders that could alter, limit or stop our operations.
          For example, on February 2, 2007, we committed in writing to enter into discussions with the EPA under the National Petroleum Refinery Initiative. To date, the EPA has not made any specific findings against us or any of our refineries and we have not determined whether we will ultimately enter into a settlement agreement with the EPA. Based on prior settlements that the EPA has reached with other petroleum refiners under the Petroleum Refinery Initiative, we anticipate that the EPA will seek relief in the form of the payment of civil penalties, the installation of air pollution controls and the implementation of environmentally beneficial projects. At this time, we cannot estimate the amount of any such civil penalties or the costs of any required controls or environmentally beneficial projects.
          Additionally, in 2010 our Big Spring refinery was one of more than 100 facilities in Texas to receive a Clean Air Act request for information from the EPA relating to the EPA’s disapproval of Texas’ “flexible permitting rule.” According to the EPA, the Texas “flexible permit rule” was never approved by the EPA for inclusion in the Texas state clean-air implementation plan and, therefore, emission limitations in Texas flexible permits are not federally enforceable. The EPA indicated that it would consider enforcement against holders of flexible permits that failed to comply with applicable federal requirements on a case-by-case basis. At this time, it is unclear whether we will become the target of EPA enforcement, whether we will have any obligation to install new controls or whether or how we will be required to revise our current permit for the Big Spring refinery or obtain new permit limits to address any alleged permitting deficiencies.
          New laws and regulations, new interpretations of existing laws and regulations, increased governmental enforcement or other developments could require us to make additional unforeseen expenditures. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time. We are not able to predict the impact of new or changed laws or regulations or changes in the ways that such laws or regulations are administered, interpreted or enforced. The requirements to be met, as well as the technology and length of time available to meet those requirements, continue to develop and change. To the extent that the costs associated with meeting any of these requirements are substantial and not adequately provided for, our results of operations and cash flows could suffer.

ITEM 6.	EXHIBITS

Exhibit
Number	Description of Exhibit
3.1	Amended and Restated Certificate of Incorporation of Alon USA Energy, Inc. (incorporated by reference to Exhibit 3.1 to Form S-1, filed by the Company on July 7, 2005, SEC File No. 333-124797).

3.2	Amended and Restated Bylaws of Alon USA Energy, Inc. (incorporated by reference to Exhibit 3.2 to Form S-1, filed by the Company on July 14, 2005, SEC File No. 333-124797).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Form S-1, filed by the Company on June 17, 2005, SEC File No. 333-124797).

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Exhibit
Number	Description of Exhibit
4.2	Indenture, dated as of October 22, 2009, by and among Alon Refining Krotz Springs, Inc. and Wilmington Trust FSB, as Trustee (incorporated by reference to Exhibit 4.1 to Form 8-K, filed by the Company on October 23, 2009, SEC File No. 001-32567).

10.1	Seventh Amendment to Amended Revolving Credit Agreement, dated as of June 1, 2010, by and among Alon USA, LP, Israel Discount Bank of New York, Bank Leumi USA and certain other guarantor companies and financial institutions from time to time named therein.

10.2	Eighth Amendment to Amended Revolving Credit Agreement, dated as of June 16, 2010, by and among Alon USA, LP, Israel Discount Bank of New York, Bank Leumi USA and certain other guarantor companies and financial institutions from time to time named therein.

10.3	Amendment No. 1 to Credit Agreement, dated May 28, 2010, among Alon Refining Krotz Springs, Inc., each other party joined as a borrower thereunder from time to time, the Lenders party thereto, and Bank Hapoalim B.M., as Administrative Agent.

10.4	Amendment No. 2 to Credit Agreement, dated June 15, 2010, among Alon Refining Krotz Springs, Inc., each other party joined as a borrower thereunder from time to time, the Lenders party thereto, and Bank Hapoalim B.M., as Administrative Agent.

10.5	Credit Agreement, dated May 28, 2010, by and between Alon Refining Krotz Springs, Inc. and Goldman Sachs Bank USA, as Issuing Bank.

10.6	Amended and Restated Supply and Offtake Agreement, dated May 26, 2010 by and between Alon Refining Krotz Springs, Inc. and J. Aron & Company.

31.1	Certifications of Chief Executive Officer pursuant to §302 of the Sarbanes-Oxley Act of 2002.

31.2	Certifications of Chief Financial Officer pursuant to §302 of the Sarbanes-Oxley Act of 2002.

32.1	Certifications of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Alon USA Energy, Inc.
Date: August 6, 2010	By:	/s/ David Wiessman
David Wiessman
Executive Chairman

Date: August 6, 2010	By:	/s/ Jeff D. Morris
Jeff D. Morris
Chief Executive Officer

Date: August 6, 2010	By:	/s/ Shai Even
Shai Even
Chief Financial Officer

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EXHIBITS

Exhibit
Number	Description of Exhibit
3.1	Amended and Restated Certificate of Incorporation of Alon USA Energy, Inc. (incorporated by reference to Exhibit 3.1 to Form S-1, filed by the Company on July 7, 2005, SEC File No. 333-124797).

3.2	Amended and Restated Bylaws of Alon USA Energy, Inc. (incorporated by reference to Exhibit 3.2 to Form S-1, filed by the Company on July 14, 2005, SEC File No. 333-124797).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Form S-1, filed by the Company on June 17, 2005, SEC File No. 333-124797).

4.2	Indenture, dated as of October 22, 2009, by and among Alon Refining Krotz Springs, Inc. and Wilmington Trust FSB, as Trustee (incorporated by reference to Exhibit 4.1 to Form 8-K, filed by the Company on October 23, 2009, SEC File No. 001-32567).

10.1	Seventh Amendment to Amended Revolving Credit Agreement, dated as of June 1, 2010, by and among Alon USA, LP, Israel Discount Bank of New York, Bank Leumi USA and certain other guarantor companies and financial institutions from time to time named therein.

10.2	Eighth Amendment to Amended Revolving Credit Agreement, dated as of June 16, 2010, by and among Alon USA, LP, Israel Discount Bank of New York, Bank Leumi USA and certain other guarantor companies and financial institutions from time to time named therein.

10.3	Amendment No. 1 to Credit Agreement, dated May 28, 2010, among Alon Refining Krotz Springs, Inc., each other party joined as a borrower thereunder from time to time, the Lenders party thereto, and Bank Hapoalim B.M., as Administrative Agent.

10.4	Amendment No. 2 to Credit Agreement, dated June 15, 2010, among Alon Refining Krotz Springs, Inc., each other party joined as a borrower thereunder from time to time, the Lenders party thereto, and Bank Hapoalim B.M., as Administrative Agent.

10.5	Credit Agreement, dated May 28, 2010, by and between Alon Refining Krotz Springs, Inc. and Goldman Sachs Bank USA, as Issuing Bank.

10.6	Amended and Restated Supply and Offtake Agreement, dated May 26, 2010 by and between Alon Refining Krotz Springs, Inc. and J. Aron & Company.

31.1	Certifications of Chief Executive Officer pursuant to §302 of the Sarbanes-Oxley Act of 2002.

31.2	Certifications of Chief Financial Officer pursuant to §302 of the Sarbanes-Oxley Act of 2002.

32.1	Certifications of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002.

58

EXHIBIT 10.1
WAIVER, CONSENT, PARTIAL RELEASE
AND SEVENTH AMENDMENT TO
AMENDED REVOLVING CREDIT AGREEMENT
AND LOAN DOCUMENTS
     WAIVER, CONSENT, PARTIAL RELEASE AND SEVENTH AMENDMENT, dated as of June 1, 2010 (this “Agreement”), by and among Alon USA Energy, Inc., a Delaware corporation (the “Parent”), Alon USA, LP, f/k/a SWBU, L.P., a Texas limited partnership (“Alon LP”; together with such other subsidiaries of the Parent as may be designated as a borrower under the Credit Agreement by Alon LP with the prior written consent of the Agent (as defined below) and the Required Lenders (as defined in the Credit Agreement), each individually a “Borrower”, and, collectively, the “Borrowers”), all direct and indirect subsidiaries of the Parent other than the “Excluded Subsidiaries” referred to below (the Parent and such direct and indirect subsidiaries that are not Excluded Subsidiaries are hereinafter referred to individually as a “Guarantor Company” and, collectively, as the “Guarantor Companies”), the Lenders (as defined below), Israel Discount Bank of New York, as administrative agent, co-arranger and collateral agent for the Lenders (in such capacity, the “Agent”), and Bank Leumi USA, as co-arranger for the Lenders (“Bank Leumi”).
W I T N E S S E T H
     WHEREAS, the Borrowers, the Guarantor Companies, the financial institutions from time to time party thereto (each a “Lender” and collectively, the “Lenders”), the Agent and Bank Leumi are parties to the Amended Revolving Credit Agreement, dated as of June 22, 2006 (as amended by (i) the First Amendment, dated as of August 4, 2006, (ii) the Waiver, Consent, Partial Release and Second Amendment, dated as of February 28, 2007, (iii) the Third Amendment, dated as of June 29, 2007, (iv) the Waiver, Consent, Partial Release and Fourth Amendment, dated as of July 2, 2008, (v) the Fifth Amendment, dated as of July 31, 2009, and (vi) the Sixth Amendment to the Credit Agreement, dated as of May 10, 2010, the “Credit Agreement”), pursuant to which the Lenders have made revolving loans to the Borrowers;
     WHEREAS, the obligations of the Borrowers and the Guarantor Companies to the Agent and the Lenders in respect of the Credit Agreement and the other Loan Documents are secured, inter alia, by the collateral and other security interests referred to in the Credit Agreement, the Security Agreement, the Pledge Agreement and the other Security Documents;
     WHEREAS, the Borrowers have informed the Lenders that (i) Alon Bakersfield Holdings, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Alon Assets (“Bakersfield Holdings”), (ii) Alon Bakersfield Assets, Inc., a Delaware corporation and a direct subsidiary of Bakersfield Holdings (“Bakersfield Assets”), (iii) Alon Bakersfield Operating, Inc., a Delaware corporation and a direct subsidiary of Bakersfield Holdings (“Bakersfield Operating”), and (iv) Alon Bakersfield Logistics, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Bakersfield Holdings (“Bakersfield Logistics”; together with Bakersfield Holdings, Bakersfield Assets, Bakersfield Operating, and each other Person (other than any Person that has been at any time a party to the Credit Agreement) that becomes a Subsidiary of Bakersfield Holdings from time to time, the “Released Parties”), intend (A) to acquire certain hydrocarbon inventories and fixed assets located at the Big West Refinery, in

Bakersfield, California, from Big West of California, LLC (the “Bakersfield Refinery Assets”) and (B) to enter into loan documents to finance the acquisition of the Bakersfield Refinery Assets (the agreements, instruments and documents executed and delivered to evidence, govern and secure any of the obligations of Bakersfield Logistics and the other Released Parties, each as amended, supplemented or otherwise modified from time to time, collectively, the “Bakersfield Loan Documents”);
     WHEREAS, the Borrowers, the Guarantor Companies, the Lenders, Bank Leumi and the Agent wish to amend the Credit Agreement and the Loan Documents, in order to exclude the Released Parties from certain provisions of the Credit Agreement that would otherwise be applicable to such Subsidiaries of the Parent; and
     WHEREAS, the Borrowers and the Guarantor Companies have requested that the Agent and the Required Lenders (i) consent to and waive any Event of Default that would or will otherwise arise under Section 10.01(c) or (d) of the Credit Agreement as a result of a breach of Section 7.02(a) or (b) of the Credit Agreement as a result of the execution of the Bakersfield Loan Documents, (ii) consent to the release of the Agent’s Liens on the Released Parties’ Capital Stock and all assets of the Released Parties and (iii) release the Released Parties from the Credit Agreement and the other Loan Documents and all Obligations thereunder;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Definitions. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Credit Agreement.
     2. Amendments to Credit Agreement.
          (a) Deletion of Existing Definition. The defined term “Alon Interests” in Section 1.01 of the Credit Agreement is hereby deleted.
          (b) New Definitions. Section 1.01 of the Credit Agreement is hereby amended to add the following defined terms in the appropriate alphabetical order:
     “‘Alon Brands’ means Alon Brands, Inc., a Delaware corporation that was formerly Alon USA Interests, LLC, a Texas limited partnership immediately prior to its conversion and change of name.”
     “‘Bakersfield Assets’ means Alon Bakersfield Assets, Inc., a Delaware corporation and a direct subsidiary of Bakersfield Holdings.”
     “‘Bakersfield Holdings’ means Alon Bakersfield Holdings, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Alon Assets.”

     “‘Bakersfield Logistics’ means Alon Bakersfield Logistics, Inc. a Delaware corporation and a direct subsidiary of Bakersfield Holdings.”
     “‘Bakersfield Operating’ means Alon Bakersfield Operating, Inc., a Delaware corporation and a direct subsidiary of Bakersfield Holdings.”
     “‘Bakersfield Subsidiaries’ means Bakersfield Holdings, Bakersfield Assets, Bakersfield Operating, Bakersfield Logistics and each of their respective Subsidiaries (other than any Person that has been at any time a party to the Credit Agreement).”
          (c) Amendment and Restatement of Existing Definitions. The following defined terms in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:
     “‘Excluded Subsidiaries’ means (i) the Subsidiaries of Alon Brands, (ii) the Bank of America Financed Subsidiaries, (iii) the Alon Louisiana Subsidiaries, and (iv) the Bakersfield Subsidiaries.”
     “‘Fixed Assets and Other Specified Property’ means any (a) Fixed Assets, (b) any Capital Stock issued by a Subsidiary of a Company and owned by a Company (other than any Capital Stock of (i) the Bank of America Financed Subsidiaries owned by Paramount Petroleum Holdings, (ii) Alon Brands owned by Alon LP, (iii) any Subsidiary of Alon Brands, (iv) any Alon Louisiana Subsidiary and (v) any Bakersfield Subsidiary), and (c) any Indebtedness owed by one Company to another Company which is evidenced by a promissory note.”
          (d) References to the term “Alon Interests”. Each reference to “Alon Interests” in the Credit Agreement and the other Loan Documents is hereby deleted and each such reference is replaced with “Alon Brands”.
          (e) Representations and Warranties; Subsidiaries. Section 6.01(f) of the Credit Agreement is hereby amended by deleting the words “the Bank of America Financed Subsidiaries and the Alon Louisiana Subsidiaries” and by substituting therefor the following: “the Bank of America Financed Subsidiaries, the Alon Louisiana Subsidiaries and the Bakersfield Subsidiaries”.
          (f) Affirmative Covenants; Subsidiaries, Etc. Section 7.01(b)(i) of the Credit Agreement is hereby amended by deleting the first parenthetical (which begins in the first line) in its entirety and by substituting therefor the following:

“(other than (A) a Subsidiary of Alon Brands, (B) any direct Subsidiary of the Parent and any Subsidiary of any direct Subsidiary of the Parent (other than Subsidiaries of Alon USA), (C) the Bank of America Financed Subsidiaries, (D) the Alon Louisiana Subsidiaries and (E) and the Bakersfield Subsidiaries)”
     3. Amendments to the Pledge Agreement and Security Agreement.
          (a) Section 2 of the Pledge Agreement is hereby amended by deleting the last sentence of Section 2 in its entirety and by substituting therefor the following:
“Anything to the contrary notwithstanding, the Pledged Shares shall not include (i) the Capital Stock of Alon Brands, Inc., a Delaware corporation (f/k/a Alon USA Interests, LLC, a Texas limited liability company), and its Subsidiaries, (ii) the Capital Stock of the Bank of America Financed Subsidiaries, (iii) the Capital Stock of the Alon Louisiana Subsidiaries, (iv) the Capital Stock of the Bakersfield Subsidiaries and (v) Capital Stock in any Pledgor held by management or employees or issuable upon the exercise of warrants or options, in each case to the extent permitted by and in accordance with the Revolving Credit Agreement.”
          (b) Section 2 of the Security Agreement is hereby amended by deleting the last sentence of Section 2 in its entirety and by substituting therefor the following:
“Anything to the contrary notwithstanding, Collateral shall not include (i) the Capital Stock of the Bank of America Financed Subsidiaries, (ii) the Capital Stock of the Alon Louisiana Subsidiaries, (iii) the Capital Stock of Alon Brands and its Subsidiaries and (iv) the Capital Stock of the Bakersfield Subsidiaries.”
     4. Waiver, Consent and Release. Subject to the satisfaction of the conditions contained in Section 7 hereof and pursuant to Section 12.03 of the Credit Agreement:
          (a) The Agent and the Required Lenders consent to, and waive any Default or Event of Default that would otherwise arise under Section 10.01(c) or (d) of the Credit Agreement as a result of a breach of Section 7.02(a) or (b) of the Credit Agreement by reason of the execution and delivery of the Bakersfield Loan Documents.
          (b) The Agent and the Required Lenders hereby release their security interest in and lien on the Capital Stock and all assets of the Released Parties and release the Released Parties from the Credit Agreement and the other Loan Documents and all Obligations thereunder.
     5. Releases of Security Interests and Liens.
          (a) Subject to the satisfaction of the conditions set forth in Section 7 hereof, the Agent’s security interest in and lien on the Capital Stock and assets of the Released

Parties is hereby released without recourse, representation or warranty of any kind, express or implied and at the sole cost and expense of Borrowers.
          (b) The Agent will, at the request of Administrative Borrower, execute and deliver, and hereby authorizes the Administrative Borrower to execute and deliver, such other instruments and documents, and take such further action, as Administrative Borrower may reasonably request to effect or evidence the termination of Agent’s security interest in and lien on the Capital Stock and assets of the Released Parties and releases the Released Parties from the Credit Agreement and the other Loan Documents and all Obligations thereunder as provided in clause (a) above, but without recourse, representation or warranty of any kind, express or implied, and at the sole cost and expense of Borrowers.
     6. Representations and Warranties. To induce the other parties hereto to enter into this Agreement, the Loan Parties represent and warrant to the Agent and the Lenders that, as of the Agreement Effective Date (as defined below):
          (a) The execution, delivery and performance by each of the Loan Parties of this Agreement has been duly authorized by all requisite corporate actions; that this Agreement has been duly executed and delivered by each of the Loan Parties; and that this Agreement and the Credit Agreement, as amended by this Agreement, constitute legal, valid and binding obligations of the Loan Parties, enforceable against them in accordance with its terms (subject to the applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
          (b) The representations and warranties contained in Article VI of the Credit Agreement and in each other Loan Document and certificate or other writing delivered to Agent or any Lender pursuant thereto on or prior to the Agreement Effective Date are true and correct in all material respects on and as of the Agreement Effective Date, after giving effect to the terms of this Agreement, as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such date).
          (c) No Default or Event of Default has occurred and is continuing on the Agreement Effective Date or will result from this Agreement becoming effective in accordance with its terms.
          (d) The organizational structure of Parent and its Subsidiaries is as set forth on Schedule A hereto.

     7. Conditions to Effectiveness. The effectiveness of this Agreement is subject to the fulfillment on or before June 1, 2010, in a manner satisfactory to the Agent, of the condition precedent that this Agreement shall have been executed and delivered by the Loan Parties, the Agent and the Lenders (the date such condition is fulfilled is hereafter referred to as the “Agreement Effective Date”).
     8. Reservation of Rights. This release shall apply only to the Capital Stock and all assets of the Released Parties and does not, in any manner whatsoever, allow for the release of liens on any other Collateral of any other Loan Party. The Agent’s liens on all such other Collateral shall remain in full force and effect. No action or acquiescence by the Agent and the Lenders, including, without limitation, the amendment under this Agreement of, or the acceptance of any payments under, the Credit Agreement, shall constitute a waiver of any Default or Event of Default, except as expressly set forth herein. Accordingly, the Agent and the Lenders reserve all of their rights under the Credit Agreement, the Loan Documents, at law and otherwise regarding any such Default or Event of Default.
     9. Continued Effectiveness of Loan Documents. Each of the Loan Parties hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Agreement Effective Date all references in any such Loan Document to “the Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Agreement, and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Collateral Agent, or to grant to the Collateral Agent a security interest in or lien on, any collateral as security for the Obligations of the Loan Parties from time to time existing in respect of the Credit Agreement and the Loan Documents, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects, except with respect to the Capital Stock or other Collateral released hereunder.
     10. Loan Parties; Borrowing Base; Intercreditor Agreement.
          (a) Notwithstanding anything to the contrary, after the Agreement Effective Date:
               (i) none of the Released Parties shall be deemed to be a Loan Party, a Company, or a Guarantor Company under the Credit Agreement or any of the other Loan Documents;
               (ii) no assets of the Released Parties shall be included in any calculation of the Borrowing Base under the Credit Agreement;
               (iii) the Capital Stock and all assets of the Released Parties shall no longer be collateral of the Agent and the Lenders under the Intercreditor Agreement;
               (iv) the Released Parties shall be released from the Intercreditor Agreement; and

               (v) none of the Released Parties shall be subject to the terms and conditions of the Credit Agreement and the other Loan Documents, and no Default or Event of Default shall result on account of any representation, warranty, covenant or agreement set forth in the Credit Agreement and the other Loan Documents insofar as they relate to any Released Party or any action or failure to act by any Released Party.
          (b) In no event shall any Person that has been at any time a party to the Credit Agreement be a Released Party.
     11. Miscellaneous.
          (a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of a counterpart hereby by facsimile transmission shall be equally effective as delivery of a manually executed counterpart hereof.
          (b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
          (c) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
          (d) The Loan Parties will pay on demand all reasonable fees, reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution and delivery of this Agreement, including, without limitation, the reasonable fees, out-of-pocket disbursements and other client charges of Schulte Roth & Zabel LLP.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower:

ALON USA, LP

By:	Alon USA GP, LLC, a Delaware limited liability company, its general partner

	By:	/s/ Shai Even

	Name:	Shai Even
	Title:	Senior Vice President and Chief Financial Officer

Guarantor Companies:

ALON USA OPERATING, INC ALON USA REFINING, INC. ALON USA, INC. ALON USA ENERGY, INC. ALON PARAMOUNT HOLDINGS, INC. ALON USA GP, LLC ALON ASSETS, INC.

By:	/s/ Shai Even

Name:	Shai Even
Title:	Senior Vice President and Chief Financial Officer

ALON USA CAPITAL, INC.

By:	/s/ Harlin Dean

Name:	Harlin Dean
Title:	Vice President and Secretary

ALON CRUDE PIPELINE, LLC

By:	/s/ Shai Even

Name:	Shai Even
Title:	Vice President and Chief Financial Officer

ALON BRANDS, INC. ALON USA DELAWARE, LLC ALON PIPELINE LOGISTICS, LLC

By:	/s/ Shai Even

Name:	Shai Even
Title:	Vice President

Agent and Lender:

ISRAEL DISCOUNT BANK OF NEW YORK

By:	/s/ Amir Barash

Name:	Amir Barash
Title:	SVP

By:	/s/ Zalutki Hai

Name:	Zalutki Hai
Title:	AVP

Lender and Co-arranger:

BANK LEUMI USA

By:	/s/ Michaela Klein

Name:	Michaela Klein
Title:	SVP

By:	/s/ Noam Katz

Name:	Noam Katz
Title:	BO

EXHIBIT 10.2
EIGHTH AMENDMENT TO
AMENDED REVOLVING CREDIT AGREEMENT
          EIGHTH AMENDMENT, dated as of June 16, 2010 (this “Agreement”), by and among Alon USA Energy, Inc., a Delaware corporation (the “Parent”), Alon USA, LP, f/k/a SWBU, L.P., a Texas limited partnership (“Alon LP”; together with such other subsidiaries of the Parent as may be designated as a borrower under the Credit Agreement by Alon LP with the prior written consent of the Agent (as defined below) and the Required Lenders (as defined in the Credit Agreement), each individually a “Borrower”, and, collectively, the “Borrowers”), all direct and indirect subsidiaries of the Parent other than the Excluded Subsidiaries (as defined in the Credit Agreement) (the Parent and such direct and indirect subsidiaries that are not Excluded Subsidiaries are hereinafter referred to individually as a “Guarantor Company” and, collectively, as the “Guarantor Companies”), the Lenders (as defined below), Israel Discount Bank of New York, as administrative agent, co-arranger and collateral agent for the Lenders (in such capacity, the “Agent”), and Bank Leumi USA, as co-arranger for the Lenders (“Bank Leumi”).
W I T N E S S E T H
          WHEREAS, the Borrowers, the Guarantor Companies, the financial institutions from time to time party thereto (each a “Lender” and collectively, the “Lenders”), the Agent and Bank Leumi are parties to the Amended Revolving Credit Agreement, dated as of June 22, 2006 (as amended by (i) the First Amendment, dated as of August 4, 2006, (ii) the Waiver, Consent, Partial Release and Second Amendment, dated as of February 28, 2007, (iii) the Third Amendment, dated as of June 29, 2007, (iv) the Waiver, Consent, Partial Release and Fourth Amendment, dated as of July 2, 2008, (v) the Fifth Amendment, dated as of July 31, 2009, (vi) the Sixth Amendment, dated as of May 10, 2010, and (vii) the Seventh Amendment, dated as of June 1, 2010, the “Credit Agreement”), pursuant to which the Lenders have made revolving loans to the Borrowers;
          WHEREAS, the Loan Parties have requested that the Lenders amend the Credit Agreement so that the leverage ratio and the interest coverage ratio not apply for the fiscal quarters ending September 30, 2010, and the Lenders, Bank Leumi and the Agent are willing to so amend Credit Agreement, subject to the terms and conditions set forth in this Agreement;
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Definitions. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Credit Agreement.
     2. Amendments to Credit Agreement.
          (a) Financial Covenant — Funded Debt to EBITDA. Section 7.02(i)(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

               “(ii) Funded Debt to EBITDA. Permit the ratio of (A) the aggregate principal amount of all outstanding Indebtedness for borrowed money of Alon USA and its Consolidated Subsidiaries as of the end of any period of four consecutive Fiscal Quarters, less freely transferable cash and Permitted Investments of Alon USA and its Consolidated Subsidiaries not subject to any Lien (other than a Lien in favor of the Agent) as of the end of such period of four consecutive Fiscal Quarters, to (B) Consolidated EBITDA of Alon USA and its Consolidated Subsidiaries for such period of four consecutive Fiscal Quarters, to be greater than 4.0 to 1.0, provided that no such requirement shall apply with respect to the Fiscal Quarters ending March 31, 2010, June 30, 2010 and September 30, 2010.
Solely for the purposes of calculating the ratio set forth above, if, at the time the ratio is being determined, either Alon USA or any of its Subsidiary shall have completed any Disposition, Merger, incurrence of Indebtedness, Investment or Restricted Payment (or series of related Dispositions, Mergers, incurrence of Indebtedness, Investments or Restricted Payments) exceeding $25,000,000 in the aggregate since the beginning of the relevant four consecutive Fiscal Quarter period, the ratio shall be determined on a pro forma basis as if such Disposition, Merger, incurrence of Indebtedness, Investment or Restricted Payment, had occurred at the beginning of such period.”
          (b) Financial Covenant — Interest Coverage Ratio. Section 7.02(i)(iv) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
               “(iv) Interest Coverage Ratio. Permit the ratio (the “Interest Coverage Ratio”) of (A) Consolidated EBITDA of Alon USA and its Consolidated Subsidiaries, to (B) interest expense of Alon USA and its Consolidated Subsidiaries payable for such period, in each case as of the end of any period of four consecutive Fiscal Quarters, to be less than 2.0:1.0, provided that no such requirement shall apply with respect to the Fiscal Quarters ending March 31, 2010, June 30, 2010 and September 30, 2010.”
     3. Conditions to Effectiveness. The effectiveness of this Agreement is subject to the fulfillment on or before June 16, 2010, in a manner satisfactory to the Agent, of the following conditions (the date such conditions are fulfilled is hereafter referred to as the “Eighth Amendment Date”):
          (a) The Agent shall have received on or before the Eighth Amendment Date the following, each in form and substance satisfactory to the Agent:
               (i) five (5) copies of this Agreement, duly executed by the Loan Parties, the Agent and the Lenders; and
               (ii) five (5) copies of the Eighth Amendment Fee Letter, dated as of the date hereof, duly executed by the Borrowers and the Agent (the “Eighth Amendment Fee Letter”).

          (b) The Borrowers shall have paid to the Agent (i) for the benefit of the Lenders the Eighth Amendment Fee (as defined in the Eighth Amendment Fee Letter), and (ii) all other fees, costs, expenses and taxes payable on the Eighth Amendment Date pursuant to Section 12.05 of the Credit Agreement.
          (c) The representations and warranties contained in this Agreement, the Credit Agreement and in each other Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant thereto on or prior to the Eighth Amendment Date shall be true and correct on and as of the Eighth Amendment Date as though made on and as of such date, except to the extent that such representations or warranties expressly relate solely to an earlier date (in which case such representations or warranties shall be true and correct on and as of such date); and no Default or Event of Default shall have occurred and be continuing on the Eighth Amendment Date or would result from this Agreement becoming effective in accordance with its terms.
     4. Representations and Warranties. To induce the other parties hereto to enter into this Agreement, the Loan Parties represent and warrant to the Agent and the Lenders that, as of the Eighth Amendment Date, the representations and warranties contained in this Agreement, the Credit Agreement and in each other Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant thereto on or prior to the Eighth Amendment Date are true and correct in all respects on and as of the Eighth Amendment Date, after giving effect to the terms of this Agreement, as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such date); and no Default or Event of Default has occurred and is continuing on the Eighth Amendment Date or will result from this Agreement becoming effective in accordance with its terms.
     5. Reservation of Rights. No action or acquiescence by the Agent and the Lenders, including, without limitation, this Agreement of, or the acceptance of any payments under, the Credit Agreement, shall constitute a waiver of any Default or Event of Default which may exist as of the Eighth Amendment Date. Accordingly, the Agent and the Lenders reserve all of their rights under the Credit Agreement, the Loan Documents, at law and otherwise regarding any such Default or Event of Default.
     6. Continued Effectiveness of Loan Documents. Each of the Loan Parties hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Eighth Amendment Date all references in any such Loan Document to “the Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Agreement, and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Agent, or to grant to the Agent a security interest in or lien on, any collateral as security for the Obligations of the Loan Parties from time to time existing in respect of the Credit Agreement and the Loan Documents, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects.
     7. Miscellaneous.

          (a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of a counterpart hereby by facsimile or electronic transmission shall be equally effective as delivery of a manually executed counterpart hereof.
          (b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
          (C) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          (d) THE COMPANIES, THE AGENT AND THE LENDERS EACH HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
          (e) Each Loan Party hereby acknowledges and agrees that this Agreement constitutes a “Loan Document” under the Credit Agreement. Accordingly, it shall be an Event of Default under the Credit Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Agreement shall have been untrue, false or misleading in any material respect when made, or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Agreement.
          (f) The Loan Parties will pay on demand all reasonable fees, reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution and delivery of this Agreement and the administration of the Credit Agreement, including, without limitation, the reasonable fees, out-of-pocket disbursements and other client charges of Schulte Roth & Zabel LLP.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower: ALON USA, LP
By:	Alon USA GP, LLC, a Delaware limited
liability company, its general partner

By:	/s/ Shai Even
	Name:	Shai Even
	Title:	Senior Vice President and Chief Financial Officer

Eighth Amendment to the Amended Revolving Credit Agreement

Guarantor Companies: ALON USA OPERATING, INC ALON USA REFINING, INC. ALON USA, INC. ALON USA ENERGY, INC. ALON PARAMOUNT HOLDINGS, INC. ALON USA GP, LLC ALON ASSETS, INC.
By:	/s/ Shai Even
	Name:	Shai Even
	Title:	Senior Vice President and Chief Financial Officer

ALON USA CAPITAL, INC.
By:	/s/ Harlin Dean
	Name:	Harlin Dean
	Title:	Vice President and Secretary

ALON CRUDE PIPELINE, LLC
By:	/s/ Shai Even
	Name:	Shai Even
	Title:	Vice President and Chief Financial Officer

Eighth Amendment to the Amended Revolving Credit Agreement

ALON BRANDS, INC. ALON USA DELAWARE, LLC ALON PIPELINE LOGISTICS, LLC
By:	/s/ Shai Even
	Name:	Shai Even
	Title:	Vice President

Eighth Amendment to the Amended Revolving Credit Agreement

Agent and Lender: ISRAEL DISCOUNT BANK OF NEW YORK
By:	/s/ Amir Barash
	Name:	Amir Barash
	Title:	SVP

By:	/s/ Mali Golan
	Name:	Mali Golan
	Title:	Assistant VP

Eighth Amendment to the Amended Revolving Credit Agreement

Lender and Co-arranger: BANK LEUMI USA
By:	/s/ Gil Hershman
	Name:	Gil Hershman
	Title:	VP

By:	/s/ Noam Katz
	Name:	Noam Katz
	Title:	BO

Eighth Amendment to the Amended Revolving Credit Agreement

EXHIBIT 10.3
AMENDMENT NO. 1 TO CREDIT AGREEMENT
May 28, 2010
Alon Refining Krotz Springs, Inc.
Park Central I
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
Attention: Chief Financial Officer
Re: Supply and Offtake Agreement and Letter of Credit Facility
Ladies and Gentlemen:
     Reference is made to the Credit Agreement, dated as of March 15, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alon Refining Krotz Springs, Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto, and Bank Hapoalim B.M., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). All capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Credit Agreement.
     Reference is also made to the Prepayment and Partial Release Letter, dated on or about May 28, 2010 (the “Payoff Letter”), between the Company and the Administrative Agent.
     The Company executed that certain Supply and Offtake Agreement, dated as of April 21, 2010 (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Supply and Offtake Agreement”), between the Company and J. Aron & Company (“Aron”). As a condition precedent under the Supply and Offtake Agreement, the Company is required to deliver, or cause to be delivered, an irrevocable standby letter of credit in favor of Aron. To cause such letter of credit to be issued, the Company desires to enter into a Credit Agreement, dated on or about the date hereof (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “LC Credit Agreement”), between the Company and Goldman Sachs Bank USA (“Goldman”), pursuant to which Goldman shall, subject to satisfaction of the terms and conditions thereof, issue a letter of credit for the account of the Company.
     This Amendment No. 1 to Credit Agreement is executed in connection with the execution and delivery of the Supply and Offtake Agreement and the LC Credit Agreement by the Company to permit the transactions contemplated thereby.
     Section 1.01 of the Credit Agreement is hereby amended by inserting the following terms in alphabetical order:
“Goldman” shall mean Goldman Sachs Bank USA, together with its successors and assigns.
“J. Aron” shall mean J. Aron & Company, together with its successors and assigns.”
“LC Credit Agreement” shall mean the Credit Agreement dated as of May 28, 2010, between the Borrower and Goldman, as issuing bank, pursuant to which Goldman has committed to issue an irrevocable standby letter of credit for the account of the Borrower in a face amount up to $200,000,000, as the same may from time to time be amended, restated, supplemented, replaced or otherwise modified or refinanced in whole or in part.
“LC Documents” shall mean the Pledge and Security Agreement dated as of May 28, 2010, between the Borrower and Goldman, each letter of credit issued under the LC Credit Agreement, and any and all other documents now existing or entered into after the date hereof that grant a Lien on any assets of the Borrower to secure obligations owing under the LC Credit Agreement or any other document executed in connection therewith, as any of the foregoing may from time to time be amended, restated, supplemented, replaced or otherwise modified.
“Supply and Offtake Agreements” shall mean the Amended and Restated Supply and Offtake Agreement dated as of May 26, 2010, between the Borrower and J. Aron, together with all other documents executed in connection therewith (each as amended, supplemented, restated, replaced or otherwise modified from time to time), and any and all similar agreements executed after the date hereof pursuant to which the Borrower agrees to purchase its supply of crude from and sell refined crude to a third party.
     Section 3.16 of the Credit Agreement is hereby amended by deleting the last sentence thereof in its entirety.
     Section 5.11 of the Credit Agreement is hereby amended by deleting the second sentence thereof in its entirety.
     Section 6.01(a) of the Credit Agreement is hereby amended by (i) deleting “and” at the end of clause (xi), (ii) deleting the period at the end of clause (xii) and replacing it with “; and”, and (iii) inserting the following as clause (xiii):
          (xiii) Indebtedness created under the LC Credit Agreement.
     Section 6.02 of the Credit Agreement is hereby amended by (i) deleting “and” at the end of clause (g), (ii) deleting the period at the end of clause (h) and replacing it with “; and”, and (iii) inserting the following as clause (i):
          (i) Liens created under the LC Documents.
     Section 6.07(a) of the Credit Agreement is hereby amended by amending and restating Section 6.07(a) in its entirety as follows:
Neither the Borrower nor any of its subsidiaries will enter into any Hedging Agreement except (A) Crack Spread Hedging Agreements, (B) Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any of its subsidiaries has actual exposure (other than in respect of Indebtedness of the Borrower or any such subsidiary) and not for speculative purposes, (C) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any of its subsidiaries and not for speculative purposes, and (D) Supply and Offtake Agreements.
     Section 6.08 of the Credit Agreement is hereby amended by inserting the following as Section 6.08(c):
Notwithstanding anything to the contrary in this Section 6.08, the Borrower shall not make any Excess Cash Flow Offer (as defined in the Indenture) under the Indenture if at the time the Borrower would be required to make such Excess Cash Flow Offer under the Indenture (i) an RCF Availability Deficit (as defined in the Indenture) shall have occurred as of the last day of the month most recently ended prior to such time or would result therefrom or (ii) an RCF Event of Default (as defined in the Indenture) shall have occurred and be continuing.
     In addition, pursuant to the terms of the Payoff Letter, the Administrative Agent released its Liens on all of the ABL Priority Collateral (as defined in the Credit Agreement). Accordingly, any and all affirmative or negative covenants contained in any of the Loan Documents requiring (or restricting) liens on, or lien perfection with respect to, ABL Priority Collateral are deemed void and of no further force and affect.
     Except as set forth herein, the Credit Agreement and the other Loan Documents remain in full force and effect and are unaffected hereby.
     This Amendment No. 1 to Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the principles of conflicts of law). This Amendment No. 1 to Credit Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Amendment No. 1 to Credit Agreement by facsimile transmission, electronic mail or other form of electronic transmission shall be effective as delivery of a manually executed counterpart hereof
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Very truly yours, BANK HAPOALIM B.M. as the Administrative Agent and the sole Lender
By:	/s/ Maxine Levy
	Name:	Maxine Levy
	Title:	First Vice President

Acknowledged and agreed to as of the date first written above by: ALON REFINING KROTZ SPRINGS, INC.
By:	/s/ Shai Even
Name: Shai Even
Title: SVP & CFO

EXHIBIT 10.4
AMENDMENT NO. 2 TO CREDIT AGREEMENT
          This AMENDMENT NO. 2 TO CREDIT AGREEMENT, dated as of June 15, 2010 (this “Amendment”), is entered into by and among ALON REFINING KROTZ SPRINGS, INC., a Delaware corporation (the “Borrower”), the financial institutions party hereto from time to time as lenders (the “Lenders”), and BANK HAPOALIM B.M., a bank organized under the laws of Israel, acting through its New York branch, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.
W I T N E S S E T H
          WHEREAS, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent are parties to the Credit Agreement dated as of March 15, 2010 (as amended by Amendment No. 1 to Credit Agreement dated as of May 28, 2010, the “Credit Agreement”) pursuant to which the Lenders provided a term loan facility (the “Facility”) in the form of a single Borrowing on the Closing Date in an aggregate principal amount of $65,000,000, of which $35,000,000 of principal and accrued interest thereon has been prepaid to date.
          WHEREAS, the Borrower, the Lenders , the Administrative Agent and the Collateral Agent wish to amend the Credit Agreement to extend the Maturity Date to August 16, 2010;
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Definitions. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Credit Agreement.
     2. Amendment to Credit Agreement.
          Amendment and Restatement of Existing Definitions. The following defined term in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “‘Maturity Date’ shall mean August 16, 2010, provided, however, that if such date falls on a day other than a Business Day, the Maturity Date shall be extended to the next succeeding Business Day with interest continuing to accrue at the rate in effect on the date falling three months from the Closing Date.”
     3. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the fulfillment of the following conditions (the date such conditions are fulfilled is hereafter referred to as the “Second Amendment Effective Date”):
          (a) The representations and warranties contained in this Amendment shall be true and correct on and as of the Second Amendment Effective Date as though made on and as of such date, except to the extent that such representations or warranties expressly relate solely to an earlier date (in which case such representations or warranties shall be true and correct on and as of such date); and no Default or Event of Default shall have occurred and be continuing on the Second Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.
          (b) The Administrative Agent shall have received on or before the Second Amendment Effective Date a duly executed copy of this Amendment, and any other document reasonably requested by the Administrative Agent.
          (c) An extension fee in the amount of $20,000 have been fully paid by Borrower on or before the Second Amendment Effective Date.
          (d) All costs and expenses (including, without limitations, the Administrative Agent’s legal fees) related to the negotiation, drafting and entering into this Amendment, have been fully paid by Borrower on or before the Second Amendment Effective Date.
     4. Representations and Warranties. In addition to any and all representations and warranties included in the Credit Agreement, which are hereby affirmed in all respects as of the date hereof, to induce the other parties hereto to enter into this Amendment, the Borrower represent and warrant to the Lenders, the Administrative Agent and the Collateral Agent that, as of the Second Amendment Effective Date:
          (a) Organization; Powers. Each Obligor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under this Amendment and each other agreement or instrument contemplated thereby to which it is or will be a party.
          (b) Authorization. The execution, delivery and performance by each Obligor of this Amendment and the other transactions contemplated hereby (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate and, if required, stockholder action of such Obligor and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws, of such Obligor, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument in respect of Material Indebtedness or any other material agreement to which such Obligor is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument in respect of Material Indebtedness or any other material agreement or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any of its subsidiaries (other than any Lien created hereunder or under the Security Documents).

          (c) Enforceability. This Amendment has been duly executed and delivered by the Borrower and constitutes, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
     5. Reservation of Rights. No action or acquiescence by the Administrative Agent, the Collateral Agent and the Lenders, including, without limitation, this Amendment of, or the acceptance of any payments under, the Credit Agreement, shall constitute a waiver of any Default or Event of Default which may exist as of the Second Amendment Effective Date. Accordingly, the Administrative Agent, the Collateral Agent and the Lenders reserve all of their rights under the Credit Agreement at law and otherwise regarding any such Default or Event of Default.
     6. Continued Effectiveness of Loan Documents. Each of the parties hereto hereby confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Second Amendment Effective Date all references in any such Loan Document to “the Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment.
     7. Miscellaneous.
          (a) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of a counterpart hereby by facsimile or electronic transmission shall be equally effective as delivery of a manually executed counterpart hereof.
          (b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
          (c) THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          (d) THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS EACH HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers as of the day and year first written above.

ALON REFINING KROTZ SPRINGS, INC.
By:	/s/ Shai Even
	Name:	Shai Even
	Title:	SVP & CFO

BANK HAPOALIM B.M., New York Branch, individually and as Administrative Agent and Collateral Agent
By:	/s/ Maxine Levy
	Name:	Maxine Levy
	Title:	First Vice President

Exhibit 10.5
Execution Version
CREDIT AGREEMENT
dated as of May 28, 2010
between
ALON REFINING
KROTZ SPRINGS, INC.
and
GOLDMAN SACHS BANK USA

		Page
9.10.	Marshalling; Payments Set Aside	49
9.11.	Severability	49
9.12.	Headings	49
9.13.	APPLICABLE LAW	49
9.14.	CONSENT TO JURISDICTION	49
9.15.	WAIVER OF JURY TRIAL	50
9.16.	Confidentiality	50
9.17.	Usury Savings Clause	51
9.18.	Counterparts	51
9.19.	Effectiveness; Entire Agreement	51
9.20.	PATRIOT Act	52
9.21.	Electronic Execution of Assignments	52
9.22.	No Fiduciary Duty	52
9.23.	Collateral Agent	52

EXHIBITS

Exhibit A	Letter of Credit
Exhibit B	Pledge and Security Agreement
Exhibit C	Issuance Notice
Exhibit D	Closing Date and Solvency Certificate
Exhibit E	Collateral Certificate
Exhibit F	Borrower’s Counsel Opinion

SCHEDULES

Schedule 4.9	Pending Litigation
Schedule 4.17	Environmental Matters
Schedule 4.18	Insurance

CREDIT AGREEMENT
          This CREDIT AGREEMENT, dated as of May 28, 2010, is entered into by and between ALON REFINING KROTZ SPRINGS, INC., a Delaware corporation (“Borrower”), and GOLDMAN SACHS BANK USA, as Issuing Bank (“Issuing Bank”).
RECITALS:
     WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
     WHEREAS, Issuing Bank has agreed to issue a standby letter of credit for the account of Borrower in the stated amount not to exceed $200,000,000;
     WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Issuing Bank certain Collateral;
     WHEREAS, the issuance by Issuing Bank of the Letter of Credit and the other financial accommodations and agreements contemplated hereby constitute a “Refinancing” of the “Revolving Obligations” under the Intercreditor Agreement and as such are entitled to the benefits thereof;
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND INTERPRETATION
     1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
          “ABL Priority Collateral” shall be as defined in the Intercreditor Agreement.
          “Account” has the meaning assigned to such term in Article 9 of the UCC.
          “Adjusted Eurodollar Rate” means on any date of determination, the rate per annum equal to the rate determined by Issuing Bank to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits for an interest period of one month, determined as of approximately 11:00 a.m. (London, England time) on such date of determination.
          “Affiliate” means, when used with respect to a specified person, another person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that for purposes of Section 6.8, the term “Affiliate” shall include any person that directly or indirectly owns more than 10% or more of the Equity Interests entitled to vote in the election of the board of directors or similar body of the person specified.

          “Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “Approved Electronic Communications” means any notice, demand, communication, information, document or other material that Borrower provides to Issuing Bank pursuant to any Credit Document or the transactions contemplated therein which is distributed to Issuing Bank by means of electronic communications pursuant to Section 9.1(b).
          “Assignee” shall be as defined in Section 9.6(b).
          “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:
(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively; provided, however, that notwithstanding the foregoing, the Base Rate shall at no time be less than the Adjusted Eurodollar Rate that would be available on such day.
          “Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
          “Borrower” as defined in the preamble hereto.
          “Business Day” (i) means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all determinations of an interest rate in connection with the Adjusted Eurodollar Rate, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
          “Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and

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the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “CFC” means (a) each subsidiary of Borrower that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of each such controlled foreign corporation.
          A “Change of Control” shall be deemed to have occurred:
(1)	if any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Exchange Act (except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Borrower (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity or has the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(2)	if individuals who on the Closing Date constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower or whose nomination for election by the shareholders of Borrower was approved by a vote of a majority of the directors of Borrower then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower then in office;

(3)	upon the adoption of a plan relating to the liquidation or dissolution of Borrower; or

(4)	upon the merger or consolidation of Borrower with or into another person or the merger of another person with or into Borrower, or the sale of all or substantially all the assets of Borrower (determined on a consolidated basis) to another person (other than, in all such cases, a person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, (i) holders of securities that represented 100% of the Voting Stock of Borrower immediately prior to such transaction own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving person in such merger or consolidation transaction immediately after such

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transaction and in substantially the same proportion to each other as before the transaction or (ii) immediately after such transaction the Permitted Holders beneficially own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Obligations and either (i) is or becomes a subsidiary of the transferor of such assets or (ii) is or becomes a person a majority of the total voting power of the Voting Stock of which is beneficially owned, directly or indirectly, by the Permitted Holders.
          “Closing Date” means the date on which all conditions set forth in Section 3.1 have been satisfied (or waived by the Issuing Bank).
          “Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit D.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statutes thereto, and U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
          “Collateral” means the ABL Priority Collateral and all proceeds thereof.
          “Collateral Agent” means Goldman Sachs Bank USA acting as Collateral Agent for the Issuing Bank as contemplated in Section 9.23 below.
          “Collateral Certificate” means, as of any date, a certificate in substantially the form of Exhibit E or another form which is reasonably acceptable to Issuing Bank and Borrower setting forth in reasonable detail (a) all Eligible Accounts at such time, and (b) all Eligible Inventory at such time (valued at the price to be paid for such Eligible Inventory pursuant to the Supply and Offtake Agreement or such other offtake arrangements entered into by Borrower from time to time, as applicable).
          “Collateral Documents” means the Pledge and Security Agreement, and all other instruments, documents and agreements delivered by or on behalf of Borrower pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Issuing Bank or Collateral Agent, a Lien on any real, personal or mixed property of Borrower as security for the Obligations.
          “Commitment” means the commitment of Issuing Bank to issue the Letter of Credit.
          “Commodity Agreement” means in respect of any Person, any commodity or raw material futures contract, commodity or raw materials option or other agreement or arrangement designed to protect such Person against fluctuations in commodity or raw materials prices, other than hydrocarbons.

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          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Crack Spread Hedging Agreement” means any Hedge Agreement or combination of Hedge Agreements to which Borrower or any of its subsidiaries is a party that hedges against fluctuations in the difference between the price of crude oil and the price of refined petroleum products, together with the schedules and exhibits thereto.
          “Crack Spread Hedging Cash Collateral” shall be as defined in the Intercreditor Agreement.
          “Crack Spread Hedging Cash Collateral Account” shall be as defined in the Intercreditor Agreement.
          “Crack Spread Hedging Counterparty” means any person that is party to a Crack Spread Hedging Agreement as the counterparty to Borrower thereunder and a party to the Intercreditor Agreement pursuant to an intercreditor joinder agreement.
          “Crack Spread Hedging Liens” shall be as defined in the Intercreditor Agreement.
          “Crack Spread Hedging Obligations” shall be as defined in the Intercreditor Agreement.
          “Crack Spread Hedging Secured Party” shall be as defined in the Intercreditor Agreement.
          “Crack Spread Hedging Support LC” shall be as defined in the Intercreditor Agreement.
          “Credit Document” means any of this Agreement, the Collateral Documents, any documents or certificates executed by Borrower in favor of Issuing Bank relating to the Letter of Credit, and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of Borrower for the benefit of Issuing Bank in connection herewith on or after the date hereof.
          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the operations of any Person.
          “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

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          “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
          “Deposit Account Control Agreements” means the deposit account control agreements, in form and substance acceptable to Issuing Bank, to be executed by each institution maintaining a Deposit Account for Borrower to the extent required by Section 4.04(a) of the Pledge and Security Agreement, as security for the Obligations incurred under the Credit Documents, and in favor of such other parties as is contemplated by the Intercreditor Agreement.
          “Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the capital stock, in whole or in part, in any such case on or prior to the date that is 91 days after the date of expiration of the Letter of Credit. Notwithstanding the preceding sentence, any capital stock that would constitute Disqualified Stock solely because the holders of the capital stock have the right to require Borrower to repurchase such capital stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such capital stock provide that Borrower may not repurchase or redeem any such capital stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.8. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Borrower and its subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
          “Dollars” and the sign “$” mean the lawful money of the United States of America.
          “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Eligible Accounts” means, at any time, all Accounts of Borrower other than Accounts that are not subject to a first priority perfected Lien in favor of Issuing Bank.
          “Eligible Inventory” means, at any time, all Inventory of Borrower other than Inventory that is not subject to a first priority perfected Lien in favor of Issuing Bank.
          “Employee Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA.
          “Environment” means soil, land surface, subsurface, surface waters (whether permanent or ephemeral), groundwater, drinking water, wetlands, sediments, ambient air (including, without limitation, indoor air), plant life, animal life, microorganisms and any and all other natural media or resources.
          “Environmental Laws” means all former, current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees,

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judgments, directives, orders (including consent orders), and agreements, in each case, relating to protection of the Environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
          “Environmental Liability” means all liabilities, obligations, prohibitions, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including, without limitation, administrative oversight costs, natural resource damages, financial assistance and remediation costs necessary to meet state, federal or local cleanup levels, regardless of whether there may be a current obligation to remediate), whether contingent or otherwise, arising out of or relating to actual or alleged (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equipment” shall be as defined in the UCC.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
          “ERISA Affiliate” at any time, means each trade or business (whether or not incorporated) that would, at the time, be treated together with Borrower as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.
          “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC is waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code); (iii) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (iv) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (v) the withdrawal by Holdings, any of its subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (vi) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or

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condition which is reasonably expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vii) the imposition of liability on Holdings, any of its subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (viii) the withdrawal of Holdings, any of its subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Holdings, any of its subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (ix) the occurrence of an act or omission which is reasonably expected to give rise to the imposition on Holdings or any of its subsidiaries of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA.
          “Event of Default” means each of the conditions or events set forth in Section 8.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
          “Existing Parent Revolving Credit Agreement” means that certain Amended Revolving Credit Agreement, dated as of June 22, 2006 by and among Alon USA, LP, f/k/a SWBU, L.P., a Texas limited partnership, as a borrower, such other subsidiaries of Parent as may be designated as a borrower thereunder, Parent and all direct and indirect subsidiaries of Parent (other than the “Excluded Subsidiaries” as defined therein), each as a guarantor, the financial institutions from time to time party thereto as lenders, Israel Discount Bank of New York, as administrative agent, co-arranger and collateral agent for the lenders, and Bank Leumi USA, as co-arranger for the lenders, as amended and as the same may from time to time be amended, restated or otherwise modified.
          “Existing Parent Term Credit Agreement” means the Credit Agreement dated as of June 22, 2006, as amended, among Parent, the lenders party thereto and Credit Suisse, as issuing bank.
          “ExxonMobil Pipeline Supply Contract” means any agreement pursuant to which Holdings or any of its subsidiaries obtains crude oil through any ExxonMobil Pipeline, and any agreement relating thereto, other than any tariff rules and regulations and similar agreements of general application from time to time published by ExxonMobil Pipeline Company.
          “ExxonMobil Pipelines” means the pipeline systems known as (a) the “Southbend/Sunset System” and (b) the “Northline System”, each operated by ExxonMobil Pipeline Company.

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          “Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Issuing Bank on such day on such transactions as determined by Issuing Bank.
          “Financial Officer” of any Person means the Chief Financial Officer, principal accounting officer, treasurer or controller of such Person.
          “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower as at the dates indicated and the results of its operations and its cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
          “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.
          “First Purchaser Lien” means a statutory Lien created in connection with the sale and purchase of Petroleum Products, including the statutory Liens, if any, created under the laws of Texas, New Mexico, Wyoming, Kansas, Oklahoma, or any other state.
          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
          “Fiscal Year” means the fiscal year of Borrower ending on December 31 of each calendar year.
          “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
          “Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
          “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

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          “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
          “Guarantee” of or by any person means any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
          “Hapoalim Indebtedness” means all Indebtedness of Borrower under the Credit Agreement dated as of March 15, 2010 by and among Borrower, the lenders party thereto and Bank Hapoalim B.M., as administrative agent.
          “Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Person in the vicinity of any real property or to the indoor or outdoor environment.
          “Hedge Agreement” shall be as defined in the Intercreditor Agreement.
          “Hedging Agreement” means any Interest Rate Agreement, Currency Agreement, Hydrocarbon Agreement or Commodity Agreement.
          “Holdings” means Alon Refining Louisiana, Inc., a Delaware corporation.
          “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to Issuing Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
          “Hydrocarbon Agreement” means in respect of a person any purchase or hedging agreement of hydrocarbons or refined products therefrom, future contract or option or other agreement or arrangement designed to protect such person against fluctuations in the price of hydrocarbons or refined products therefrom.
          “Inactive Subsidiary” any subsidiary of Borrower (a) that does not conduct any business operations, (b) has assets with a book value of $100,000 or less and (c) does not have any Indebtedness outstanding.

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          “Indebtedness” shall be as defined in the Indenture.
          “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Liabilities), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the use or intended use of the proceeds of the Letter of Credit, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral)) or (ii) any Environmental Liabilities or any Hazardous Materials activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower.
          “Indemnitee” as defined in Section 9.3(a).
          “Indenture” means the Indenture dated as of October 22, 2009 between Borrower and Wilmington Trust FSB, as trustee, as in effect on the date hereof, pursuant to which Borrower issued the Notes.
          “Intellectual Property” means all intellectual and similar property of a person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
          “Intellectual Property Claim” means any claim or assertion (whether in writing, by suit or otherwise) that the Borrower’s or any of its subsidiaries’ ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property violates another person’s Intellectual Property.
          “Intercreditor Agreement” means the Intercreditor Agreement, dated as of October 22, 2009, as amended, by and between the Note Collateral Agent, the Revolving Collateral Agent, and each Crack Spread Hedging Secured Party from time to time party thereto, and, upon execution of a joinder agreement thereto on the date hereof, Issuing Bank.

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          “Interest Rate Agreement” means in respect of a person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such person against fluctuations in interest rates.
          “Inventory” shall be as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, crude oil, natural gas, natural gas liquids, gasoline, diesel, aviation fuel, fuel oil, propane, ethanol, and other hydrocarbons and other refined products and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in Borrower’s business (but excluding Equipment).
          “Investment” in any person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender and extensions of trade credit) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.
          “Issuance Notice” means an Issuance Notice substantially in the form of Exhibit C.
          “Issuing Bank” means Goldman Sachs Bank USA as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity.
          “Issuing Bank Affiliate” as defined in Section 9.1(b)(iii).
          “LC Collateral Account” as defined in Section 2.4.
          “LC Disbursement” as defined in Section 2.1(d).
          “LC Exposure” means, at any time, the sum of (a) the undrawn amount of the Letter of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of Borrower at such time.
          “Letter of Credit” means the standby letter of credit in the face amount of $200,000,000 to be issued by Issuing Bank pursuant to this Agreement in the form of Exhibit A hereto.
          “Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

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          “Margin Stock” shall be as defined in Regulation U of the Board of Governors as in effect from time to time.
          “Material Adverse Effect” means (a) a materially adverse effect on the business, assets, results of operations or financial condition of Borrower and its subsidiaries taken as a whole, (b) a material impairment of the ability of Borrower to perform any of its material obligations under any Credit Document to which it is or will be a party or (c) a material impairment of the rights of or benefits available to Issuing Bank under any Credit Document.
          “Material Indebtedness” means Indebtedness (other than the Letter of Credit), or obligations in respect of one or more Hedge Agreements, of any one or more of Borrower and its subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Borrower or any of its subsidiaries in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Borrower or such subsidiary would be required to pay if such Hedge Agreement were terminated at such time.
          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA that is contributed to by Borrower or any of its ERISA Affiliates.
          “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
          “Non-ABL Obligations” means the Note Obligations and the Crack Spread Hedging Obligations.
          “Non-ABL Priority Collateral” shall be as defined in the Intercreditor Agreement.
          “Note Collateral Agent” means Wilmington Trust FSB acting in its capacity as collateral agent for the secured parties under the Notes and any successor or assignee thereof.
          “Note Documents” shall be as defined in the Intercreditor Agreement, as such Note Documents are in effect on the date hereof.
          “Note Obligations” shall be as defined in the Intercreditor Agreement.
          “Notes” means Borrower’s 13½% Secured Notes due 2014 issued pursuant to the terms and conditions of the Indenture.
          “Obligations” means all obligations of every nature of Borrower, including obligations from time to time owed to Issuing Bank under any Credit Document or Hedge Agreement entered into with the Issuing Bank, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Borrower, would have accrued on any Obligation, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under the Letter of Credit, payments for early termination of Hedge Agreements entered into with the Issuing Bank, fees, expenses, indemnification or otherwise.

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          “Parent” means Alon USA Energy, Inc. a Delaware corporation.
          “PATRIOT Act” as defined in Section 3.1(n).
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and is maintained by Borrower or any of its ERISA Affiliates.
          “Perfection Certificate” means a certificate in a form approved by Issuing Bank setting forth information required or reasonably requested by Issuing Bank to enable Issuing Bank to determine whether the Liens created by the Collateral Documents have been properly perfected.
          “Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which Borrower is engaged on the Closing Date and any business activities reasonably incidental thereto.
          “Permitted Holders” means, individually or collectively in any combination, Alon Israel Oil Company, Ltd., a private company organized under the laws of Israel, any person that controls Alon Israel Oil Company, Ltd. as of the Closing Date, and David Wiessman (or any trustee acting on behalf of David Wiessman), together with any Person that is controlled by any of the foregoing, individually or collectively in any combination and any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) that is comprised primarily (in terms of economic interests) of any of the foregoing, individually, collectively or in any combination.
          “Permitted Liens” as defined in Section 6.2.
          “Permitted Note Facility” has the meaning given to such term under the “Credit Agreement” referred to in the definition of Hapoalim Indebtedness, as such Credit Agreement is in effect on the date hereof.
          “Permitted Parent Payments” means payments in cash to Parent or any of its subsidiaries on account of Parent’s corporate expense allocation to Borrower and its subsidiaries; provided that such payments shall not exceed $8,000,000 per annum.
          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
          “Petroleum Product” means crude oil, intermediate feedstocks, blendstocks, and finished and unfinished petroleum products, including without limitation, asphalt, gasoline, diesel fuels, fuel oil, jet fuels, and atmospheric gas oil; provided that such term shall not include solvents.

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          “Plan Assets” means assets of any (i) Employee Benefit Plan subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.
          “Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower substantially in the form of Exhibit B, as from time to time amended, restated, supplemented or otherwise modified.
          “Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Issuing Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
          “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
          “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of Borrower or any of its subsidiaries outstanding or permitted to be incurred by Borrower on the Closing Date under the terms of this Agreement or incurred after the Closing Date in compliance with this Agreement, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:
     (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;
     (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and
     (3) such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;
     provided further, however, that Refinancing Indebtedness shall not include Indebtedness of a subsidiary of Borrower that Refinances Indebtedness of Borrower.
          “Reimbursement Date” as defined in Section 2.1(d).
          “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration (1) into or through the

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Environment, (2) from any vehicle (including, without limitation, surface vehicles, ships and aircraft) or (3) within or upon any building, structure, facility, vehicle or fixture.
          “Responsible Officer” of any person means any of the chairman of the board of directors, chief executive officer and chief financial officer of such person and, with respect to the Borrower only, Harlin Dean (Vice President and Secretary of Borrower).
          “Restricted Payment” as defined in Section 6.7.
          “SEC” means the U.S. Securities and Exchange Commission.
          “Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Borrower substantially in the form of Exhibit D.
          “Stated Maturity” means, with respect to any security or obligation, the date specified in such security as the fixed date on which the final payment of principal of such security or obligation is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security or obligation at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
          “Stock Purchase Agreement” means the Stock Purchase Agreement dated as of May 7, 2008, among Valero, the Borrower and, for the limited purposes set forth therein, Valero Refining Company-Louisiana, together with all definitive schedules, exhibits and other agreements effecting the terms thereof or related thereto (including agreements identified therein as the “Other Agreements”).
          “subsidiary” means, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Supply and Offtake Agreement” means the Supply and Offtake Agreement dated as of April 21, 2010 between Borrower and J. Aron & Company, as the same may be amended or otherwise modified from time to time.
          “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on

16

the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of Issuing Bank, its issuing office) is located or in which that Person (and/or, in the case of Issuing Bank, its issuing office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of Issuing Bank, its issuing office).
          “Transactions” as defined in Section 4.2.
          “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
          “Valero” means Valero Refining and Marketing Company, a Delaware corporation
          “Voting Stock” of a person means all classes of Equity Interests or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
     1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Issuing Bank pursuant to Section 5.4 shall be prepared in accordance with GAAP as in effect at the time of such preparation.
     1.3. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable.
     SECTION 2.THE LETTER OF CREDIT
     2.1. Issuance of the Letter of Credit.
     (a) Letter of Credit. Subject to the terms and conditions hereof, Issuing Bank agrees to issue the Letter of Credit for the account of Borrower in the face amount of $200,000,000. The Letter of Credit shall be issued for the benefit of J. Aron & Company and shall expire on July 31, 2012.

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     (b) Notice of Issuance. Borrower has delivered to Issuing Bank an Issuance Notice on the date hereof. Upon satisfaction or waiver of the conditions set forth in Section 3.1, Issuing Bank shall issue the Letter of Credit in accordance with Issuing Bank’s standard operating procedures.
     (c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under the Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under the Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of the Letter of Credit. As between Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letter of Credit, by the beneficiary or transferee thereof. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of the Letter of Credit to comply fully with any conditions required in order to draw on the Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under the Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of the Letter of Credit of the proceeds of any drawing under the Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letter of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Borrower. Notwithstanding anything to the contrary contained in this Section 2.1(c), Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.
     (d) Reimbursement by Borrower of Amounts Drawn or Paid Under the Letter of Credit. In the event Issuing Bank has determined to honor a drawing under the Letter of Credit, it shall immediately notify Borrower, and Borrower shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing (an “LC Disbursement”); provided that any failure to give or delay in giving notice of an LC Disbursement shall not relieve Borrower of its obligation to reimburse Issuing Bank with respect to any such LC Disbursement.

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     (e) Obligations Absolute. The obligation of Borrower to reimburse Issuing Bank for drawings honored under the Letter of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of the Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against the beneficiary or any transferee of the Letter of Credit (or any Person for whom any such transferee may be acting), Issuing Bank or any other Person, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower and the beneficiary of the Letter of Credit); (iii) any draft or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under the Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of the Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing.
     (f) Indemnification. Without limiting any obligation of Borrower under Section 9.2 or 9.3, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of outside counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under the Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any the Letter of Credit as a result of any Governmental Act.
     2.2. Interest on LC Disbursements.
     (a) Borrower agrees to pay to Issuing Bank, with respect to any LC Disbursement, interest on the amount paid by Issuing Bank in respect of each such LC Disbursement from the date of such LC Disbursement to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date of such LC Disbursement to but excluding the applicable Reimbursement Date, at the Base Rate plus 3% per annum and (ii) thereafter, at the Base Rate plus 5% per annum.
     (b) Interest payable pursuant to Section 2.2(a) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the LC Disbursement is reimbursed in full.
     2.3. Fees.

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          Borrower agrees to pay to Issuing Bank the fees provided for in the separate fee letter dated as of the date hereof between Borrower and Issuing Bank.
     2.4. Cash Collateralization.
     If any Event of Default shall occur and be continuing, in addition to any other remedy it may have, Issuing Bank may require Borrower to deposit and maintain in an account with Issuing Bank, in the name of Issuing Bank (the “LC Collateral Account”), an amount in cash equal to the LC Exposure as in effect from time to time; provided that the obligation of Borrower to deposit such cash collateral shall become effective on the third Business Day after Borrower receives written notice from Issuing Bank requesting such cash collateral.
     2.5. General Provisions Regarding Payments.
     (a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Issuing Bank not later than 12:00 p.m. (New York City time) on the date due at the payment office of Issuing Bank; for purposes of computing interest and fees, funds received by Issuing Bank after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.
     (b) Borrower hereby authorizes Issuing Bank to charge Borrower’s accounts with Issuing Bank in order to cause timely payment to be made to Issuing Bank of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
     (c) Issuing Bank shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Issuing Bank until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Issuing Bank shall give prompt telephonic notice to Borrower (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.2 from the date such amount was due and payable until the date such amount is paid in full.
     (d) Any proceeds of Collateral received by Issuing Bank shall be applied first, to pay any fees, indemnities, or expense reimbursements including amounts then due to Issuing Bank from Borrower, second, to pay interest due in respect of unreimbursed LC Disbursements, third, to pay unreimbursed LC Disbursements, fourth, to pay an amount to Issuing Bank equal to 100% of the undrawn face amount of the Letter of Credit, to be held as cash collateral for such Obligations, and fifth, to the payment of any other Obligation due to Issuing Bank by Borrower. Issuing Bank shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

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     (e) If after receipt of any payment which is applied to the payment of all or any part of the Obligations, Issuing Bank is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by Issuing Bank. The provisions of this Section 2.5(e) shall be and remain effective notwithstanding any contrary action which may have been taken by Issuing Bank in reliance upon such payment or application of proceeds. The provisions of this Section 2.5(e) shall survive the termination of this Agreement.
     2.6. Increased Costs; Capital Adequacy.
     (a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.7 (which shall be controlling with respect to the matters covered thereby), in the event that Issuing Bank shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by Issuing Bank with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects Issuing Bank (or its applicable issuing office) to any additional Tax (other than any Tax on the overall net income of Issuing Bank) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to Issuing Bank (or its applicable issuing office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Issuing Bank; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting (or its issuing office) or its obligations hereunder; and the result of any of the foregoing is to increase the actual cost to Issuing Bank of agreeing to issue, issuing or maintaining the Letter of Credit or to reduce any amount received or receivable by Issuing Bank (or its issuing office) with respect thereto; then, in any such case, Borrower shall promptly pay to Issuing Bank, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as Issuing Bank in its sole discretion shall determine) as may be necessary to compensate Issuing Bank for any such increased cost or reduction in amounts received or receivable hereunder. Issuing Bank shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing Bank under this Section 2.6(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
     (b) Capital Adequacy Adjustment. In the event that Issuing Bank shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of

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any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Issuing Bank (or its applicable issuing office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of Issuing Bank or any corporation controlling Issuing Bank as a consequence of, or with reference to, the Letter of Credit, or participations therein or other obligations hereunder with respect to the Letter of Credit to a level below that which Issuing Bank or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of Issuing Bank or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from Issuing Bank of the statement referred to in the next sentence, Borrower shall pay to Issuing Bank such additional amount or amounts as will compensate Issuing Bank or such controlling corporation on an after-tax basis for such reduction. Issuing Bank shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Issuing Bank under this Section 2.6(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
     2.7. Taxes; Withholding, Etc.
     (a) Payments to Be Free and Clear. All sums payable by or on behalf of Borrower hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of Issuing Bank) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.
     (b) Withholding of Taxes. If Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrower to Issuing Bank under any of the Credit Documents: (i) Borrower shall notify Issuing Bank of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Borrower) for its own account or (if that liability is imposed on Issuing Bank; (iii) the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Issuing Bank, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Issuing Bank evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to

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Issuing Bank under clause (iii) above except to the extent that any change after the date hereof in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof in respect of all payments to Issuing Bank.
     2.8. Obligation to Mitigate. Issuing Bank agrees that, as promptly as practicable after the officer of Issuing Bank responsible for administering the Letter of Credit becomes aware of the occurrence of an event or the existence of a condition that would entitle Issuing Bank to receive payments under Section 2.6 or 2.7, it will, to the extent not inconsistent with the internal policies of Issuing Bank and any applicable legal or regulatory restrictions, use reasonable efforts to (a) issue or maintain the Letter of Credit through another office of Issuing Bank, or (b) take such other measures as Issuing Bank may deem reasonable, if as a result thereof the circumstances which would cause Issuing Bank to incur increased costs would cease to exist or the additional amounts which would otherwise be required to be paid to Issuing Bank pursuant to Section 2.6 or 2.7 would be materially reduced and if, as determined by Issuing Bank in its sole discretion, the issuing or maintaining of the Letter of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect the Letter of Credit or the interests of Issuing Bank; provided, Issuing Bank will not be obligated to utilize such other office pursuant to this Section 2.8 unless Borrower agrees to pay all incremental expenses incurred by Issuing Bank as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by Issuing Bank to Borrower shall be conclusive absent manifest error.
     SECTION 3. CONDITIONS PRECEDENT
     3.1. Closing Date. The obligation of Issuing Bank to issue the Letter of Credit is subject to the satisfaction, or waiver by Issuing Bank, of the following conditions:
     (a) Credit Documents. Issuing Bank shall have received a counterpart of each Credit Document originally executed and delivered by Borrower.
     (b) Organizational Documents; Incumbency. Borrower shall have received (i) a copy of the certificate or articles of incorporation or other organizational documents, including all amendments thereto, of Borrower, certified as of a recent date by the Secretary of State of the State of Delaware, and a certificate as to the good standing of Borrower as of a recent date from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or comparable document of Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other governing body of Borrower authorizing the execution, delivery and performance of the Credit Documents to which Borrower is a party and the issuance of the Letter of Credit, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other organizational documents of Borrower have not been amended since the date of the copy certified by the Secretary of State furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each

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officer executing any Credit Document or any other document delivered in connection herewith on behalf of Borrower; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistance Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as Issuing Bank may reasonably request.
     (c) Hapoalim Indebtedness. Borrower shall have delivered to Issuing Bank all documents or instruments necessary to release all Liens on the ABL Priority Collateral securing the Hapoalim Indebtedness or other obligations of Borrower to Bank Hapoalim B.M. and shall have obtained written confirmation from Bank Hapoalim B.M. reasonably satisfactory to Issuing Bank that such Liens have been terminated.
     (d) Transaction Costs. Issuing Bank shall have received all amounts due and payable on or prior to the date of issuance of the Letter of Credit, including, to the extent invoiced, reimbursement or payment of all out-of-pocket costs and expenses required to be reimbursed or paid by Borrower hereunder or under any other Credit Document.
     (e) Governmental Authorizations and Consents. Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Issuing Bank.
     (f) Personal Property Collateral. In order to create in favor of Issuing Bank a valid, perfected First Priority security interest in the Collateral, Issuing Bank shall have received evidence satisfactory to Issuing Bank of the compliance by Borrower of its obligations under the Collateral Documents (including its obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);
     (g) [Reserved.]
     (h) Evidence of Insurance. Issuing Bank shall have received a certificate from Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.2 is in full force and effect, together with endorsements naming Issuing Bank as additional insured and loss payee thereunder to the extent required under Section 5.2.
     (i) Opinions of Counsel to Borrower. Issuing Bank and its counsel shall have received originally executed copies of the favorable written opinions of Jones Day, counsel for Borrower, in the form of Exhibit G and as to such other matters as Issuing Bank may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Issuing Bank (and Borrower hereby instructs such counsel to deliver such opinions to Issuing Bank).
     (j) Fees. Borrower shall have paid to Issuing Bank the fees payable on or before the Closing Date referred to in the fee letter referenced in Section 2.3 and all expenses payable pursuant to Section 9.2 which have accrued to the Closing Date.

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     (k) Solvency Certificate. Issuing Bank shall have received a certificate from the chief financial officer of the Borrower, in form and substance satisfactory to Issuing Bank, certifying that Borrower after giving effect to the transactions contemplated hereby, is solvent.
     (l) Closing Date Certificate. Borrower shall have delivered to Issuing Bank an originally executed Closing Date Certificate, together with all attachments thereto.
     (m) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Issuing Bank, singly or in the aggregate, materially impairs the transactions contemplated by the Credit Documents, or that could reasonably be expected to have a Material Adverse Effect.
     (n) Patriot Act. At least 10 days prior to the Closing Date, Issuing Bank shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).
     (o) Collateral Certificate. Issuing Bank shall have received a Collateral Certificate as of May 28, 2010.
     (p) Intercreditor Agreement. Issuing Bank shall have executed a joinder to or other instrument under the Intercreditor Agreement confirming that Issuing Bank, as Collateral Agent under Section 9.23 of this Agreement, has qualified as a “New Agent” under Section 5.05 of the Intercreditor Agreement and thereby qualifies as the “Revolving Collateral Agent” under the Intercreditor Agreement, thereby causing all Obligations owing to the Issuing Bank to constitute “Revolving Obligations” under the Intercreditor Agreement and giving the full benefit of the Intercreditor Agreement to the Issuing Bank.
     3.2. Additional Conditions to Issuance of Letter of Credit. The obligation of Issuing Bank to issue the Letter of Credit is subject to the satisfaction, or waiver by Issuing Bank, of the following additional conditions precedent:
     (i) Issuing Bank shall have received a fully executed and delivered Issuance Notice;
     (ii) the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and
     (iii) no event shall have occurred and be continuing or would result from the issuance of Letter of Credit that would constitute an Event of Default or a Default.

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     SECTION 4. REPRESENTATIONS AND WARRANTIES
          In order to induce Issuing Bank to enter into this Agreement and to issue the Letter of Credit, Borrower represents and warrants that:
     4.1. Organization; Powers. Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Credit Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.
     4.2. Authorization. The execution, delivery and performance by Borrower of each of the Credit Documents to which it is a party, the extension of credit hereunder, the creation of the Liens created by the Collateral Documents and the other transactions contemplated hereby (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate and, if required, stockholder action of Borrower and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws, of Borrower, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument in respect of Material Indebtedness or any other material agreement to which Borrower is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument in respect of Material Indebtedness or any other material agreement or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Borrower or any of its subsidiaries (other than any Lien created hereunder or under the Collateral Documents). Each of Borrower and its subsidiaries has been duly designated as, and constitutes, an “Unrestricted Subsidiary” under, and as defined in, the Existing Parent Term Credit Agreement. Borrower and its subsidiaries have been duly designated as, and constitute, “Alon Louisiana Subsidiaries” under, and as defined in, the Existing Parent Revolving Credit Agreement, and the provisions of the Waiver, Consent, Partial Release and Fourth Amendment dated as of July 2, 2008 executed in connection with the Existing Parent Revolving Credit Agreement have not been amended or otherwise modified.
     4.3. Enforceability. This Agreement has been duly executed and delivered by Borrower and constitutes, and each other Credit Document when executed and delivered by Borrower will constitute, a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

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     4.4. Governmental Approvals. No action, consent or approval of, registration or material filing with or other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of UCC financing statements and (b) those which will have been made or obtained and which will be in full force and effect on the Closing Date.
     4.5. Financial Statements. The financial statements of Borrower contained in Borrower’s registration statement on Form S-4 (registration number 333-163942) filed with the SEC on December 12, 2009, at the time such registration statement became effective, present fairly, in all material respects, the financial condition and results of operations and cash flows of Borrower and its consolidated subsidiaries as of such dates and for such periods. The balance sheets incorporated therein, and, with respect to the annual and quarterly statements, the notes thereto incorporated therein, disclose all material liabilities, direct or contingent, of Borrower and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.
     4.6. Material Adverse Change. Since December 31, 2009, no event or condition has occurred or existed that has resulted, or could reasonably be expected to result, in a materially adverse effect on the business, assets, results of operations, financial condition or prospects of Borrower and its subsidiaries, taken as a whole (other than any event or condition disclosed by Borrower in a filing available on the SEC’s EDGAR service on or before May 11, 2010).
     4.7. Title to Properties; Possession Under Leases.
     (a) Borrower and each of its subsidiaries has good and indefeasible title to, or good and valid leasehold interests in, all its material properties and assets, except for Permitted Liens and minor defects in title that in each case or in the aggregate do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.2.
     (b) Borrower and each of its subsidiaries has complied with all material obligations under all leases to which it is a party and all such leases are in full force and effect. Borrower and each of its subsidiaries enjoys peaceful and undisturbed possession under all such material leases where Borrower and each of its subsidiaries is a lessee.
     4.8. Subsidiaries. Borrower has no subsidiaries.
     4.9. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 4.9, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its subsidiaries or any business, property or rights of any such person (i) that involve any Credit Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
     (b) None of Borrower or any of its subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties

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and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any such material properties, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.
     4.10. Agreements. (a) Neither Borrower nor any of its subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (b) Neither Borrower nor any of its subsidiaries (nor, to the knowledge of Borrower or any of its subsidiaries, any other person) is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Material Indebtedness (including the Supply and Offtake Agreement or any ExxonMobil Pipeline Supply Contract), or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.
     4.11. Federal Reserve Regulations. Neither Borrower nor any of its subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock, nor does Borrower or any of its subsidiaries own any Margin Stock.
     4.12. Investment Company Act. Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, nor is Borrower controlled by or an underwriter of such an “investment company”.
     4.13. [Reserved.]
     4.14. Tax Returns. Each of Borrower and its subsidiaries has filed or caused to be filed all federal, state, local and foreign Tax returns or materials required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which Borrower or such subsidiary, as applicable, has set aside on its books adequate reserves.
     4.15. No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of Borrower to Issuing Bank in connection with the negotiation of any Credit Document or included therein or delivered pursuant thereto contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading; provided that to the extent such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, Borrower represents only that it acted in good faith and utilized assumptions believed to be reasonable in light of the circumstances when made and due care in the preparation of such information, report, financial statement, exhibit or schedule.
     4.16. ERISA. With respect to Employee Benefit Plans maintained by Borrower or its ERISA Affiliates, each of Borrower and its ERISA Affiliates is in compliance in all material

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respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except where such noncompliance could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of Borrower. The consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under federal, state or local laws, rules or regulations.
     4.17. Environmental Matters. Except as set forth in Schedule 4.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor any of its subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability. Borrower has delivered to Issuing Bank (or otherwise provided Issuing Bank access to) copies of all third party reports prepared since February 1, 2008 relating to Environmental Liability of Borrower.
     4.18. Insurance. Schedule 4.18 sets forth a true, complete and correct description of all insurance maintained by Borrower or by Borrower for its subsidiaries or otherwise covering the Collateral as of the date hereof and the Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. Borrower and its subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
     4.19. Collateral Documents. The Pledge and Security Agreement is effective to create in favor of Issuing Bank a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge and Security Agreement) and, when the deliveries of certificates representing pledged Equity Interests and Indebtedness that are certificated have been made and financing statements in appropriate form have been filed in the offices specified on Schedule 5 to the Perfection Certificate, the Pledge and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than the security interests in such Collateral not required to be perfected pursuant to the terms of the Pledge and Security Agreement), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.2 and as otherwise provided in the Intercreditor Agreement, where applicable.
     4.20. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against Borrower or any of its subsidiaries pending or, to the knowledge of Borrower, threatened. The hours worked by and payments made to employees of Borrower and its subsidiaries have not been in violation of the Fair Labor Standards Act of 1938 or any other applicable federal, state, local or foreign law dealing with such matters, except where such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All payments due from Borrower or any of its subsidiaries, or for which any claim may be made against Borrower or any of its subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a

29

liability on the books of Borrower or such subsidiary, except where such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower or any of its subsidiaries is bound.
     4.21. Solvency. Immediately before and after the consummation of the Transactions to occur on the Closing Date, (a) the fair value of the assets of Borrower and each of its subsidiaries will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Borrower and each of its subsidiaries will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Borrower and each of its subsidiaries will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Borrower and each of its subsidiaries will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.
     4.22. Senior Indebtedness. Obligations of Borrower hereunder constitute senior indebtedness (however denominated) in respect of any subordinated Indebtedness of Borrower.
     4.23. Sanctioned Persons. None of Borrower or its subsidiaries or, to the knowledge of Borrower or its subsidiaries, any director, officer, agent, employee or Affiliate of Borrower or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).
     4.24. Intellectual Property. Borrower and each of its subsidiaries owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to Borrower’s knowledge, threatened Intellectual Property Claim with respect to Borrower, any of its subsidiaries or any of their property (including any Intellectual Property) that has had or could reasonably be expected to have a Material Adverse Effect.
     4.25. First Purchaser Liens. None of the Petroleum Product owned or purchased by Borrower is subject to a First Purchaser Lien except as Borrower may have previously notified Issuing Bank.
     4.26. PATRIOT Act. To the extent applicable, Borrower and its subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Letter of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

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     SECTION 5. AFFIRMATIVE COVENANTS
     Borrower covenants and agrees with Issuing Bank that on the Closing Date and so long as this Agreement shall remain in effect and until the Letter of Credit shall have been fully drawn or expired or otherwise terminated and all drawings thereunder and other amounts payable under any Credit Document shall have been paid in full, Borrower will, and will cause each of its subsidiaries to:
     5.1. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.
     (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.2. Insurance. (a) Keep its insurable properties adequately insured at all times by insurers reasonably acceptable to Issuing Bank and in amounts and limits of deductibles (if Issuing Bank so permits) reasonably acceptable to Issuing Bank and forms reasonably acceptable to Issuing Bank; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law; provided, however, that in no event shall Borrower’s insurance for property and business interruption be for less than a combined single limit of $100,000,000. Notwithstanding anything herein to the contrary, compliance by Borrower with Article 15 of the Supply and Offtake Agreement shall constitute compliance with this Section 5.2(a).
     (b) Subject to the rights of the Trustee (as defined in the Indenture) and/or the Note Collateral Agent under the Indenture Documents (as defined in the Indenture), cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable/additional insured endorsements, in form and substance reasonably satisfactory to Issuing Bank, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from Issuing Bank of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable

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to Borrower or its subsidiaries under such policies directly to Issuing Bank; cause any distribution payable under any such policy that is not so endorsed to be payable for the joint account of Borrower and Issuing Bank (and not payable individually to Borrower) and promptly take all steps necessary to cause such distribution to be payable for the sole account of Issuing Bank; cause all such policies to provide that none of Borrower, Issuing Bank or any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as Issuing Bank may reasonably require from time to time to protect its interests; deliver certificates of insurance evidencing the insurance required herein to Issuing Bank; and cause each such policy to provide that it shall not be canceled, modified or not renewed upon less than 30 days’ prior written notice thereof by the insurer to Borrower and Issuing Bank (which notice Borrower hereby agrees to deliver to Issuing Bank within one Business Day of receipt); and deliver to Issuing Bank, ten Business Days prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal reasonably satisfactory to Issuing Bank) together with evidence satisfactory to Issuing Bank of payment of the premium therefor.
     5.3. Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof that would otherwise not be permitted by Section 6.2; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien.
     5.4. Financial Statements, Reports, etc. Furnish to Issuing Bank:
     (a) within 45 days after the end of each Fiscal Quarter (or, if such Fiscal Quarter end is also the end of Borrower’s Fiscal Year, 90 days after the end of such Fiscal Year), Borrower’s consolidated and consolidating balance sheet and related consolidated and consolidating statements of income and cash flows, showing the financial condition of Borrower and its consolidated subsidiaries as of the close of such Fiscal Quarter and the results of their operations and cash flows for such Fiscal Quarter and the then elapsed portion of the Fiscal Year with comparative figures for the same periods in the immediately preceding Fiscal Year, all certified by a Financial Officer of Borrower as fairly presenting the financial condition and results of operations and cash flows of Borrower and its consolidated subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of certain footnotes provided, however, that such obligation shall be satisfied if Borrower timely files with the SEC all quarterly and annual reports that Borrower is required to file with the SEC on Forms 10-Q and 10-K, provided, further, that the availability of the foregoing materials on the SEC’s EDGAR service (or its successor) will be deemed to satisfy Borrower’s delivery obligation;

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     (b) concurrently with any delivery, or deemed delivery, of financial statements under paragraph (a) above, a certificate of a Responsible Officer certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
     (c) promptly, following a request by Issuing Bank, all documentation and other information that Issuing Bank reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and
     (d) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Borrower or any of its subsidiaries, or compliance with the terms of any Credit Document, as Issuing Bank may reasonably request.
     5.5. Litigation and Other Notices. Furnish to Issuing Bank written notice within five Business Days of the following:
     (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
     (c) [Reserved.]
     (d) any purchase of Petroleum Product from a person who may be the beneficiary of a First Purchaser Lien or may belong to the class of persons intended to be protected by a statute or other law providing for a First Purchaser Lien, at least five Business Days before the initial purchase from such person; or
     (e) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, provided, however, that if Borrower files with the SEC any notice or other filing relating to any of the matters referenced in paragraph (a) above, Borrower shall, by 5:30 p.m. New York City time on the day of filing, furnish to Issuing Bank a copy of such filing.
     5.6. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Borrower will, and will cause each of its subsidiaries to, permit any representatives designated by Issuing Bank to visit and inspect the financial records and the properties of Borrower or any of its subsidiaries during regular business hours upon reasonable prior notice and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by Issuing Bank to discuss the affairs,

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finances and condition of Borrower or any of its subsidiaries with the officers thereof and independent accountants therefor.
     5.7. ERISA. Furnish to Issuing Bank, promptly and in any event within ten Business Days after receipt thereof by Borrower or any ERISA Affiliate of Borrower, (i) copies of each written statement or each notice received by Borrower or its ERISA Affiliate describing an ERISA Event and the action, if any, that Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto, and (ii) copies of each notice from the PBGC stating its intention to terminate any Pension Plan or to have a trustee appointed to administer any such Pension Plan. In addition, in the event that Borrower receives no such written statement or notice, the Borrower shall nevertheless notify Issuing Bank promptly and in any event within ten Business Days after becoming aware of any ERISA Event.
     5.8. Senior Indebtedness Designation. In the event that Borrower or any of its subsidiaries shall at any time issue or have outstanding any Indebtedness that by its terms is subordinated to any other Indebtedness of Borrower or such subsidiary, take all actions necessary to cause the obligations of Borrower hereunder to constitute senior indebtedness (however denominated) in respect of such subordinated Indebtedness and to enable Issuing Bank to exercise any payment blockage or other remedies available or potentially available to lenders of senior indebtedness under the terms of such subordinated Indebtedness. Without limiting the foregoing, the obligations of Borrower hereunder are hereby designated as “senior indebtedness” and, to the extent applicable, as “designated senior indebtedness” in respect of all such subordinated Indebtedness and are further given all such other designations as shall be required under the terms of any such subordinated Indebtedness in order that Issuing Bank may exercise any payment blockage or other remedies available or potentially available to lenders of senior indebtedness under the terms of such subordinated Indebtedness.
     5.9. Collateral. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and fixture filings and other documents), which may be required under any applicable law, or which Issuing Bank may reasonably request, all at the expense of Borrower and its subsidiaries. Borrower also agrees to provide to Issuing Bank, from time to time upon request, evidence reasonably satisfactory to Issuing Bank as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.
     (b) Furnish to Issuing Bank prior written notice of any change (i) in the corporate name of Borrower or any of its subsidiaries, (ii) in the identity or corporate structure or jurisdiction of formation of Borrower or any of its subsidiaries and (iii) in the Federal Taxpayer Identification Number of Borrower or any subsidiaries. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made (or are simultaneously made) under the UCC or otherwise that are required in order for Issuing Bank to continue at all times following such change to have, and Borrower agrees to take all necessary action to ensure that Issuing Bank does continue at all times to have, a valid, legal and perfected security interest in all the Collateral. Borrower also agrees to notify Issuing Bank, within five Business Days of such occurrence, if any material portion of the Collateral is damaged or destroyed.

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     (c) In the case of Borrower, upon request of Issuing Bank, deliver to Issuing Bank a certificate of a Responsible Officer setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section.
     (d) Issuing Bank may request, at Borrower’s expense, a market value appraisal, in form and substance reasonably satisfactory to Issuing Bank, of the Collateral, with such appraisal conducted by an appraiser selected by Borrower and reasonably satisfactory to Issuing Bank (i) after the occurrence, and during the continuance of a Default or Event of Default or (ii) if Issuing Bank provides a certificate to Borrower to the effect that it has reasonable grounds to believe that (x) there has been a material reduction in the value of the Collateral or (y) any appraisal conducted with respect to the Collateral was inaccurate in any material respect.
     (e) Furnish to Issuing Bank by the 15th day of each calendar month as of the end of the prior calendar month a Collateral Certificate.
     5.10. [Reserved.]
     5.11. [Reserved.]
     5.12. Additional Subsidiaries. If any subsidiary of Borrower (other than any Inactive Subsidiary or a subsidiary of Borrower that is a CFC) is formed or acquired after the Closing Date or if any such subsidiary that was previously an Inactive Subsidiary ceases to qualify as an Inactive Subsidiary, Borrower will, as promptly as practicable and in any event within 30 days (or such longer period as Issuing Bank may agree to in writing) after such event, notify Issuing Bank thereof and cause such subsidiary to guarantee the Obligations of Borrower hereunder and execute and delivery such Credit Documents and other documents as Issuing Bank may reasonably request, and take such other actions as Issuing Bank shall require to evidence and perfect a Lien in favor of Issuing Bank (for the benefit of Secured Parties) on all assets of such subsidiary and any Equity Interests issued by such subsidiary consistent with the terms of this Agreement, including delivery of such Deposit Account Control Agreements and legal opinions as it shall deem appropriate, all in form and substance acceptable to Issuing Bank.
     5.13. Compliance with Law; Maintenance of Licenses. Borrower shall comply, and shall cause each of its subsidiaries to comply, in all material respects, with all applicable laws (including the Federal Fair Labor Standards Act, all Environmental Laws, and, to the extent applicable to Borrower or its subsidiaries, the Sarbanes-Oxley Act). Borrower shall, and shall cause each of its subsidiaries to, obtain and maintain all material licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business as conducted on the Closing Date.
     SECTION 6. NEGATIVE COVENANTS
          Borrower covenants and agrees with Issuing Bank that on the Closing Date and as long as this Agreement shall remain in effect and until the Letter of Credit shall have been fully drawn or expired or otherwise terminated and all drawings thereunder and other amounts payable

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under any Credit Document shall have been paid in full, Borrower shall perform, and shall cause each of its subsidiaries to perform, all covenants in this Section 6.
     6.1. Limitation on Indebtedness. Neither Borrower nor any of its subsidiaries will create, incur, assume or permit to exist, directly or indirectly, any Indebtedness, except the following:
     (a) Indebtedness created under the Credit Documents; and
     (b) Indebtedness created under or expressly permitted to be incurred pursuant to the Indenture and not prohibited by the Intercreditor Agreement, or Refinancing Indebtedness in respect of any of the foregoing.
     6.2. Liens. Neither Borrower nor any of its subsidiaries will create, incur, assume or permit to exist any Lien on any asset now owned or leased or hereafter acquired or leased by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):
     (a) Liens created under the Credit Documents; and
     (b) Permitted Liens, as that term is defined in the Indenture.
     6.3. ERISA. Neither the Borrower nor any ERISA Affiliate shall fail to satisfy the rules regarding minimum required contributions under Sections 412, 430, 431, 432 and 436 of the Code or Sections 302, 303, 304 and 305 of ERISA (the “ERISA Minimum Funding Rules”) or otherwise incur or permit an ERISA Event to exist, except to any extent such ERISA Event or failure to meet the ERISA Minimum Funding Rules would not result in a Material Adverse Effect.
     6.4. [Reserved.]
     6.5. Mergers, Consolidations and Other Fundamental Changes. Neither Borrower nor any of its subsidiaries will merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or liquidate or dissolve, except if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and such merger, consolidation, liquidation or dissolution is not prohibited by the Indenture.
     6.6. Asset Sales. Neither Borrower nor any of its subsidiaries will sell, transfer, lease or otherwise dispose of (it being understood that a casualty to, or a condemnation of, any asset shall not be deemed to be a disposition thereof) any asset, except:
     (a) any sale, lease, conveyance or other disposition of products, services or inventory, in the ordinary course of business and any sale, conveyance or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business; and
     (b) sales, transfers, leases and other dispositions not prohibited pursuant to the terms of the Indenture.

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     6.7. Restricted Payments.
     (a) Borrower will not, and will not permit any of its subsidiaries (other than Inactive Subsidiaries) to, directly or indirectly:
          (1) declare or pay any dividend or make any other payment or distribution on account of Borrower’s or any such subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving Borrower or any of its subsidiaries) or to the direct or indirect holders of Borrower’s or any such subsidiaries’ Equity Interests solely in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Borrower and other than dividends, payments or distributions payable to Borrower or a subsidiary of Borrower);
          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Borrower) any Equity Interests of Borrower or any direct or indirect parent of Borrower; or
          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Borrower or any of its subsidiaries that is contractually subordinated in right of payment to the Obligations of Borrower incurred under this Agreement (excluding any intercompany Indebtedness between or among Borrower and any of its subsidiaries), except payments of interest or principal at the stated maturity thereof and payments of principal in anticipation of satisfying a sinking fund obligation or final maturity, in each case within one year of the due date thereof;
     (all such declarations, payments, distributions, purchases, redemptions, acquisitions, retirements and defeasances set forth in these clauses (1) through (3) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment.
     (b) The provisions of Section 6.7(a) above shall not prohibit Borrower or any of its subsidiaries from making Restricted Payments that are permitted under Section 4.07(b) of the Indenture.
     (c) Borrower shall not make any Excess Cash Flow Offer (as defined in Section 4.16(a) of the Indenture) under the Indenture if at the time Borrower would be required to make such Excess Cash Flow Offer under the Indenture (i) an RCF Availability Deficit (as defined in the Indenture) shall have occurred as of the last day of the month most recently ended prior to such time or would result therefrom or (ii) an RCF Event of Default (as defined in the Indenture) shall have occurred and be continuing.
     6.8. Transactions with Affiliates.
     (a) Neither Borrower nor any of its subsidiaries will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates (including Parent), except the following:

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     (i) transactions in the ordinary course of business that are at prices and on terms and conditions not materially less favorable to Borrower or such subsidiary than those that would have been obtained in a comparable transaction by Borrower or its subsidiaries with an unrelated person;
     (ii) transactions between or among Borrower and its subsidiaries not involving any other Affiliate (including any person that becomes a subsidiary in connection with such transaction);
     (iii) any Restricted Payment that does not violate the provisions of Section 6.7;
     (iv) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of Borrower or any of its subsidiaries entered in the ordinary course of business;
     (v) Investments not prohibited under this Agreement;
         (vi) [Reserved.]
     (vii) any employment, secondment or consulting agreement, employee benefit plan, stock option, stock repurchase, severance, officer or director indemnification agreement or any similar arrangement entered into by Borrower or any of its subsidiaries in the ordinary course of business;
     (viii) transactions with a person that is an Affiliate of Borrower solely because Borrower owns, directly or through a subsidiary, an Equity Interest in, or controls, such person;
     (ix) payment of reasonable and customary fees and reimbursements of expenses to, and the provision of indemnities (pursuant to indemnity arrangements or otherwise) to, officers, directors or employees of Borrower or any of its subsidiaries;
     (x) any issuance of Equity Interests (other than Disqualified Stock) of Borrower or contribution to the common equity capital of Borrower;
     (xi) loans or advances to employees in the ordinary course of business not to exceed $750,000 in the aggregate at any one time outstanding;
     (xii) any Permitted Parent Payments;
     (xiii) reimbursements of costs and expenses (such as payroll) incurred by Parent or its subsidiaries on behalf of Borrower or its subsidiaries;
     (xiv) the incurrence of Indebtedness owing to an Affiliate not prohibited hereby;
     (xv) transactions pursuant to any contract, agreement or arrangement described in the Offering Memorandum, as defined in the Indenture, under the caption “Certain Relationships and Related Party Transactions” and in effect on the Issue Date, as defined

38

in the Indenture, as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not, in Borrower’s good faith judgment, materially more disadvantageous to Borrower or its subsidiaries than the contract, agreement or arrangement as in effect on the Issue Date.
     (b) Neither Borrower nor any of its subsidiaries will permit Parent or any of its Affiliates (other than Holdings and its subsidiaries) to own or hold any material asset or Governmental Approval that is necessary for the ownership of the Krotz Springs Refinery and the operation thereof substantially in the manner as conducted on the Closing Date.
     6.9. Permitted Business. Neither Borrower nor any of its subsidiaries will engage at any time in any business or activity other than the ownership and operation of a Permitted Business and activities directly related or incidental thereto.
     6.10. Restrictive Agreements. Neither Borrower nor any of its subsidiaries will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of Borrower or any of its subsidiaries to create, incur or permit to exist any Lien on any of its assets to secure any Obligations incurred under the Credit Documents or (b) the ability of any subsidiary of Borrower to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to Borrower or any other Domestic Subsidiary or the ability of Borrower or any Domestic Subsidiary to guarantee the Obligations incurred under the Credit Documents; provided, that (1) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Credit Document and (B) restrictions and conditions imposed by the Note Documents, as such restrictions and conditions are in effect on the Closing Date, or by the Intercreditor Agreement, and (2) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement (other than the Permitted Note Facility) if such restrictions or conditions apply only to the assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment thereof.
     6.11. Amendment of Material Documents. Neither Borrower nor any of its subsidiaries will amend, restate, supplement or otherwise modify any Note Document or any other definitive documentation for the Permitted Note Facility, the Stock Purchase Agreement or the Supply and Offtake Agreement, to the extent any of the foregoing could reasonably be expected to materially impair (a) the rights of or benefits available to Issuing Bank under any Credit Document in respect of any payment obligation of the Borrower thereunder or (b) the ability of the Borrower to perform any of its material obligations under any Credit Document.
     6.12. Hedging Agreements. Neither Borrower nor any of its subsidiaries will enter into any Hedging Agreement except (A) the Crack Spread Hedging Agreements and (B) any other Hedging Agreements that are not enter into for speculative purposes.
     6.13. Parent Credit Agreement. Notwithstanding anything to the contrary set forth herein, including in Sections 6.1 and 6.4, neither Borrower nor any of its subsidiaries will become a party to, or otherwise create, incur, assume or permit to exist any Indebtedness

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(whether as a principal obligor or a guarantor) of Borrower or any of its subsidiaries under the Existing Parent Term Credit Agreement or the Existing Parent Revolving Credit Agreement.
     SECTION 7. [RESERVED]
     SECTION 8. EVENTS OF DEFAULT
     In case of the happening of any of the following events (“Events of Default”):
     (a) any representation or warranty made or deemed made in or in connection with any Credit Document or the Letter of Credit, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Credit Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (b) default shall be made in the payment of any amount due hereunder in respect of a drawing under the Letter of Credit, when and as the same shall become due and payable, whether at the due date thereof or otherwise;
     (c) default shall be made in the payment of any other amount (other than an amount referred to in paragraph (b) above) due under any Credit Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;
     (d) default shall be made in the due observance or performance by Borrower of any covenant, condition or agreement contained in Section 5.1(a), 5.2(a), 5.5(a) or 5.7 or in Section 6 and such default shall continue unremedied for a period of 10 Business Days after notice thereof from Issuing Bank to Borrower;
     (e) default shall be made in the due observance or performance by Borrower of any covenant, condition or agreement contained in any Credit Document (other than those specified in paragraphs (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from Issuing Bank to Borrower;
     (f) (i) Borrower or any of its subsidiaries shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall not be waived and shall continue after any applicable grace period therefor, or (ii) any other event or condition shall occur that results in any Material Indebtedness of Borrower or any of its subsidiaries becoming due prior to its scheduled maturity or that would enable or permit (with or without the giving of notice, the lapse of time or both) the holder or lenders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, and such event or condition shall not be waived and shall continue after any applicable grace period therefor; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

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     (g) any person shall make any demand for payment or otherwise seek to exercise or enforce its rights under any Guarantee (and the amount so demanded or sought constitutes Material Indebtedness) by Borrower or any of its subsidiaries of any Material Indebtedness of Borrower or any of its subsidiaries;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Borrower or any of its subsidiaries, or of a substantial part of the property or assets of Borrower or any of its subsidiaries, under Title 11 of the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its subsidiaries or for a substantial part of the property or assets of Borrower or any of its subsidiaries or (iii) the winding-up, liquidation or dissolution of Borrower or any of its subsidiaries and such proceeding or petition shall continue undismissed for 15 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) Borrower or any of its subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its subsidiaries or for a substantial part of the property or assets of Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
     (j) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (net of all amounts as to which any insurance company or other indemnifying party (other than Borrower or an Affiliate of Borrower) has acknowledged liability) shall be rendered against any or all of Borrower or any of its subsidiaries and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Borrower or any of its subsidiaries to enforce any such judgment;
     (k) [Reserved];
     (l) any “Event of Default” shall occur under the Supply and Offtake Agreement;
     (m) any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by Borrower or any of its subsidiaries not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement, such Collateral Document or the Intercreditor Agreement) security interest in any portion of the securities, assets or properties covered thereby having a fair market value in excess of $5,000,000, except to the extent that any such loss of perfection or priority results from the

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failure of Issuing Bank to maintain possession of certificates representing securities pledged under the any Collateral Document;
     (n) Borrower or any of its subsidiaries or any of their senior officers is criminally indicted or convicted for (A) a felony committed in the conduct of such party’s business, or (B) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material property or any Collateral;
     (o) the Intercreditor Agreement for any reason shall cease to be, or shall be asserted in writing by Holdings or any of its subsidiaries not to be, binding on or enforceable against any party thereto (or on or against any person on whose behalf the Note Collateral Agent or any Crack Spread Hedging Secured Party (following it becoming a party thereto) makes any covenant or agreement therein), other than in accordance with its terms;
     (p) there shall have occurred any event or condition adversely affects the ability of Borrower to access any ExxonMobil Pipeline for the purpose of obtaining delivery of crude oil to the Krotz Springs Refinery in each case that, in the opinion of Issuing Bank (taking into consideration the alternative arrangements available to Borrowers and the Subsidiaries with respect to delivery of crude oil to and transportation of refined products from the Krotz Springs Refinery), could reasonably be expected to result in a Material Adverse Effect; or
     (q) a Change of Control occurs;
then, and in every such event (other than an event with respect to Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, Issuing Bank may, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitment and (ii) demand cash collateral in an amount equal to the undrawn face amount of the Letter of Credit (as contemplated in Section 2.4) and demand payment of any other amounts from Borrower accrued hereunder and under any other Credit Document and such amounts, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding; and in any event with respect to Borrower described in paragraph (h) or (i) above, the Commitment shall automatically terminate and all other liabilities of Borrower accrued hereunder and under any other Credit Document shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Credit Document to the contrary notwithstanding.
     SECTION 9.MISCELLANEOUS
     9.1. Notices.
     (a) Notices Generally. Any notice or other communication herein required or permitted to be given to Borrower or Issuing Bank shall be sent to such Person’s address as set forth on Appendix A or in any other relevant Credit Document or otherwise indicated to the other party hereto in writing. Except as otherwise set forth in paragraph (b) below, each notice

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hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to Issuing Bank shall be effective until received by Issuing Bank.
     (b) Electronic Communications.
     (i) Notices and other communications to Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Issuing Bank, provided that the foregoing shall not apply to notices to Issuing Bank pursuant to Section 2 if Issuing Bank has notified Borrower that it is incapable of receiving notices under such Section by electronic communication. Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Issuing Bank otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (ii) Borrower understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Issuing Bank, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
     (iii) Any Approved Electronic Communications are provided “as is” and “as available”. None of Issuing Bank nor any of its officers, directors, employees, agents, advisors or representatives (the “Issuing Bank Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by Issuing Bank Affiliates in connection with the Approved Electronic Communications.

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     (iv) Borrower and Issuing Bank agree that Issuing Bank may, but shall not be obligated to, store any Approved Electronic Communications in accordance with Issuing Bank’s customary document retention procedures and policies.
     (v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.
     9.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrower; (c) the reasonable fees, expenses and disbursements of outside counsel to Issuing Bank in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Issuing Bank, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Issuing Bank and of counsel providing any opinions that Issuing Bank may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Issuing Bank and its outside counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by Issuing Bank in connection with the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees of internal and outside counsel and costs of settlement, incurred by Issuing Bank in enforcing any Obligations of or in collecting any payments due from Borrower hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.
     9.3. Indemnity.
     (a) In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, Issuing Bank and each of its officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to

44

defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
     (b) The Borrower further agrees that neither the Issuing Bank or any other Indemnitee will have any liability to the Borrower or any person asserting claims on behalf of or in right of the Borrower or any other person in connection with or as a result of either this arrangement or any matter referred to in this Agreement, any other Credit Document or the Letter of Credit; except in the case of the Borrower to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or its respective affiliates, shareholders, partners, members or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Bank in performing the services that are the subject of this Agreement; provided, however, that in no event will such the Issuing Bank or any other Indemnitee have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of the Issuing Bank’s or such Indemnitee’s activities related to this Agreement, any other Credit Document or the Letter of Credit.
     (c) To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against Issuing Bank, the Issuing Bank’s Affiliates and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents and sub-agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     9.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default Issuing Bank is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by Issuing Bank to or for the credit or the account of Borrower against and on account of the obligations and liabilities of Borrower to Issuing Bank hereunder, the Letter of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letter of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) Issuing Bank shall have made any demand hereunder or (b) any amounts in respect of the Letter of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

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     9.5. Amendments and Waivers.
          No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Borrower therefrom shall in any event be effective, except pursuant to an agreement in writing signed by Borrower and the Issuing Bank.
     9.6. Successors and Assigns; Participations.
     (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their successors and assigns. Borrower’s rights or obligations hereunder and its interest therein may not be assigned or delegated by Borrower without the prior written consent of Issuing Bank. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Issuing Bank Affiliates and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments.
     (i) Issuing Bank may assign to one of its Affiliates (each, an “Assignee”) all of Issuing Bank’s rights and obligations under this Agreement (which shall include its Commitment and the Obligations at the time owing to Issuing Bank) with the prior written consent (such consent not to be unreasonably withheld) of Borrower, provided that no consent of Borrower shall be required if an Event of Default has occurred and is continuing. Subject to notification of an assignment and consent of Borrower (if required), Issuing Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.6, 2.7 and 9.3. Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment.
     (ii) Borrower agrees that each Assignee shall be entitled to the benefits of the Issuing Bank under Sections 2.6 and 2.7; provided, that such Assignee shall not be entitled to receive any greater payment under Section 2.6 and 2.7 than the Issuing Bank would have been entitled to receive with respect to the interest assigned to such Assignee.
     (c) Participations.
     (i) Issuing Bank shall have the right at any time to sell one or more participations to any Person in all or any part of any Obligations outstanding hereunder.
     (ii) The holder of any such participation, other than an Affiliate of Issuing Bank granting such participation, shall not be entitled to require Issuing Bank to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the stated maturity of the Letter of Credit, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect, (B) consent to the assignment or transfer by Borrower of any of its rights

46

and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents (in each case, except as expressly provided in the Credit Documents).
     (iii) Borrower agrees that each participant shall be entitled to the benefits of Sections 2.6 and 2.7 to the same extent as if it were Issuing Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that a participant shall not be entitled to receive any greater payment under Section 2.6 and 2.7 than the Issuing Bank would have been entitled to receive with respect to the participation sold to such participant; provided further that, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation.
     (d) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 9.6, Issuing Bank may assign, pledge and/or grant a security interest in all or any portion of the Obligations owed by or to Issuing Bank to secure obligations of Issuing Bank, including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that Issuing Bank shall not be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be the “Issuing Bank” or be entitled to require Issuing Bank to take or omit to take any action hereunder.
     9.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     9.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the issuance or extension of the Letter of Credit. Notwithstanding anything herein or implied by law to the contrary, the agreements of Borrower set forth in Sections 9.2, 9.3 and 9.4 shall survive the cancellation or expiration of the Letter of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.
     9.9. No Waiver; Remedies Cumulative. No failure or delay on the part of Issuing Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Issuing Bank hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right,

47

power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
     9.10. Marshalling; Payments Set Aside. Issuing Bank shall not be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Issuing Bank or Issuing Bank enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     9.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     9.12. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
     9.13. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
     9.14. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1;

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(D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT ISSUING BANK RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.
     9.15. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ISSUING BANK/ACCOUNT PARTY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LETTER OF CREDIT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     9.16. Confidentiality. Issuing Bank shall hold all non-public information regarding Borrower and its subsidiaries and their businesses identified as such by Borrower and obtained by Issuing Bank pursuant to the requirements hereof in accordance with Issuing Bank’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Issuing Bank may make (i) disclosures of such information to Issuing Bank Affiliates and to its agents and advisors (and to other Persons authorized by Issuing Bank to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.16), (ii) disclosures of such

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information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Obligations or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.16 or other provisions at least as restrictive as this Section 9.16), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Borrower received by it from Issuing Bank, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, Issuing Bank shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of Issuing Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, Issuing Bank may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to Issuing Bank in connection with the administration and management of this Agreement and the other Credit Documents.
     9.17. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Obligations shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Obligations are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Issuing Bank an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Issuing Bank and Borrower to conform strictly to any applicable usury laws. Accordingly, if Issuing Bank contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at Issuing Bank’s option be applied to the outstanding amount of the Obligations or be refunded to Borrower.
     9.18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

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     9.19. Effectiveness; Entire Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.
     9.20. PATRIOT Act. Issuing Bank hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and its subsidiaries, which information includes the names and addresses of Borrower and its subsidiaries and other information that will allow Issuing Bank, to identify Borrower and its subsidiaries in accordance with the PATRIOT Act.
     9.21. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     9.22. No Fiduciary Duty. Issuing Bank and its Affiliates (collectively, solely for purposes of this paragraph, the “Issuing Bank”), may have economic interests that conflict with those of Borrower, its stockholders and/or its Affiliates. Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between Issuing Bank, on the one hand, and Borrower, its stockholders or its Affiliates, on the other. Borrower acknowledges and agrees that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between Issuing Bank, on the one hand, and Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) Issuing Bank has not assumed an advisory or fiduciary responsibility in favor of Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether Issuing Bank has advised, is currently advising or will advise Borrower, its stockholders or its Affiliates on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Credit Documents and (y) Issuing Bank is acting solely as principal and not as the agent or fiduciary of Borrower, its management, stockholders, creditors or any other Person. Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that Issuing Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.
     9.23. Collateral Agent. Borrower acknowledges that Goldman Sachs Bank USA shall be the “Collateral Agent” for the Issuing Bank under this Agreement for purposes of the Intercreditor Agreement and related matters and shall be entitled to hold itself out as such and to qualify as the “New Agent” (as that term is used in Section 5.05 of the Intercreditor Agreement). In such capacity, Goldman Sachs Bank USA shall be entitled to the benefit of all

51

indemnifications and reimbursements (including without limitation those set forth in Sections 9.2 and 9.3 of this Agreement) that the Issuing Bank is entitled to hereunder.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ALON REFINING KROTZ SPRINGS, INC., as Borrower
By:	/s/ Shai Even
	Name:	Shai Even
	Title:	SVP & CFO

GOLDMAN SACHS BANK USA, as Issuing Bank
By:	/s/ Alexis Maged
Authorized Signatory

Exhibit 10.6
Execution Version
AMENDED AND RESTATED
SUPPLY AND OFFTAKE AGREEMENT
dated as of MAY 26, 2010
between
J. ARON & COMPANY
and
ALON REFINING KROTZ SPRINGS, INC.

-i-

(continued)

Page
ARTICLE 28 NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES	58

ARTICLE 29 MISCELLANEOUS	58

-ii-

Schedules

Schedule	Description
Schedule A	Products and Product Specifications

Schedule B	Pricing Benchmarks

Schedule C	Monthly True-up Amounts

Schedule D	Operational Volume Range

Schedule E	Tank List

Schedule F	Insurance

Schedule G	Weekly Production and Invoice Schedule

Schedule H	Form of Tank-Balance Volume Report

Schedule I	Initial Target Month End Crude Volume

Schedule J	Scheduling and Communications Protocol

Schedule K	Monthly Excluded Transaction Fee Determination

Schedule L	Monthly Working Capital Adjustment

Schedule M	Notices

Schedule N	FIFO Balance Final Settlements

Schedule O	Form of Run-out Report

Schedule P	Pricing Group

Schedule Q	Form of Trade Sheet

Schedule R	Form of Step-out Inventory Sales Agreement

Schedule S	Form of Production Report

SUPPLY AND OFFTAKE AGREEMENT
This Amended and Restated Supply and Offtake Agreement (this “Agreement”) is made as of May 26, 2010 (the “Effective Date”), between J. Aron & Company (“Aron”), a general partnership organized under the laws of New York and located at 200 West Street, New York, New York 10282-2198, and Alon Refining Krotz Springs, Inc. (the “Company”), a Delaware corporation located at Hwy. 105 South, Krotz Springs, Louisiana 70750-0453 (each referred to individually as a “Party” or collectively as the “Parties”).
WHEREAS, the Company owns and operates a crude oil refinery located in Krotz Springs, Louisiana for the processing and refining of crude oil and other petroleum feedstocks and the recovery therefrom of refined products;
WHEREAS, the Company and Aron are parties to a Supply and Offtake Agreement, (the “Original Agreement”) dated as of April 21, 2010, pursuant to which Aron agreed to deliver crude oil and other petroleum feedstocks to the Company for use at such refinery and purchase all refined products produced by the refinery (other than certain excluded products); and
WHEREAS, the Parties now wish to amend and restate the Original Agreement in its entirety as more specifically set forth herein.
NOW, THEREFORE, in consideration of the premises and respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do agree that the Original Agreement is hereby amended and its entirety as of the date hereof and as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
     1.1 Definitions.
     For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:
     “Actual Month End Crude Volume” has the meaning specified in Section 9.2(a).
     “Actual Month End Product Volume” has the meaning specified in Section 9.2(a).
     “Actual Net Crude Consumption” means, for any Delivery Month, the actual number of Crude Oil Barrels run by the Refinery for such Delivery Month minus the number of Other Barrels actually delivered into the Crude Storage Tanks during such Delivery Month.
     “Additional Procurement Contract” means any Crude Oil purchase agreement between Aron and a Third Party Supplier entered into following the Commencement Date pursuant to Section 5.3(b).
     “Adequate Assurance” has the meaning specified in Section 12.5.

     “Affected Party” has the meaning specified in Section 16.1.
     “Affected Obligations” has the meaning specified in Section 16.3.
     “Affiliate” means, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person. For this purpose, “control” of any entity or Person means ownership of a majority of the issued shares or voting power or control in fact of the entity or Person.
     “Agreement” or “this Agreement” means this Amended and Restated Supply and Offtake Agreement, as may be amended, modified, supplemented, extended, renewed or restated from time to time in accordance with the terms hereof, including the Schedules hereto.
     “Ancillary Costs” means all freight, pipeline, transportation, storage, tariffs and other costs and expenses incurred as a result of the purchase, movement and storage of Crude Oil or Products undertaken in connection with or required for purposes of this Agreement (whether or not arising under Procurement Contracts), including, ocean-going freight and other costs associated with waterborne movements, inspection costs and fees, wharfage, port and dock fees, vessel demurrage, lightering costs, ship’s agent fees, import charges, waterborne insurance premiums, fees and expenses, broker’s and agent’s fees, load port charges and fees, pipeline transportation costs, pipeline transfer and pumpover fees, pipeline throughput and scheduling charges (including any fees and charges resulting from changes in nominations undertaken to satisfy delivery requirements under this Agreement), pipeline and other common carrier tariffs, blending, tankage, linefill and throughput charges, pipeline demurrage, superfund and other comparable fees, processing fees (including fees for water or sediment removal or feedstock decontamination), merchandise processing costs and fees, importation costs, any charges imposed by any Governmental Authority (including Transfer Taxes (but not taxes on the net income of Aron) and customs and other duties), user fees, fees and costs for any credit support provided to any pipelines with respect to any transactions contemplated by this Agreement and any pipeline compensation or reimbursement payments that are not timely paid by the pipeline to Aron. Notwithstanding the foregoing, (i) Aron’s hedging costs in connection with this Agreement or the transactions contemplated hereby shall not be considered Ancillary Costs (but such exclusion shall not change or be deemed to change the manner in which Related Hedges are addressed under Articles 18 and 19 below) and (ii) any Product shipping costs of Aron, to the extent incurred after Aron has removed such Product from the Product Storage Tanks for its own account, shall not be considered Ancillary Costs.
     “Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement, including Environmental Law, in each case as may be applicable to either Party or the subject matter of this Agreement.
     “Assigned Sales Commitment” has the meaning specified in Section 8.8(a).

     “Bankrupt” means a Person that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (ix) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the foregoing events, (x) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not dismissed within fifteen (15) days or (xi) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events.
     “Bankruptcy Code” means chapter 11 of Title 11, U.S. Code.
     “Barrel” means forty-two (42) net U.S. gallons, measured at 60° F.
     “Base Price” has the meaning specified in Section 6.2.
     “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.
     “Commencement Date” has the meaning specified in Section 2.3(a).
     “Commencement Date Crude Oil Volumes” means the total quantity of Crude Oil owned by the Company at 00:00:01 a.m., CPT, on the Commencement Date that is then held at Crude Storage Tanks, which quantity shall be the volume of Crude Oil recorded in the Inventory Report prepared pursuant to the Inventory Sales Agreement.
     “Commencement Date Purchase Value” means, with respect to the Commencement Date Volumes, initially the Estimated Commencement Date Value until the Definitive Commencement Date Value has been determined and thereafter the Definitive Commencement Date Value.
     “Commencement Date Products Volumes” means the total quantities of the Products owned by the Company at 00:00:01 a.m., CPT, on the Commencement Date that are then held at Product Storage Tanks, which quantities shall be the volume of Products recorded in the Inventory Report prepared pursuant to the Inventory Sales Agreement.

     “Commencement Date Volumes” mean, collectively, the Commencement Date Crude Oil Volumes and the Commencement Date Products Volumes.
     “Company Purchase Agreement” has the meaning specified in the Marketing and Sales Agreement.
     “Contract Cutoff Date” means, with respect to any Procurement Contract, the date and time by which Aron is required to provide its nominations to the Third Party Supplier thereunder for the next monthly delivery period for which nominations are then due.
     “Contract Nomination” has the meaning specified in Section 5.4(b).
     “CPT” means the prevailing time in the Central time zone.
     “Crude Delivery Point” means the outlet flange of the Crude Storage Tanks.
     “Crude Intake Point” means the inlet flange of the Crude Storage Tanks.
     “Crude Oil” means all crude oil that Aron purchases and sells to the Company or for which Aron assumes the payment obligation pursuant to any Procurement Contract.
     “Crude Storage Tanks” means any of the tanks adjacent to the Refinery, listed on Schedule E hereto that store Crude Oil.
     “Default” means any event that, with notice or the passage of time, would constitute an Event of Default.
     “Default Interest Rate” means the lesser of (i) the per annum rate of interest calculated on a daily basis using the prime rate published in the Wall Street Journal for the applicable day (with the rate for any day for which such rate is not published being the rate most recently published) plus two hundred (200) basis points and (ii) the maximum rate of interest permitted by Applicable Law.
     “Defaulting Party” has the meaning specified in Section 18.2.
     “Deferred Portion” has the meaning specified in Section 4.3.
     “Definitive Commencement Date Value” has the meaning specified in the Inventory Sales Agreement.
     “Delivery Date” means any calendar day.
     “Delivery Month” means the month in which Crude Oil is to be delivered to the Refinery.
     “Designated Affiliate” means in the case of Aron, Goldman, Sachs & Co.
     “Disposed Quantity” has the meaning specified in Section 9.3.
     “Disposition Amount” has the meaning specified in Section 9.3.

     “Early Termination Date” has the meaning specified Section 18.2(c).
     “Effective Date” has the meaning specified in the introductory paragraph of this Agreement.
     “Environmental Law” means any existing or past Applicable Law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.
     “Estimated Commencement Date Value” has the meaning specified in the Inventory Sales Agreement.
     “Estimated Termination Amount” has the meaning specified in Section 19.2(b).
     “Estimated Yield” has the meaning specified in Section 8.3(a).
     “Event of Default” means an occurrence of the events or circumstances described in Section 18.1.
     “Excluded Materials” means any refined petroleum products other than those that are Products.
     “Excluded Transactions” has the meaning specified in the Marketing and Sales Agreement.
     “Existing Sales Commitments” has the meaning specified in Section 8.8(a).
     “Existing Procurement Contract” means such crude oil purchase agreement, dated as of the Commencement Date, between Chevron and Aron having such terms and conditions as Aron shall deem acceptable.
     “Expiration Date” has the meaning specified in Section 3.1.
     “Extension Term” has the meaning specified in Section 3.2.
     “Fed Funds Rate” means, for any Notification Date, the rate set forth in H.15(519) or in H.15 Daily Update for the most recently preceding Business Day under the caption “Federal funds (effective)”; provided that if no such rate is so published for any of the immediately three preceding Business Days, then such rate shall be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged by each of three leading brokers of U.S. dollar Federal funds transactions prior to 9:00 a.m., CPT, on that day, which brokers shall be selected by Aron in a commercially reasonable manner. For purposes hereof, “H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System, available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/, or any successor site or publication and “H.15 Daily Update” means the daily update of H.15(519), available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update/, or any successor site or publication.
     “Force Majeure” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals and whether or not involving employees of the Company or Aron); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of, explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome. Solely for purposes of this definition, the failure of any Third Party Supplier to deliver Crude Oil pursuant to any Procurement Contract, whether as a result of Force Majeure as defined above, breach of contract by such Third Party Supplier or any other reason, shall constitute an event of Force Majeure for Aron under this Agreement with respect to the quantity of Crude Oil subject to that Procurement Contract.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authority” means any federal, state, regional, local, or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor.
     “HLS” means heavy Louisiana sweet.
     “Included Sales” has the meaning specified in Section 7.4.
     “Included Transactions” has the meaning specified in the Marketing and Sales Agreement.
     “Independent Inspection Company” has the meaning specified in Section 11.3.
     “Initial Estimated Yield” has the meaning specified in Section 8.3(a).
     “Initial Term” has the meaning specified in Section 3.1.

     “Inventory Sales Agreement” means the purchase and sale agreement, in a form and substance mutually agreeable to the Parties, dated as of the Commencement Date, pursuant to which the Company is selling and transferring to Aron the Commencement Date Volumes for the Commencement Date Purchase Value, free and clear of all liens, claims and encumbrances of any kind.
     “Latest Commencement Date” has the meaning specified in Section 2.3(a).
     “LC Default” means, as of any time, that (i) the Standby LC has then ceased to be in effect, (ii) the issuer of the Standby LC (if such issuer is not an Affiliate of Aron) has failed to honor a drawing made by Aron or has otherwise failed to comply with or perform its obligations thereunder if such failure shall be continuing after the lapse of any applicable grace period or (iii) an LC Event has occurred with respect to the Standby LC and such Standby LC has not been renewed, extended, amended or replaced as provided in Section 12.6 below at least 15 days prior to its then current expiry date.
     “LC Event” means, as of any time, (i) if the issuer of Standby LC is not an Affiliate of Aron, that (a) the issuer of the Standby LC ceases to be rated at least “A-” by S&P or “A3” by Moody’s, (b) the issuer of such Standby LC shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of, such Standby LC or (c) any Bankruptcy shall occur with respect to the issuer of such Standby LC; or (ii) in any case, that (a) the Standby LC is then due to expire in less than 90 days or (b) the available amount of the Standby LC is less than the Required Available Amount.
     “Letter of Credit” shall mean the Standby LC or any other letter of credit provided to Aron as credit support in connection with this Agreement or any of the transactions contemplated hereby.
     “Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Costs arising from compliance or non-compliance with Environmental Law.
     “Liquidated Amount” has the meaning specified in Section 18.2(b).
     “LLS” means light Louisiana sweet.
     “Long Product FIFO Price” means the price so listed on Schedule B hereto.
     “Marketing and Sales Agreement” means the products marketing and sales agreement, dated as of the Commencement Date, between the Company and Aron pursuant to which the Product purchased by Aron hereunder shall from time to time be marketed and sold by the Company for Aron’s account.
     “Material Adverse Change” means a material adverse effect on and/or material adverse change with respect to (i) the business, operations, properties, assets or financial condition of the

Company and its Subsidiaries taken as a whole; (ii) the ability of the Company to fully and timely perform its obligations; (iii) the legality, validity, binding effect or enforceability against the Company of any of the Transaction Documents; or (iv) the rights and remedies available to, or conferred upon, Aron hereunder; provided that none of the following changes or effects shall constitute a “Material Adverse Effect”: (1) changes, or effects arising from or relating to changes, of Laws, that are not specific to the business or markets in which the Company operates; (2) changes arising from or relating to, or effects of, the transactions contemplated by this Agreement or the taking of any action in accordance with this Agreement; (3) changes, or effects arising from or relating to changes, in economic, political or regulatory conditions generally affecting the U.S. economy as a whole, except to the extent such change or effect has a disproportionate effect on the Company relative to other industry participants; (4) changes, or effects arising from or relating to changes, in financial, banking, or securities markets generally affecting the U.S. economy as a whole, (including (a) any disruption of any of the foregoing markets, (b) any change in currency exchange rates, (c) any decline in the price of any security or any market index and (d) any increased cost of capital or pricing related to any financing), except to the extent such change or effect has a disproportionate effect on the Company relative to other industry participants; and (5) changes arising from or relating to, or effects of, any seasonal fluctuations in the business, except to the extent such change or effect has a disproportionate effect on the Company relative to other industry participants.
     “Measured Crude Quantity” means, for any Delivery Date, the total quantity of Crude Oil that, during such Delivery Date, was withdrawn and lifted by and delivered to the Company at the Crude Delivery Point, as evidenced by either meter readings and meter tickets for that Delivery Date or tank gaugings conducted at the beginning and end of such Delivery Date.
     “Measured Product Quantity” means, for any Delivery Date, the total quantity of a particular Product that, during such Delivery Date, was delivered by the Company to Aron at the Product Delivery Point, as evidenced by either meter readings and meter tickets for that Delivery Date or tank gaugings conducted at the beginning and end of such Delivery Date.
     “Monthly Cover Costs” has the meaning specified in Section 7.5.
     “Monthly Crude Forecast” has the meaning specified in Section 5.2 (b).
     “Monthly Excluded Transaction Fee” has the meaning specified in Section 7.6.
     “Monthly Product Estimate” has the meaning specified in Section 8.3(b).
     “Monthly Product Sale Adjustment” has the meaning specified in Section 7.4.
     “Monthly True-up Amount” has the meaning specified in Section 10.2(a).
     “Monthly Working Capital Adjustment” is an amount to be determined pursuant to Schedule L hereto.
     “Net Payment” has the meaning specified in Section 10.1(a).

     “Nomination Month” means the month that occurs two (2) months prior to the Delivery Month.
     “Non-Affected Party” has the meaning specified in Section 16.1.
     “Non-Defaulting Party” has the meaning specified in Section 18.2(a).
     “Operational Volume Range” means the range of operational volumes for any given set of associated Crude Storage Tanks for each type of Crude Oil and for any given set of associated Product Storage Tanks for each group of Products, between the minimum volume and the maximum volume, as set forth on Schedule D hereto.
     “Other Barrels” has the meaning specified in Section 5.3(f).
     “Party” or “Parties” has the meaning specified in the preamble to this Agreement.
     “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.
     “Pipeline Cutoff Date” means, with respect to any Pipeline System, the date and time by which a shipper on such Pipeline System is required to provide its nominations to the entity that schedules and tracks Crude Oil and Products in a Pipeline System for the next shipment period for which nominations are then due.
     “Pipeline System” means the ExxonMobil Pipeline System, Colonial Pipeline System or any other pipeline that may be used to transport Crude Oil or Products to the Crude Storage Tanks or out of the Product Storage Tanks at the Refinery.
     “Pricing Benchmark” means, with respect to a particular grade of Crude Oil or type of Product, the pricing index, formula or benchmark indicated on Schedule B hereto.
     “Procurement Contract” means either the Existing Procurement Contract or any Additional Procurement Contract.
     “Procurement Contract Assignment” means an instrument, in form and substance reasonably satisfactory to Aron, by which the Company assigns to Aron all rights and obligations under a Procurement Contract and Aron assumes such rights and obligations thereunder, subject to terms satisfactory to Aron providing for the automatic reassignment thereof to the Company in connection with the termination of this Agreement.
     “Product” means any of the refined petroleum products listed on Schedule A hereto, as from time to time amended by mutual agreement of the Parties.
     “Product Cost” has the meaning specified in Section 8.7.

     “Product Purchase Agreements” has the meaning specified in the Marketing and Sales Agreement.
     “Product Storage Tanks” means any of the tanks adjacent to the Refinery, listed on Schedule E hereto that store Products.
     “Production Week” means each consecutive day period (based on CPT) designated as a “Production Week” on Schedule G hereto (which the Parties acknowledge will not in every case be a seven day period).
     “Products Delivery Point” means the inlet flange of the Product Storage Tanks.
     “Products Offtake Point” means the outlet flange of the Product Storage Tanks.
     “Projected Monthly Run Volume” has the meaning specified in Section 7.1(a).
     “Projected Net Crude Consumption” means, for any Delivery Month, the Projected Monthly Run Volume for such Delivery Month minus the number of Other Barrels that the Company indicated it expected to deliver into the Crude Storage Tanks during such Delivery Month.
     “Refinery” means the petroleum refinery located in Krotz Springs, Louisiana owned and operated by the Company.
     “Refinery Facilities” means all the facilities owned and operated by the Company located at the Refinery, and any associated or adjacent facility that is used by the Company to carry out the terms of this Agreement, excluding, however, the Crude Oil receiving and Products delivery facilities, pipelines, tanks and associated facilities owned and operated by the Company which constitute the Storage Facilities.
     “Required Available Amount” means such U.S. dollar amount as shall from time to time be specified by Aron; provided that in no event shall Aron specify an amount greater than $200 million, it being agreed that the initial Required Available Amount shall equal $200 million.
     “Related Hedges” means any transactions from time to time entered into by Aron with third parties unrelated to Aron or its Affiliates to hedge Aron’s exposure resulting from this Agreement or any other Transaction Document and Aron’s rights and obligations hereunder or thereunder.
     “Revised Estimated Yield” has the meaning specified in Section 8.3(a).
     “Run-out Report” has the meaning specified in Section 7.2(a).
     “Settlement Amount” has the meaning specified in Section 18.2(b).
     “Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) of the Company in respect of borrowed money.

     “Specified Transaction” means (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Aron and the Company (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, commodity spot transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, weather swap, weather derivative, weather option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) that is currently, or in the future becomes, recurrently entered into the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, or economic indices or measures of economic risk or value, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this agreement or the relevant confirmation.
     “Standby LC” means an irrevocable standby letter of credit in favor of Aron (i) in a form and substance reasonably satisfactory to Aron, (ii) issued or confirmed by a bank that is an Affiliate of Aron or such other issuing bank as is acceptable to Aron and (iii) that otherwise satisfies the requirements of Section 12.4(a).
     “Standby Letter of Credit Facility Agreement” means that certain Credit Agreement between the Company, as borrower, and the initial issuer of the Standby LC, providing for the issuance of the Standby LC dated as of the Commencement Date.
     “Step-Out Inventory Sales Agreement” means the purchase and sale agreement, in a form and substance mutually agreeable to the Parties, to be dated as of the Termination Date, pursuant to which the Company shall buy Crude Oil and Products from Aron subject to the provisions of this Agreement.
     “Storage Facilities” mean the storage, loading and offloading facilities owned or operated by the Company located at Krotz Springs, Louisiana, including the Crude Storage Tanks, the Product Storage Tanks and the land, piping, marine facilities, truck facilities and other facilities related thereto, together with existing or future modifications or additions, which are excluded from the definition of Refinery or Refinery Facilities. In addition, the term “Storage Facilities” includes any location where a storage facility is used by the Company to store or throughput Crude Oil or Products except those storage, loading and offloading facilities owned or operated by the Company which are used to store Excluded Materials.
     “Storage Facilities Agreement” means the storage facilities agreement, dated as of the Commencement Date, between the Company and Aron, pursuant to which the Company shall grant to Aron an exclusive right to use the Storage Facilities in connection with this Agreement.

     “Supplier’s Inspector” means any Person selected by Aron in a commercially reasonable manner that is acting as an agent for Aron or that (1) is a licensed Person who performs sampling, quality analysis and quantity determination of the Crude Oil and Products purchased and sold hereunder, (2) is not an Affiliate of any Party and (3) in the reasonable judgment of Aron, is qualified and reputed to perform its services in accordance with applicable law and industry practice, to perform any and all inspections required by Aron.
     “Supply Cost” has the meaning specified in Section 6.2.
     “Target Month End Crude Volume” has the meaning specified in Section 7.1.
     “Target Month End Product Volume” has the meaning specified in Section 7.2.
     “Tax” or “Taxes” has the meaning specified in Section 14.1.
     “Term” means the Initial Term and any Extension Term.
     “Termination Amount” means, without duplication, the total net amount owed by one Party to the other Party upon termination of this Agreement under Section 19.2.
     “Termination Date” has the meaning specified in Section 19.1.
     “Termination Date Purchase Value” means, with respect to the Termination Date Volumes, initially the Estimated Termination Date Value until the Definitive Termination Date Value has been determined and thereafter the Definitive Termination Date Value (as such terms are defined in the form of the Step-out Inventory Sales Agreement attached hereto as Schedule R).
     “Termination Date Volumes” has the meaning specified in Section 19.1(d).
     “Termination Holdback Amount” has the meaning specified in Section 19.2(b).
     “Third Party Supplier” means any seller of Crude Oil under a Procurement Contract.
     “Transaction Document” means this Agreement, the Marketing and Sales Agreement, the Inventory Sales Agreement, the Storage Facilities Agreement, the Step-Out Inventory Sales Agreement and any other agreements or instruments contemplated hereby or executed in connection herewith.
     “Volume Determination Procedures” mean the Company’s ordinary month-end procedures for determining the volume of Crude Oil or Product held in any Storage Tank at a designated time.
     “Weekly Projection” has the meaning specified in Section 5.2(a).
     “Weekly Product Value” has the meaning specified in Section 10.1(d).
     “Weekly Supply Value” has the meaning specified in Section 10.1(a).

     1.2 Construction of Agreement.
     (a) Unless otherwise specified, all references herein are to the Articles, Sections and Schedules to this Agreement, as may be from time to time amended or modified.
     (b) All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.
     (c) Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.
     (d) Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.
     (e) Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned.
     (f) A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.
     (g) Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.
     (h) Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.
     (i) Unless otherwise expressly stated herein, any reference to “volume” shall be deemed to refer to the net volume.
     (j) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
     1.3 The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

ARTICLE 2
CONDITIONS TO COMMENCEMENT
     2.1 Conditions to Obligations of Aron. The obligations of Aron contemplated by this Agreement shall be subject to satisfaction by the Company of the following conditions precedent on and as of the Commencement Date:
     (a) The Parties shall have agreed to the pricing method to be used in the Inventory Sales Agreement and the Inventory Sales Agreement, in form and in substance satisfactory to Aron, shall have been duly executed by the Company and, pursuant thereto, the Company shall have transferred to Aron all right, title and interest in and to the Commencement Date Volumes, free and clear of all Liens;
     (b) The Parties shall have agreed to the pricing method to be used and the form of the Step-Out Inventory Sales Agreement (which form is attached hereto as Schedule R);
     (c) The Standby Letter of Credit Facility Agreement shall have been executed, all documents required to perfect the security interest provided for thereunder (including UCC-1 financing statements) shall have been executed and filed and the status of such security interest as a “Revolving Lien” for purposes of the Intercreditor Agreement shall have been confirmed to the satisfaction of the initial issuer of the Standby LC and Aron;
     (d) The Standby LC shall have been issued and delivered to Aron;
     (e) The Existing Procurement Contract shall have become effective with Aron as a purchaser thereunder;
     (f) The Company shall have duly executed the Storage Facilities Agreement in form and in substance satisfactory to Aron;
     (g) The Company shall have duly executed the Marketing and Sales Agreement in form and in substance satisfactory to Aron;
     (h) UCC-1 financing statements reflecting Aron as owner of all Crude Oil in the Crude Storage Tanks and all Products in the Product Storage Tanks shall have been prepared, executed and filed in such jurisdictions as Aron shall deem necessary or appropriate;
     (i) The Company shall have delivered to Aron a certificate signed by Harlin R. Dean, Senior Vice President — Legal and Secretary certifying as to incumbency, board approval and resolutions, other matters;
     (j) The Company shall have delivered to Aron an opinion of counsel, in form and substance satisfactory to Aron, covering such matters as Aron shall reasonably request, including: good standing; existence and due qualification; power and authority; due authorization and execution; enforceability; no conflicts; provided that, subject to Aron’s consent, certain of such opinions may be delivered by the Company’s general counsel;
     (k) No action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority as of the Commencement Date to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by this Agreement;
     (l) The Refinery and the Storage Facilities shall not have been affected adversely or threatened to be affected adversely by any loss or damage, whether or not covered by insurance, unless such loss or damages would not have a material adverse effect on the usual, regular and ordinary operations of the Refinery or the Storage Facilities;
     (m) The Company shall have delivered to Aron insurance certificates evidencing the effectiveness of the insurance policies set forth on Schedule F hereto and otherwise comply with Article 15 below;
     (n) All representations and warranties of the Company contained herein shall be true and correct on and as of the Commencement Date; and
     (o) The Company shall have delivered to Aron such other certificates, documents and instruments as may be reasonably necessary to consummate the transactions contemplated herein.
     2.2 Conditions to Obligations of the Company. The obligations of the Company contemplated by this Agreement shall be subject to satisfaction by Aron of the following conditions precedent on and as of the Commencement Date:
     (a) The Parties shall have agreed to the pricing method to be used in the Inventory Sales Agreement in form and in substance satisfactory to the Company, and the Inventory Sales Agreement shall have been duly executed by Aron and Aron shall have paid the portion of the Commencement Date Purchase Value to the Company that is due on the Commencement Date;
     (b) The Parties shall have agreed to the pricing method to be used and the form of the Step-Out Inventory Sales Agreement (which form is attached hereto as Schedule R).
     (c) Aron shall have duly executed the Storage Facilities Agreement in form and in substance satisfactory to the Company;
     (d) Aron shall have duly executed the Marketing and Sales Agreement in form and in substance satisfactory to the Company;

     (e) All representations and warranties of Aron contained herein shall be true and correct on and as of the Commencement Date;
     (f) Aron shall have delivered to the Company such other certificates, documents and instruments as may be reasonably necessary to consummate the transactions contemplated herein; and
     (g) Aron shall have delivered satisfactory evidence of its federal form 637 license.
     2.3 Commencement Date.
     (a) Subject to the satisfaction of the conditions set forth in Sections 2.1 and 2.2, the “Commencement Date” shall be a Business Day specified by Aron in a written notice to the Company given at least one (1) Business Day prior to such Commencement Date, which shall occur on or after the Effective Date and on or prior to June 1, 2010 or such later date as the Parties shall agree (the “Latest Commencement Date”).
     (b) If the Commencement Date has not occurred on or before the Latest Commencement Date, this Agreement shall terminate on the first business day following the Latest Commencement Date. In such case, all obligations of the Parties hereunder shall terminate, except for the obligations set forth in Article 2, Article 20 and Article 23; provided, however, that nothing herein shall relieve any Party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
     (c) From and after the Effective Date, the Company shall use commercially reasonable efforts to cause each of the conditions referred to in Section 2.1 to be satisfied and Aron shall use commercially reasonable efforts to cause each of the conditions referred to in Section 2.2 to be satisfied.
     (d) Without limiting the Parties’ respective obligations under this Agreement, during the period between the Effective Date and the Commencement Date, if either Party in its reasonable judgment deems it necessary or appropriate, the Parties may refine the modeling underlying the computations contemplated with respect to the amounts referred to in clauses (ii) and (iii) of Section 10.2.
ARTICLE 3
TERM OF AGREEMENT
     3.1 Term. This Agreement shall become effective on the Effective Date and, subject to Section 2.3(b) above, shall continue for a period starting at 00:00:01 a.m. CPT on the Commencement Date and ending at 11:59:59 p.m. CPT on May 31, 2012 (the “Initial Term”; the

last day of such Initial Term being herein referred to as the “Expiration Date,” subject to Section 3.2 below).
     3.2 Extension. Unless either Party has delivered to the other a written notice at least six (6) months prior to the Expiration Date then in effect, of such Party’s election not to extend this Agreement pursuant to this Section, the Expiration Date shall, without any further action, be automatically extended, effective as of the Expiration Date then in effect, for an additional twelve (12) months to the next anniversary of the Expiration Date (each such 12-month period, an “Extension Term”; the final day of such Extension Term becoming the Expiration Date); provided, however, that the Expiration Date may not be automatically extended beyond the 4th anniversary of the Commencement Date. In the event any Party elects not to extend the then-applicable Expiration Date in accordance with this Section, the Parties shall perform their obligations relating to termination pursuant to Article 19.
ARTICLE 4
COMMENCEMENT DATE TRANSFER
     4.1 Transfer and Payment on the Commencement Date. The Commencement Date Volumes shall be sold and transferred and payment of the Estimated Commencement Date Value made as provided in the Inventory Sales Agreement.
     4.2 Post-Commencement Date Reconciliation and True-up. Determination and payment of the Definitive Commencement Date Value shall be made as provided in the Inventory Sales Agreement.
     4.3 Deferred Portion of Purchase Price. Aron shall defer paying to the Company ten percent (10%) of the Definitive Commencement Date Value (the “Deferred Portion”). During the term of this Agreement, the Deferred Portion shall constitute an account receivable owing from Aron to the Company, in accordance with this Agreement. The Deferred Portion shall be due and payable from Aron to the Company on the Termination Date, in accordance with this Agreement.
ARTICLE 5
SUPPLY OF CRUDE OIL
     5.1 Sale of Crude Oil. On and after the Commencement Date through the end of the Term hereof, and subject to Aron’s ability to procure Crude Oil in accordance with the terms hereof, its receipt of Crude Oil from the Third Party Suppliers and the other terms and conditions hereof, Aron agrees to sell and deliver to the Company, and the Company agrees to purchase and receive from Aron, Crude Oil as set forth herein. Aron shall, in accordance with the terms and conditions hereof, have the right to be the exclusive supplier of Crude Oil to the Refinery and all Crude Oil supplied under this Agreement shall be solely for use at the Refinery.
     5.2 Monthly and Weekly Forecasts and Projections.

     (a) No later than the tenth (10th) Business Day prior to the Contract Cutoff Date of the Nomination Month, Aron shall provide the Company with a preliminary written forecast of Aron’s Target Month End Crude Volume and Target Month End Product Volume for the Delivery Month. During the first month of deliveries of Crude Oil made pursuant to this Agreement, Aron’s Target Month End Crude Volume and Target Month End Product Volume shall not exceed the midpoint of the ranges for the Crude Oil and Product Groups in Schedule D, and further, Aron’s Target Month End Product Volume for Catfeed shall be within 40,000 barrels of the number of barrels of Catfeed purchased by Aron on the Commencement Date pursuant to the Inventory Sales Agreement.
     (b) No later than four (4) Business Days prior to the earliest Contract Cutoff Date in any Nomination Month, the Company shall provide Aron with a written forecast of the Refinery’s anticipated Crude Oil requirements for the related Delivery Month (each, a “Monthly Crude Forecast”).
     (c) No later than 5:00 p.m., CPT, each Monday, the Company shall provide Aron with a written summary of the Refinery’s projected Crude Oil runs for the upcoming Production Week (each, a “Weekly Projection”).
     (d) The Company shall promptly notify Aron in writing upon learning of any material change in any Monthly Crude Forecast or Weekly Projection or if it is necessary to delay any previously scheduled pipeline nominations or barge loadings.
     (e) The Parties acknowledge that the Company is solely responsible for providing the Monthly Crude Forecast and the Weekly Projection and for making any adjustments thereto, and the Company agrees that all such forecasts and projections shall be prepared in good faith, with due regard to all available and reliable historical information and the Company’s then-current business prospects, and in accordance with such standards of care as are generally applicable in the U.S. oil refining industry. The Company acknowledges and agrees that (1) Aron shall be entitled to rely and act, and shall be fully protected in relying and acting, upon all such forecasts and projections, and (2) Aron shall not have any responsibility to make any investigation into the facts or matters stated in such forecasts or projections.
     5.3 Procurement of Crude Oil.
     (a) As of the Commencement Date, Aron shall have become the purchaser under the Existing Procurement Contract through executing a new Procurement Contract with the Third Party Supplier thereunder.
     (b) From time to time during the Term of this Agreement, the Company or Aron may propose that an Additional Procurement Contract be entered into, including any such Additional Procurement Contract as may be entered into in connection with the expiration of an outstanding Procurement

Contract. If the Parties mutually agree to seek Additional Procurement Contracts, then the Company shall endeavor to identify quantities of Crude Oil that may be acquired on a spot or term basis from one or more Third Party Suppliers. The Company may negotiate with any such Third Party Supplier regarding the price and other terms of such potential Additional Procurement Contract. The Company shall have no authority to bind Aron to, or enter into on Aron’s behalf, any Additional Procurement Contract or Procurement Contract Assignment, and the Company shall not represent to any third party that it has such authority. If the Company has negotiated an offer from a Third Party Supplier for an Additional Procurement Contract (and if relevant, Procurement Contract Assignment) that the Company wishes to be executed, the Company shall apprise Aron in writing of the terms of such offer and Aron shall promptly determine and advise the Company as to whether Aron desires to accept such offer. If Aron indicates its desire to accept such offer, then Aron shall promptly endeavor to formally communicate its acceptance of such offer to the Company and such Third Party Supplier so that the Third Party Supplier and Aron may enter into a binding Additional Procurement Contract (and if relevant, Procurement Contract Assignment) provided that any Additional Procurement Contract (and, if relevant, related Procurement Contract Assignment) shall require Aron’s express agreement and Aron shall not have any liability under or in connection with this Agreement if for any reason it, acting in good faith, does not agree to any proposed Additional Procurement Contract or related Procurement Contract Assignment.
     (c) If the Company determines, in its reasonable judgment, that it is commercially beneficial for the Refinery to run a particular grade and/or volume of Crude Oil that is available from a Third Party Supplier that is not a counterparty with which Aron is then prepared to enter into a contract, then the Company may execute a contract to acquire such Crude Oil for the Company’s account.
     (d) Title for each quantity of Crude Oil delivered into a Crude Storage Tank shall pass, if delivered under a Procurement Contract, from the relevant Third Party Supplier as provided in the relevant Procurement Contract or, if not delivered under a Procurement Contract, from the Company to Aron, as the Crude Oil passes the Crude Intake Point. The Parties acknowledge that the consideration due from Aron to the Company for any Crude Oil that is not delivered under a Procurement Contract will be reflected in the Monthly True-up Amounts determined following such delivery.
     (e) The Company agrees that, except as permitted under Section 5.3(b), (c) or (d), it will not purchase or acquire Crude Oil from any party other than Aron during the Term of this Agreement, unless otherwise consented to by Aron.
     (f) No later than four (4) Business Days prior to the earliest Contract Cutoff Date in any Nomination Month, the Company shall inform Aron whether the Company has purchased or intends to purchase any Crude Oil that is not being procured under a Procurement Contract for delivery during the related Delivery Month (“Other Barrels”), in which case the Company shall provide to Aron the quantity, grade and delivery terms of such Other Barrels expected to be delivered to the Crude Storage Tanks during such Delivery Month.
     5.4 Nominations under Procurement Contracts and for Pipelines.
     (a) On the Business Day following receipt of the Monthly Crude Forecast and prior to the delivery of the Projected Monthly Run Volume, Aron shall provide to the Company Aron’s preliminary Target Month End Crude Volume and Target Month End Product Volume for the related Delivery Month if different from the Target Month End Crude Volume and Target Month End Product Volume for the related Delivery Month previously provided in Section 5.2(a). By no later than two (2) Business Days prior to the earliest Contract Cutoff Date occurring in such Nomination Month, the Company shall provide to Aron the Projected Monthly Run Volume for the Delivery Month for which deliveries must be nominated prior to such Contract Cutoff Dates. As part of such Projected Monthly Run Volume, the Company may specify the grade of such Projected Monthly Run Volume, provided that such grades and their respective quantities specified by the Company shall fall within the grades and quantities then available to be nominated by Aron under the outstanding Procurement Contracts.
     (b) Provided that the Company provides Aron with the Projected Monthly Run Volume as required under Section 5.4(a), Aron shall make all scheduling and other selections and nominations (collectively, “Contract Nominations”) that are to be made under the Procurement Contracts on or before the Contract Cutoff Dates for the Procurement Contracts and such Contract Nominations shall reflect the quantity of each grade specified by the Company in such Projected Monthly Run Volume. Should any Contract Nomination not be accepted by any Third Party Supplier under a Procurement Contract, Aron shall promptly advise the Company and use commercially reasonable efforts with the Company and such Third Party Supplier to revise the Contract Nomination subject to the terms of any such Procurement Contract. Aron shall provide the Company with confirmation that such Contract Nominations have been made.
     (c) Insofar as any pipeline nominations are required to be made by Aron for any Crude Oil prior to any applicable Pipeline Cutoff Date for any month, Aron shall be responsible for making such pipeline and terminal nominations for that month; provided that, Aron’s obligation to make such nominations shall be conditioned on its receiving from the Company scheduling instructions for that month a sufficient number of days prior to such Pipeline Cutoff Date so that Aron can make such nominations within the lead times required by such pipelines and terminals. Aron shall not be responsible if a Pipeline System is unable to accept Aron’s nomination or if the Pipeline System must allocate Crude Oil among its shippers.

     (d) For operational and other reasons relating to the conduct of its business, the Company may, from time to time, request that Aron make adjustments or modifications to Contract Nominations it has previously made under the Procurement Contracts. Promptly following receipt of any such request, Aron will use its commercially reasonable efforts to make such adjustment or modification, subject to any limitations or restrictions under the relevant Procurement Contracts. Any additional cost or expenses incurred as a result of such an adjustment or modification shall constitute an Ancillary Cost hereunder.
     (e) Aron shall not nominate or to its knowledge otherwise acquire any Crude Oil with characteristics that are not previously approved by the Company for use at the Refinery, such approval to be in the Company’s sole and absolute discretion.
     (f) In addition to the nomination process, Aron and the Company shall follow the mutually agreed communications protocol as set forth on Schedule J hereto, with respect to ongoing daily coordination with feedstock suppliers, including purchases or sales of Crude Oil outside of the normal nomination procedures.
     (g) Each of the Company and Aron agrees to use commercially reasonable efforts in preparing the forecasts, projections and nominations required by this Agreement in a manner intended to maintain Crude Oil and Product operational volumes within the Operational Volume Range.
     (h) Prior to entering into any Ancillary Contract (as defined in Article 19 below) that does not by its terms expire or terminate on or as of the Termination Date, Aron will endeavor, in good faith and subject to any confidentiality restrictions, to afford the Company an opportunity to review and comment on such Ancillary Contract or the terms thereof and to confer with the Company regarding such Ancillary Contract and terms and if Aron enters into any such Ancillary Contract without the Company’s consent, the Company shall not be obligated to assume such Ancillary Contract pursuant to Section 19.1(c) below.
     5.5 Storage and Delivery of Crude Oil.
     (a) Aron shall have the exclusive right to store Crude Oil in the Crude Storage Tanks as provided in the Storage Facilities Agreement.
     (b) Provided no Default or Event of Default has occurred and is continuing, the Company shall be permitted to withdraw from the Feedstock Storage Tanks and take delivery of Crude Oil on any day and at any time. The withdrawal and receipt of any Crude Oil by the Company at the Feedstock Intake Point shall be on an “ex works” basis. Aron shall be responsible only for arranging transportation and delivery of Crude Oil into the Crude Storage Tanks and the Company shall bear sole responsibility for arranging the withdrawal of

Crude Oil from the Crude Storage Tanks. The Company shall take all actions necessary to maintain a connection with the Crude Storage Tanks to enable withdrawal and delivery of Crude Oil to be made as contemplated hereby.
     5.6 Title, Risk of Loss and Custody.
     (a) Title to and risk of loss of the Crude Oil shall pass from Aron to the Company at the Crude Delivery Point. The Company shall assume custody of the Crude Oil as it passes the Crude Delivery Point.
     (b) During the time any Crude Oil is held in the Crude Storage Tanks, the Company, in its capacity as operator of the Crude Storage Tanks and pursuant to the Storage Facilities Agreement, shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws, pertaining to the possession, handling, use and processing of such Crude Oil and shall indemnify and hold harmless Aron, its Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising therefrom except to the extent such Liabilities are caused by or attributable to any of the matters for which Aron is indemnifying the Company pursuant to Article 20.
     (c) At and after transfer of any Crude Oil at the Crude Delivery Point, the Company shall be solely responsible for compliance with all Applicable Laws, including all Environmental Law pertaining to the possession, handling, use and processing of such Crude Oil and shall indemnify and hold harmless Aron, its Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising therefrom.
     (d) Notwithstanding anything to the contrary herein, Aron and the Company agree that the Company shall have an insurable interest in Crude Oil that is subject to a Procurement Contract and that the Company may, at its election and with prior notice to Aron, endeavor to insure the Crude Oil. If pursuant to the terms of this Agreement, the Company bears the loss of any Crude Oil, then (subject to any other setoff or netting rights Aron may have hereunder) any insurance payment to Aron made to cover same shall be promptly paid over by Aron to the Company.
     5.7 Contract Documentation, Confirmations and Conditions.
     (a) Aron’s obligations to deliver Crude Oil under this Agreement shall be subject to (i) the Company’s identifying and negotiating potential Procurement Contracts, in accordance with Section 5.3, that are acceptable to both the Company and Aron relating to a sufficient quantity of Crude Oil to meet the Refinery’s requirements, (ii) the Company’s performing its obligations hereunder with respect to providing Aron with timely nominations, forecasts and projections (including Projected Monthly Run Volumes, as contemplated in Section 5.4(a) so that Aron may make timely nominations under the Procurement Contracts, (iii) all of the terms and conditions of the Procurement Contracts, and (iv) no Event of Default having occurred and continuing with respect to the Company.
     (b) In documenting each Procurement Contract, including any Additional Procurement Contract that may be entered into pursuant to Section 5.3(b), Aron will endeavor and cooperate with the Company, in good faith and in a commercially reasonable manner, to obtain the Third Party Supplier’s agreement that a copy of such Procurement Contract may be provided to the Company; provided that this Section 5.7(b) in no way limits the Company’s rights to consent to all Procurement Contracts as contemplated by Section 5.3(b). In addition, to the extent it is permitted to do so, Aron will endeavor to keep the Company apprised of, and consult with the Company regarding, the terms and conditions being incorporated into any Procurement Contract under negotiation with a Third Party Supplier.
     (c) The Company acknowledges and agrees that, subject to the terms and conditions of this Agreement, it is obligated to purchase and take delivery of all Crude Oil acquired by Aron under Procurement Contracts executed in connection herewith and subject to the terms and conditions specified in Section 5.4 above. In the event of a dispute, Aron will provide, to the extent legally and contractually permissible, to the Company, a copy of the Procurement Contract in question.
     5.8 DISCLAIMER OF WARRANTIES. EXCEPT FOR THE WARRANTY OF TITLE WITH RESPECT TO CRUDE OIL DELIVERED HEREUNDER, ARON MAKES NO WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF THE CRUDE OIL FOR ANY PARTICULAR PURPOSE OR OTHERWISE. FURTHER, ARON MAKES NO WARRANTY OR REPRESENTATION THAT THE CRUDE OIL CONFORMS TO THE SPECIFICATIONS IDENTIFIED IN ARON’S CONTRACT WITH ANY THIRD PARTY SUPPLIER.
     5.9 Quality Claims and Claims Handling.
     (a) The failure of any Crude Oil that Aron hereunder sells to the Company to meet the specifications or other quality requirements applicable thereto as stated in Aron’s Procurement Contract for that Crude Oil shall be for the sole account of the Company and shall not entitle the Company to any reduction in the amounts due by it to Aron hereunder; provided, however, that any claims made by Aron with respect to such non-conforming Crude Oil shall be for the Company’s account and resolved in accordance with Section 5.9(d).
     (b) The Parties shall consult with each other and coordinate how to handle and resolve any claims arising in the ordinary course of business (including claims related to Crude Oil, pipeline or ocean transportation, and any dispute, claim, or controversy arising hereunder between Aron and any of its vendors who supply goods or services in conjunction with Aron’s performance of its obligations under this Agreement) made by or against Aron. In all instances wherein claims are made by a third party against Aron which will be for the account of the Company, the Company shall have the right, subject to Section 5.9(c), to either direct Aron to take commercially reasonable actions in the handling of such claims or assume the handling of such claim in the name of Aron, all at the Company’s cost and expense. To the extent that the Company believes that any claim should be made by Aron for the account of the Company against any third party (whether a Third Party Supplier, terminal facility, pipeline, storage facility or otherwise), and subject to Section 5.9(c), Aron will take any commercially reasonable actions as requested by the Company either directly, or by allowing the Company to do so, to prosecute such claim all at the Company’s cost and expense and all recoveries resulting from the prosecution of such claim shall be for the account of the Company. Aron shall, in a commercially reasonable manner, cooperate with the Company in prosecuting any such claim and shall be entitled to assist in the prosecution of such claim at the Company’s expense.
     (c) Notwithstanding anything in Section 5.9(b) to the contrary, Aron may notify the Company that Aron is retaining control over the resolution of any claim referred in Section 5.9(b) if Aron, in its reasonable judgment, has determined that it has commercially reasonable business considerations for doing so based on any relationships that Aron or any of its Affiliates had, has or may have with the third party involved in such claim; provided that, subject to such considerations, Aron shall use commercially reasonable efforts to resolve such claim, at the Company’s expense and for the Company’s account. In addition, any claim that is or becomes subject of Article 19 shall be handled and resolved in accordance with the provisions of Article 19.
     (d) If any claim contemplated in this Section 5.9 involves a counterparty that is an Affiliate of Aron and the management and operation of such counterparty is under the actual and effective control of Aron, then the Company shall control the dispute and resolution of such claim.
     5.10 Communications.
     (a) Each Party shall promptly provide to the other copies of any and all written communications and documents between it and any third party which in any way relate to Ancillary Costs, including but not limited to written communications and documents with Pipeline Systems, provided that Aron has received such communications and documents in respect of the Pipeline System and/or any communications and documents related to the nominating, scheduling and/or chartering of vessels; provided that neither Party shall be obligated to provide to the other any such materials that contain proprietary or confidential information and, in providing any such materials, such Party may redact or delete any such proprietary or confidential information.

     (b) With respect to any proprietary or confidential information referred to in Section 5.10(a), Aron shall promptly notify the Company of the nature or type of such information and use its commercially reasonable efforts to obtain such consents or releases as necessary to permit such information to be made available to the Company.
     (c) The Parties shall coordinate all nominations and deliveries according to the communications protocol set forth on Schedule J hereto.
ARTICLE 6
PURCHASE PRICE FOR CRUDE OIL
     6.1 Daily Volumes. For each Delivery Date, the Company shall provide to Aron, by no later than 1:00 pm CPT on the next Business Day (except (i) in the case of Friday and Saturday, then by the following Monday and (ii) in the case of Sunday and Monday, then by the following Tuesday), meter tickets or tank gauge readings confirming the Measured Feedstock Quantity for each Crude Storage Tank for that Delivery Date.
     6.2 Purchase Price. The per Barrel price of the Crude Oil sold to the Company hereunder shall equal the sum of the per Barrel purchase price specified in the related Procurement Contract under which such Crude Oil was acquired (the “Base Price”) plus $0.20 (such sum being the “Supply Cost”), subject to application of the relevant prices as provided in Schedule B hereto and calculation of the Monthly Crude Oil True-up Amount as provided for in Schedule C hereto.
     6.3 Material Crude Grade Changes. If either the Company or Aron concludes in its reasonable judgment that the specifications (including specific gravity and sulfur content of Crude Oil) of the crude oil procured, or projected to be procured, differ materially from the HLS and LLS Crude Oil the grades that have generally been run by the Refinery, then the Company and Aron will endeavor in good faith to mutually agree on (i) acceptable price indices for such Crude Oil, and (ii) a settlement payment from one party to the other sufficient to compensate the Parties for the relative costs and benefits to each of the price differences between the prior price indices and the amended price indices.
     6.4 For all Other Barrels procured by the Company outside of a Procurement Contract and sold to Aron, the Company will pay Aron a fee of $0.10 per barrel. Any such amount will be included in the applicable Monthly Crude Oil True-Up Amount. Upon Aron’s request, the Company will provide documentation evidencing such Crude Oil purchases.
ARTICLE 7
TARGET INVENTORY LEVELS AND WORKING CAPITAL ADJUSTMENT
     7.1 Target Month End Crude Volume
     (a) By no later than two (2) Business Days prior to the earliest Contract Cutoff Date occurring in each Nomination Month, the Company shall notify Aron of the aggregate quantity of Crude Oil that the Company expects to run at the Refinery during the subject Delivery Month (the “Projected Monthly Run Volume”).
     (b) For each month of the Term hereof, the “Target Month End Crude Volume” shall equal (i) the Target Month End Crude Volume for the immediately preceding month, subject to any adjustment thereto made pursuant to Section 7.1, plus (ii) the aggregate volume of Crude Oil that Aron has nominated under the Procurement Contracts for delivery during that month pursuant to Section 5.4(b), plus (iii) the aggregate volume of the expected Other Barrels, minus (iv) the Projected Monthly Run Volume for that month (except that the Target Month End Crude Volume as of the Commencement Date and as of the end of the first month of the Term hereof shall be the respective volumes specified as such on Schedule I hereto).
     (c) In establishing a Target Month End Crude Volume, Aron acknowledges that its ability to increase any such Target Month End Crude Volume is constrained to the extent that the Crude Oil available for delivery under the Procurement Contracts is not greater than the Company’s Crude Oil requirements for the Refinery for the month related to such Target Month End Crude Volume.
     (d) After Aron has established a Target Month End Crude Volume for any month, it may change such Target Month End Crude Volume as follows:
          (i) If the Actual Month End Crude Volume is above the Target Month End Crude Volume by more than 35,000 Barrels and the Projected Net Crude Consumption is greater than the Actual Net Crude Consumption, then Aron may increase the Target Month End Crude Volume for such Delivery Month by the lesser of (i) the Actual Month End Crude Volume minus the sum of the Target Month End Crude Volume plus 35,000 Barrels and (ii) the Projected Net Crude Consumption minus the Actual Net Crude Consumption. If the Target Month End Crude Volume is above the Actual Month End Crude Volume by more than 35,000 Barrels and the Actual Net Crude Consumption is greater than the Projected Net Crude Consumption, then Aron may reduce the Target Month End Crude Volume for such Delivery Month by the lesser of (i) the Target Month End Crude Volume minus the sum of the Actual Month End Crude Volume plus 35,000 Barrels and (ii) the Actual Net Crude Consumption minus the Projected Net Crude Consumption. Aron must notify the Company of its intent to make this change within four (4) Business Days after the end of such Delivery Month. The Company may dispute this change within one (1) Business Day after receiving such notification from Aron.
          (ii) In addition, Aron may adjust the Target Month End Crude Volume with the consent of the Company.
In all cases described above, the changed Target Month End Crude Volume affects only the subject month and does not impact the calculation of the Target Month End Crude Volume in subsequent months pursuant to 7.1(b).

     7.2 Target Month End Product Volume.
     (a) No later than five (5) Business Days prior to each calendar month, the Company shall provide to Aron its standard run-out report (the “Run-out Report”) showing the estimated quantities of each Product that it expects to produce and deliver to Aron during such month and the quantities of each Product it expects to sell under the Marketing and Sales Agreement during such month (for each Product, the “Projected Monthly Production Volume”), which may, from time to time, be adjusted by the Company.
     (b) For each month and each type of Product, Aron shall from time to time specify an aggregate quantity and grade that shall be the “Target Month End Product Volume” for that month (except that the Target Month End Product Volume for each type of Product as of the Commencement Date and as of the end of the first month of the Term hereof shall be the respective volumes specified as such on Schedule I hereto).
     (c) Provided that the Company has complied with its obligations under the Marketing and Sales Agreement, and subject to events of Force Majeure, facility turnarounds, the performance of any third parties (including purchasers of Products under the Marketing and Sales Agreement), Aron will, in establishing each Target Month End Product Volume endeavor in a commercially reasonable manner to cause such Target Month End Product Volume to be within the applicable range specified for such Product on Schedule D hereto.
     (d) In establishing a Target Month End Product Volume, Aron acknowledges that its ability to increase or decrease any such Target Month End Product Volume is constrained to the extent that such change would result in month end Product inventories to not be feasible given the Company’s production forecast or the Company’s ability to ship Product.
     (e) At any time prior to the beginning of the month to which a Target Month End Product Volume relates, Aron may change such Target Month End Product Volume; provided that if such change contemplates an increase in the Target Month End Product Volume, such increase shall not be greater than the excess of the Company’s projected production run for such month over the third party sales of such Product that are then committed or reasonably expected to be executed and delivered during such month, and if such change contemplates a decrease in the Target Month End Product Volume, such decrease shall be consistent, in Aron’s reasonable judgment, with the Company’s capacity to achieve sales under the Marketing and Sales Agreement, taking into account the Company’s projected production run and for gasoline and jet maximum volume delivery cycles on the Colonial Pipeline System, to yield such reduced Target Month End Product Volume. Furthermore Aron shall not increase or decrease its Target Month End Product Volume for Catfeed to such an extent as would be reasonably likely to adversely affect, in any material respect, the Company’s refining operations; and in no event shall an increase or decrease in the Target Month End Product Volume for Catfeed exceed 40,000 Barrels.
     (f) After Aron has established a Target Month End Product Volume, it may change such Target Month End Product Volume if one of the following occurs: (i) the Actual Month End Product Volume is below the minimum of the Operational Volume Range or (ii) the Actual Month End Product Volume is above the maximum of the Operational Volume Range, in which case Aron may change its Target Month End Product Volume for such month to equal the Actual Month End Product Volume. Aron must notify the Company of its intent to make this change within four (4) Business Days after the end of such Delivery Month. The Company may dispute this change within one (1) Business Day after receiving such notification from Aron. In all cases described above, the changed Target Month End Product Volume affects only the subject month and does not impact the calculation of the Target Month End Product Volume in subsequent months.
     (g) The Target Month End Product Volume will be adjusted in accordance with the procedure for Excluded Transactions as described in the Marketing and Sales Agreement.
In addition, Aron may adjust the Target Month End Product Volume with the consent of the Company.
     7.3 Monthly Working Capital Adjustment. Promptly after the end of each month, Aron shall determine the Monthly Working Capital Adjustment.
     7.4 Monthly Product Sale Adjustments. For each calendar month (or portion thereof) during the term of the Marketing and Sales Agreement and each Product Group, Aron shall determine whether an amount is due by one party to the other (for each Product Group, a “Monthly Product Sale Adjustment”) in accordance with the following terms and conditions:
     (a) For each Product Group and relevant period, Aron shall determine (i) the aggregate quantity of barrels of such Product Group sold during such period under Product Purchase Agreements and Company Purchase Agreements, (ii) the aggregate quantity of barrels of such Product Group sold under Excluded Transaction executed pursuant to Section 2.2(c) of the Marketing and Sales Agreement and (iii) the Aggregate Receipts (as defined below);
     (b) If, for any Product Group and relevant period, (i) the Aggregate Receipts exceeds the Index Value (as defined below), then the Monthly Product Sale Adjustment for that Product Group shall equal such excess and shall be due to the Company and (ii) the Index Value exceeds the Aggregate Receipts, then the Monthly Product Sale Adjustment for that Product Group shall equal such excess and shall be due to Aron;
     (c) If Aron determines that any Monthly Product Sale Adjustment is due, it will include its calculation of such amount in the documentation provided to the Company for the relevant period pursuant to Section 10.2 hereof and such Monthly Product Sale Adjustment shall be incorporated as a component of the Monthly True-up Amount due for such period which, if due to the Company, shall be expressed as a positive number and, if due to Aron, shall be expressed as a negative number; and
     (d) As used herein:
          (i) “Aggregate Receipts” shall mean, for any Product Group and relevant period, the sum of (x) the actual aggregate purchase value invoiced by Aron for all quantities of such Product Group that Aron delivered during such period (without giving effect to any offsetting Excluded Transactions) under Product Purchase Agreements with Customers and under Company Purchase Agreements with Company Purchasers (as defined in the Marketing and Sales Agreement) and (y) for any Excluded Transaction executed pursuant to Section 2.2(c) of the Marketing and Sales Agreement, the aggregate purchase price that would have been payable under the proposed Product Purchase Agreement in connection with which such Excluded Transaction was executed;
          (ii) “Index Value” shall mean, for any Product Group and relevant period, the product of (A) the sum of the aggregate quantity of barrels of such Product Group sold during such period (without giving effect to any offsetting Excluded Transactions) under Product Purchase Agreements and Company Purchase Agreements and the quantity of sales for such period covered by clause (y) of the definition of Aggregate Receipts, multiplied by (B) the Long Product FIFO Price for that Product Group and period.
     7.5 Monthly Cover Costs. If, for any calendar month (or portion thereof), Aron reasonably determines that, as a result of the Company’s failure to produce the quantities of Product projected under this Agreement or the Company’s failure to comply with its obligations under the Marketing and Sales Agreement, Aron retains insufficient quantities of Product to comply with its obligations to any third parties or the Company, whether under Product Purchase Agreements, Company Purchase Agreements or Excluded Transactions, and Aron incurs any additional costs and expenses in procuring Product from other sources for purposes of covering such delivery obligations or the shortfall in the quantity held for its account (collectively, “Monthly Cover Costs”), then the Company shall be obliged to reimburse Aron for such Monthly Cover Costs. If Aron determines that any Monthly Cover Costs are due to it, Aron shall promptly communicate such determination to the Company and, subject to any mitigation of such costs actually achieved by the Company, include the calculation of such amount in the documentation provided to the Company for the relevant period pursuant to Section 10.2 hereof and such Monthly Cover Costs shall be incorporated as a component of the Monthly True-up Amount due for such period hereunder.
     7.6 Monthly Excluded Transaction Fee. For any barrel of gasoline or jet fuel delivered by Aron under an Excluded Transaction (net of any purchases under Excluded Transactions), Aron shall be obligated to pay to the Company an amount equal to the applicable Per Barrel Adjustment (as set forth in Schedule K to this Agreement). For each calendar month, Aron shall determine the net quantities of gasoline and jet fuel delivered during such month under Excluded Transactions and the aggregate amount due under this Section 7.6 as a result of such deliveries (the “Monthly Excluded Transaction Fee”). In addition, in computing the Monthly Excluded Transaction Fee, no fee shall be due with respect to any barrels subject to an Excluded Transaction Pair (as defined in the Marketing and Sales Agreement). If any Monthly Excluded Transaction Fee is due to the Company for any period, Aron will include its calculation of such amount in the documentation provided to the Company for the relevant period pursuant to Section 10.2 hereunder and such Monthly Excluded Transaction Fee shall be incorporated as a component of the Monthly True-up Amount due for such period.
ARTICLE 8
PURCHASE AND DELIVERY OF PRODUCTS
     8.1 Purchase and Sale of Products. Aron agrees to purchase and receive from the Company, and the Company agrees to sell and deliver to Aron, the entire Products output of the Refinery from and including the Commencement Date through the end of the Term of this Agreement, at the prices determined pursuant to this Agreement and otherwise in accordance with the terms and conditions of this Agreement.
     8.2 Delivery and Storage of Products.
     (a) Unless otherwise agreed by Aron, all Products shall be delivered by the Company to Aron at the Products Delivery Point into the Product Storage Tanks, on an FOB basis. Title and risk of loss to the Products so delivered to Aron shall pass from the Company to Aron as such Products pass the Products Delivery Point.
     (b) Aron shall have exclusive right to store Products in the Product Storage Tanks as provided in the Storage Facilities Agreement.
     8.3 Expected Yield and Estimated Output.
     (a) On or before the Commencement Date, the Company will provide to Aron an expected Product yield for the Refinery based on its then current operating forecast for the Refinery (the “Initial Estimated Yield”). From time to time, based on its then current operating forecast for the Refinery, the Company may provide to Aron a revised expected Product yield for the Refinery (each, a “Revised Estimated Yield” and, together with the Initial Estimated Yield, an “Estimated Yield”).
     (b) On the Commencement Date and thereafter at least five (5) Business Days prior to each month, the Company shall, based on the then current Estimated Yield and such other operating factors as it deems relevant, prepare and provide to Aron an estimate of the Product quantities it expects to deliver to Aron during such month (each, a “Monthly Product Estimate”).
     8.4 Delivered Quantities. For each Delivery Date, the Company shall provide to Aron, by no later than 1:00 p.m. CPT on the next Business Day (except (i) in the case of Friday and Saturday, then by the following Monday and (ii) in the case of Sunday and Monday, then by the following Tuesday), meter tickets or tank gauge readings confirming the Measured Product Quantity in each Product Storage Tank for each Product delivered during that Delivery Date.
     8.5 Title and Risk of Loss. Title and risk of loss to Products shall pass from the Company to Aron as Products pass the Product Delivery Point.
     8.6 Product Specifications. The Company agrees that all Products sold to Aron hereunder shall conform to the respective specifications set forth on Schedule A hereto or to such other specifications as are from time to time agreed upon by the Parties.
     8.7 Purchase Price of Products. The per unit price for each type of Product sold to Aron hereunder shall equal the Long Product FIFO Price specified for such Product (the “Product Cost”), subject to application of the relevant prices as provided in Schedule B hereto and calculation of the Monthly Product True-up Amount as provided for in Schedule C hereto.
     8.8 Resale of Products.
     (a) The Parties will endeavor, in good faith, to cause each of the Company’s existing commitments to sell Product to a third party (an “Existing Sales Commitments”) to be assigned by the Company to Aron pursuant to an assignment agreement in form and substance satisfactory to Aron. Any Existing Sales Commitment that is so assigned shall constitute an “Assigned Sales Commitment” for purposes hereof. The Parties acknowledge that an assignment of an Existing Sales Commitment may not occur for various reasons, including the refusal of the purchaser thereunder to consent to such assignment or Aron’s determination that it does not wish to have a direct contractual relationship with such purchaser.
     (b) The Company agrees that, except for the Existing Sales Commitments, the Company will not enter into any other commitments to sell Products unless permitted in accordance with the Marketing and Sales Agreement or otherwise consented to by Aron in writing.
     8.9 Material Product Grade Changes. If either the Company or Aron concludes in its reasonable judgment that the specifications or the mix of the constituents of a Pricing Group produced, or projected to be produced, differ materially from those that have generally been produced by the Refinery, then the Company and Aron will endeavor in good faith to mutually agree on (i) acceptable price indices for such Product, and (ii) a settlement payment from one party to the other sufficient to compensate the Parties for the relative costs and benefits to each of the price differences between the prior price indices and the amended price indices.
ARTICLE 9
ANCILLARY COSTS; MONTH END INVENTORY; CERTAIN DISPOSITIONS
     9.1 Ancillary Costs.

     (a) The Company agrees to reimburse Aron for all Ancillary Costs incurred by Aron (regardless of whether the Crude Oil and/or Products to which any such Ancillary Costs related have been received by or delivered to any Party). Such reimbursement shall occur on a monthly basis as part of the Monthly True-up in Section 10.2 below, except that Aron may require that any such Ancillary Costs be reimbursed on demand in the event that (i) a Default or Event of Default has occurred and is continuing, (ii) upon the Expiration Date of the Agreement or (iii) the aggregate amount of unreimbursed Ancillary Costs at any time exceeds $2,000,000, but only in respect of such excess. Aron shall promptly provide the Company with copies of all invoices for Ancillary Costs incurred by Aron. All refunds or adjustments of any type received by Aron related to any Ancillary Costs shall be reflected in the Monthly True-up Amount as provided in Section 10.2 below.
     (b) Without limiting the foregoing, if Aron has reasonably determined (based on its experience in any one or more of the three preceding months) that it expects the amount of Ancillary Costs for an upcoming month to exceed $2,000,000, Aron may require that its estimate of such Ancillary Costs (to the extent of such excess) be paid in equal installments as part of each Net Payment made during such month, with the actual amount of such Ancillary Costs (net of such estimated payment) to be incorporated as a component of the Monthly True-up Amount payable in the next month.
     9.2 Month End Inventory.
     (a) As of 11:59:59 p.m., CPT, on the last day of each month, the Company shall apply the Volume Determination Procedures to the Crude Storage Tanks and the Product Storage Tanks, and based thereon shall determine for such month (i) the aggregate volume of Crude Oil held in the Crude Storage Tanks at that time (the “Actual Month End Crude Volume”) and (ii) for each Product, the aggregate volume of such Product held in the Product Storage Tanks at that time (each, an “Actual Month End Product Volume”). The Company shall notify Aron of the Actual Month End Crude Volume and each Actual Month End Product Volume by no later than 5:00 p.m. CPT on the second Business Day thereafter.
     (b) Aron may, or may have Supplier’s Inspector, witness all or any aspects of the Volume Determination Procedures as Aron shall direct.
     9.3 Disposition Following Force Majeure.
     (a) Notwithstanding anything to the contrary, if Aron decides or is required, due to an event of Force Majeure affecting either party or otherwise, to sell to any unrelated third parties, in arm’s length transactions, any quantities of Crude Oil that, based on the then current Monthly Crude Forecast or Weekly Projection, Aron would reasonably have expected to have sold to the Company (any quantity of Crude Oil so disposed of by Aron being referred to as a “Disposed Quantity”), then the Company shall be obligated to pay to Aron an amount equal to the difference between the price at which such Disposed Quantity would have been sold to the Company, minus the amount realized in the sale to a third party (the “Disposition Amount”). In no event shall the Disposed Quantity exceed the aggregate amount of Crude Oil that the Company would have been expected to purchase based on their current Monthly Crude Forecast or Weekly Projection for the period during which the Company is unable to take delivery of Crude Oil as the result of the Force Majeure event or otherwise.
     (b) In connection with its selling any Disposed Quantity, Aron shall promptly determine the Disposition Amount and issue to the Company an invoice for such amount. The Company shall pay to Aron the invoiced amount no later than the second Business Day after the date of such invoice. If, in connection with the sale of any Disposed Quantity, the Disposition Amount is a negative number, then Aron shall pay the amount of such excess to the Company no later than the second Business Day after the date of such invoice.
ARTICLE 10
PAYMENT PROVISIONS
     10.1 Weekly Net Payments.
     (a) For each Production Week, Aron shall provide the Company with a net settlement statement in connection with each Production Week setting forth (i) the Weekly Supply Value (as defined below) and (ii) the Weekly Product Value (as defined below) as per the scheduled dates to be agreed on or before the Commencement Date. Provided no Default or Event of Default has occurred and is continuing, the Net Payment for any week shall be calculated as set forth below. Aron shall notify the Company of the Net Payment for a Production Week by the close of business on the first Business Day following such Production Week. The Net Payment for any Production Week shall be due from the Party owing such amount on the applicable Payment Date specified on Schedule G hereto; provided that in no event shall payment be due earlier than two (2) Business Days after Aron has provided notification of the Net Payment for a Production Week.
     (b) If a Default or an Event of Default has occurred and is continuing, then the Non-Defaulting Party may, at its option and without limiting any other rights or remedies it may have hereunder or otherwise, suspend the requirement under Section 10.1(a) that payments be made weekly on a net basis and in lieu thereof the Defaulting Party shall be required to pay all amounts upon demand.
     (c) As used herein, the “Weekly Supply Value” shall be calculated as follows:
     (i) Using the Tank Balance Volume Report (a form of which is attached hereto as Schedule H) provided by the Company, Aron will calculate the “Crude Consumption Volume” for each Crude Storage Tank as follows: Beginning Inventory plus Receipts minus Ending Inventory, each as reflected on the Tank Balance Volume Report. To obtain the “Daily Crude Consumption Volume” Aron will sum the Crude Consumption Volumes for the Crude Oil Group. The “Weekly Consumption Volume” shall be equal to the sum of the Daily Crude Consumption Volumes for each day in the Production Week.
     (ii) Aron will use the Contract Nominations for the respective Delivery Month to allocate the Weekly Consumption Volume among those crude grades included in the Contract Nominations. For each crude grade so nominated, Aron will determine a “Grade Percentage” which shall be equal to the nominated volume of such crude grade divided by the total volume of crude nominated.
     (iii) The “Weekly Grade Value” shall be an amount equal to (1) the Weekly Consumption Volume, multiplied by (2) the applicable Grade Percentage, multiplied by (3) the applicable Weekly Price, as set forth on Schedule B, plus $0.20 per barrel, multiplied by (4) negative one “-1”.
     (iv) The “Weekly Supply Value” shall be an amount equal to sum of all applicable Weekly Grade Values for the Production Week.
     (d) As used herein, the “Weekly Product Value” shall be calculated as follows:
     (i) Using the Tank Balance Volume Report provided by the Company, Aron will calculate the “Production Volume” for each Products Storage Tank as follows: Ending Inventory plus Sales (determined on a net volume basis) minus Beginning Inventory, each as reflected on the Tank Balance Volume Report. To obtain the “Daily Production Volume” for each Product Group, Aron will sum the Production Volumes for each of the applicable Products Storage Tanks as set forth on Schedule P. The “Weekly Production Volume” shall be equal to the sum of the Daily Production Volumes by Product Group for each day in the Production Week.
     (ii) For each Product Group, the “Weekly Product Value” shall be an amount equal to (1) the Weekly Production Volumes, multiplied by (2) the applicable Weekly Price, as set forth on Schedule B.
     (iii) The “Total Weekly Product Value” shall be an amount equal to sum of all applicable Weekly Product Values for all Product Groups for the Production Week.
     (e) The “Net Weekly Payment” shall be an amount equal to the sum of (1) the Total Weekly Product Value and (2) the Weekly Supply Value. If this is a negative amount, the absolute value will represent an amount payable to Aron and if this is a positive amount, it will represent an amount payable to the Company.
     (f) If the Commencement Date occurs prior to the first day of the first Production Week, then (i) for purposes of determining the Weekly Supply Value for that Production Week, the Beginning Inventory shall be deemed to equal the Commencement Date Crude Oil Volume, but in all other respects the Weekly Supply Value shall be determined solely based on activities occurring during such Production Week and (ii) for purposes of determining the Weekly Product Value of each Product Group for that Production Week, the Beginning Inventory shall be deemed to be equal the Commencement Date Product Volume for that Product Group, but in all other respects the Weekly Product Value shall be determined solely based on activities occurring during such Production Week.
     10.2 Monthly True-Up Amount.
     (a) Aron will use commercially reasonable efforts to provide to the Company, within fifteen (15) Business Days after the end of any calendar month, a calculation and appropriate documentation to support such calculation for such month for a monthly true-up payment (the “Monthly True-up Amount”). The Monthly True-up Amount for any month shall be equal to:
     (i) the Monthly Crude Oil True-up Amount (as defined in Schedule C hereto); plus
     (ii) the Aggregate Monthly Product True-up Amount (as defined in Schedule C hereto), minus
     (iii) the Ancillary Costs for such month, plus
     (iv) the Monthly Excluded Transaction Fee, plus
     (v) the Monthly Product Sales Adjustment, minus
     (vi) the Monthly Cover Costs, plus
     (vii) the Monthly Working Capital Adjustment, plus
     (viii) any other amount then due from Aron to the Company under this Agreement or any other Transaction Document, minus
     (ix) any other amount then due from the Company to Aron under this Agreement or any other Transaction Document.
If the Monthly True-up Amount is a positive number, such amount shall be due from Aron to the Company, and if the Monthly True-up Amount is a negative number, then the absolute value thereof shall be due from the Company to Aron. The Company shall pay any Monthly True-up Amount due to Aron within two (2)

Business Days after the Company’s receipt of the monthly invoice and all related documentation supporting the invoiced amount. Aron shall pay any Monthly True-up Amount due to the Company within two (2) Business Days after making its definitive determination of such amount.
     (b) For purposes of determining the amounts due under clauses (i) and (ii) of Section 10.2(a), the definitions and formulas set forth in Schedule C hereto shall apply and for purposes of determining the amount due under clause (vii) of Section 10.2(a), the definitions and formula set forth in Schedule L hereto shall apply.
     (c) For purposes of determining the Monthly Crude Oil True-up Amount for the first month of the Term hereof, and notwithstanding anything to the contrary in Schedule C hereto:
     (i) the “Short Crude FIFO Position” as of the end of the prior month (i.e., May 2010) shall equal the lesser of (x) zero and (y) the Commencement Date Crude Oil Volume minus the Target Month End Crude Volume as of the Commencement Date;
     (ii) the “Long Crude FIFO Position” as of the end of the prior month shall equal the greater of (x) zero and (y) the Commencement Date Crude Oil Volume minus the Target Month End Crude Volume as of the Commencement Date; and
     (iii) the “FIFO Sale Price from Prior Month” shall equal the “Step-in Price” for Crude Oil as determined pursuant to Schedule B hereto.
     (d) For the purposes of determining each Monthly Product True-up Amount for the first month of the Term hereof, and notwithstanding anything to the contrary in Schedule C hereto:
     (i) the “Short Product FIFO Position” as of the end of the prior month (i.e., May 2010) for a particular Product Group shall equal the lesser of (x) zero and (y) the Commencement Date Product Volume for that Product Group minus the Target Month End Product Volume as of the Commencement Date for that Product Group;
     (ii) the “Long Product FIFO Position” as of the end of the prior month shall equal the greater of (x) zero and (y) the Commencement Date Product Volume for that Product Group minus the Target Month End Product Volume as of the Commencement Date for that Product Group; and
     (iii) the “Product FIFO Purchase Price from Prior Month” shall equal the “Step-in Price” for such Product Group as determined pursuant to Schedule B hereto.

     (e) If the Commencement Date occurs prior to the first day of the first Production Week, then no Monthly True-up Amount shall be due for the period from such Commencement Date through the day preceding the first day of such Production Week and the Monthly True-up Amount for the month of June 2010 shall be determined by using the Commencement Date Crude Oil Volume as the “Actual Month Beginning Crude Volume” for purposes of the computations on Schedule C and the respective Commencement Date Product Volumes as the “Actual Month Beginning Product Volumes” for purposes of the computations on Schedule C, in each case with respect to June 2010.
     10.3 Invoices.
     (a) Invoices shall be prepared and submitted in accordance to Schedule J hereto.
     (b) If the Company in good faith disputes the amount of any invoice issued by Aron relating to any amount payable hereunder (including Net Payments, Monthly True-up Amounts or Ancillary Costs), it nonetheless shall pay Aron the full amount of such invoice by the due date and inform Aron in writing of the portion of the invoice with which it disagrees and why; provided that to the extent that the Company promptly informs Aron of a calculation error that is obvious on its face, the Company shall pay Aron the undisputed amounts and may retain such disputed amount pending resolution of such dispute. The Parties shall cooperate in resolving the dispute expeditiously. If the Parties agree that the Company does not owe some or all of the disputed amount or as may be determined by a court pursuant to Article 23, Aron shall return such amount to the Company, together with interest at the Fed Funds Rate from the date such amount was paid, within two (2) Business Days from, as appropriate, the date of their agreement or the date of the final, non-appealable decision of such court. Following resolution of any such disputed amount, Aron will issue a corrected invoice and any residual payment that would be required thereby will be made by the appropriate Party within two (2) Business Days. To the extent that the Existing Procurement Contract permits disputed amounts to be retained pending resolution of disputes, the Parties agree to permit disputed amounts to be retained hereunder on the same terms, notwithstanding anything hereunder to the contrary.
     10.4 Other Feedstocks. If Aron procures any catfeed or other non-Crude Oil feedstocks for the Company to run at the Refinery, the parties shall agree in connection with such procurement upon terms for incorporating the purchase of such feedstocks into the weekly and monthly settlements contemplated by Sections 10.1 and 10.2 above.
     10.5 Interest. Interest shall accrue on late payments under this Agreement at the Default Interest Rate from the date that payment is due until the date that payment is actually received by Aron.
     10.6 Payment in Full in Same Day Funds. All payments to be made under this Agreement shall be made by telegraphic transfer of same day funds in U.S. Dollars to such bank account at such bank as the payee shall designate in writing to the payor from time to time. Except as expressly provided in this Agreement, all payments shall be made in full without discount, offset, withholding, counterclaim or deduction whatsoever for any claims which a Party may now have or hereafter acquire against the other Party, whether pursuant to the terms of this Agreement or otherwise.
ARTICLE 11
INDEPENDENT INSPECTORS; STANDARDS OF MEASUREMENT
     11.1 Aron shall be entitled to have Supplier’s Inspector present at any time the Volume Determination Procedures are to be applied in accordance with the terms of this Agreement and to observe the conduct of Volume Determination Procedures.
     11.2 In addition to its rights under Section 11.1, Aron may, from time to time during the Term of this Agreement, upon reasonable prior notice to the Company, at Aron’s own cost and expense, have Supplier’s Inspector conduct surveys and inspections of any of the Storage Facilities or observe any Crude Oil or Product transmission, handling, metering or other activities being conducted at such Storage Facilities or the Delivery Points; provided that such surveys, inspections and observations shall not interfere with the ordinary course of business being conducted at such Storage Facilities or the Refinery.
     11.3 In the event that recalibration of meters, gauges or other measurement equipment is requested by Aron such as “strapping,” the Parties shall select a mutually agreeable certified and licensed independent petroleum inspection company (the “Independent Inspection Company”) to conduct such recalibration. The cost of the Independent Inspection Company is to be shared equally by the Company and Aron.
     11.4 Standards of Measurement. All quantity determinations herein will be corrected to sixty (60) degrees Fahrenheit based on a U.S. gallon of two hundred thirty-one (231) cubic inches and forty-two (42) gallons to the Barrel, in accordance with the latest supplement or amendment to ASTM-IP petroleum measurement tables (Table 6A of ASTM-IP for Feedstocks and Table 6B of ASTM-IP for Products).
ARTICLE 12
FINANCIAL INFORMATION; CREDIT SUPPORT; AND ADEQUATE ASSURANCES
     12.1 Provision of Financial Information. The Company shall provide Aron (i) within ninety (90) days following the end of each of its fiscal years, a copy of the annual report, containing audited consolidated financial statements for such fiscal year certified by independent certified public accountants and (ii) within forty-five (45) days after the end of its first three fiscal quarters of each fiscal year, a copy of the quarterly report, containing unaudited consolidated financial statements for such fiscal quarter; provided that so long as the Company is required to make public filings of its quarterly and annual financial results pursuant to the Exchange Act, such filings are available on the SEC’s EDGAR database and such filings are made in a timely manner, then the Company will not be required to provide such annual or quarterly financial reports to Aron except as provided in the following sentence. To the extent that the Company has agreed to provide any financial statements or other financial information to any noteholder, it will provide such financial information to Aron to the same extent and at the same time as such information is provided to such other party. In all cases the statements shall be for the most recent accounting period and prepared in accordance with GAAP or such other principles then in effect.
     12.2 Additional Information. Upon reasonable notice, the Company shall provide to Aron such additional information as Aron may reasonably request to enable it to ascertain the current financial condition of the Company, including product reports in the form of Schedule S hereto.
     12.3 Notification of Certain Events. The Company shall notify Aron within one (1) Business Day after learning of any of the following events:
          (i) The Company’s or any of its Affiliates’ binding agreement to sell, lease, sublease, transfer or otherwise dispose of, or grant any Person (including an Affiliate) an option to acquire, in one transaction or a series of related transactions, all or a material portion of the Refinery assets; or
          (ii) The Company’s or any of its Affiliates’ binding agreement to consolidate or amalgamate with, merge with or into, or transfer all or substantially all of its assets to, another entity (including an Affiliate).
     12.4 Credit Support.
     (a) As a condition to Aron’s entering into this Agreement, the Company has agreed to provide to Aron, as credit support and margin for the prompt and complete performance of all of the Company’s obligations hereunder, the Standby LC, provided that all costs and expenses (including but not limited to the reasonable costs, expenses, and external attorneys’ fees of Aron) of establishing, renewing, substituting, canceling, increasing, and reducing the amount of (as the case may be) the Standby LC shall be borne by the Company.
     (b) The Standby LC may be transferred by Aron only as follows: (i) Aron may, without the Company’s consent, transfer the Standby LC to any party that assumes all of Aron’s obligations under this Agreement and the other Transaction Documents, and (ii) Aron may, with the Company’s consent, transfer the Standby LC to any party.
     (c) Nothing in this Section 12.4 shall limit any rights of Aron under any other provision of this Agreement, including under Article 18 below.
     (d) For each calendar quarter (or portion thereof) during the Term hereof, commencing on June 1, 2010, Aron shall pay to the Company in arrears on each March 31, June 30, September 30 and December 31, an amount equal to 1.20% of the daily average of the Required Available Amount during such quarter (or portion thereof) multiplied by a fraction, the numerator of which is the aggregate number of days in such period and the denominator of which is 360; provided that, for each quarter (or portion thereof), such amount shall become due and payable only if no Event of Default of the type referred to in clause (j) or (k) of Section 18.1 shall have occurred during such period and, at the time Aron’s payment is due, there is then no uncured payment default by the Company under the Standby Letter of Credit Facility Agreement; and provided further that, if by noon, CPT, on any such payment date the Company has not provided to Aron reasonable evidence (such as a wire transfer order and reference number) confirming the Company’s payment of the fee due on that date under the Standby Letter of Credit Facility Agreement, then Aron’s payment pursuant to this provision (subject to the preceding proviso) shall not be due until the next Business Day.
     12.5 Adequate Assurances. If, during the Term of this Agreement, a Material Adverse Change has occurred with respect to the Company and is continuing, then Aron may notify the Company thereof and demand in writing that the Company provide to Aron adequate assurance of the Company’s ability to perform its obligations hereunder. Such adequate assurance may take the form of a prepayment from the Company to Aron in such amount as Aron reasonably deems sufficient, a provision of additional credit support in the form of letters of credit, third party guaranties and/or collateral security in such forms and amount and provided by such parties as Aron reasonably deems sufficient or such other form of assurance as Aron reasonably deems sufficient, in each case taking into account such Material Adverse Change. If such adequate assurance is not received within 10 Business Days after such demand by Aron, then such failure shall constitute an Event of Default by the Company under clause (h) of Section 18.1.
     12.6 Actions Following an LC Event.
     (a) If an LC Event of the type described in clause (i) of the definition thereof shall occur with respect to the Standby LC, then Aron shall endeavor, in good faith and in a commercially reasonable manner, with the Company’s reasonable cooperation, to arrange for the replacement of such Standby LC with a new Standby LC that has an expiry date occurring at least six (6) months after the issuance date of such replacement Standby LC (or, if earlier, two (2) weeks after the Termination Date) and as to which no LC Event has occurred.
     (b) If an LC Event of the type described in clause (ii)(a) of the definition thereof shall occur with respect to the Standby LC, then Aron shall endeavor, in good faith and in a commercially reasonable manner, with the Company’s reasonable cooperation, to arrange for either (i) a renewal or extension of such Standby LC for a period of at least six (6) months after the date on which such renewal or extension becomes effective (or, if earlier, two (2) weeks after the Termination Date) or (ii) the replacement of such Standby LC with a new Standby LC that has an expiry date occurring at least 6 months after the issuance date of such replacement Standby LC and as to which no LC Event has occurred.

     (c) If an LC Event of the type described in clause (ii)(b) of the definition thereof shall occur with respect to the Standby LC, then Aron shall endeavor, in good faith and in a commercially reasonable manner, with the Company’s reasonable cooperation, to arrange for either (i) an amendment of such Standby LC to increase its available amount to the Required Available Amount then in effect or (ii) the replacement of such Standby LC with a new Standby LC that has an expiry date occurring at least six (6) months after the issuance date of such replacement Standby LC (or, if earlier, two (2) weeks after the Termination Date) and as to which no LC Event has occurred.
     (d) The Parties acknowledge and agree that the only collateral that will be made available to support the Standby Letter of Credit Facility by the Company shall be the “ABL” collateral as defined in the Indenture and the Intercreditor Agreement related thereto.
     12.7 Failure to Cure an LC Event.
     (a) Subject to Section 12.7(b), if an LC Event has occurred with respect to the Standby LC and the Standby LC has not been renewed, extended, amended or replaced as provided in Section 12.6 above within thirty (30) days after the occurrence of such LC Event, then for so long as such LC Event continues, Aron may, at its option, require by written notice to the Company that the Parties terminate this Agreement on a date occurring at least fifteen (15) days prior to the expiry date of such Standby LC in accordance with the provisions of Article 19. If Aron makes such election, but the Parties are unable to effect such termination at least fifteen (15) days prior to such expiry date, then at any time thereafter Aron shall be entitled to draw under the Standby LC to the extent it is then available; provided that nothing in this provision shall be deemed to limit Aron’s right to draw under the Standby LC in connection with the occurrence of any other Event of Default hereunder.
     (b) If, despite its endeavors under Section 12.6(a), (b) or (c), as applicable, Aron does not procure a replacement Standby LC and at the time Aron so endeavored, one or more Affiliates of Aron were not prevented by Applicable Law or internal policies or procedures from issuing a standby letter of credit to Aron and such issuances would not impose prohibitive or extraordinary costs or charges (including capital charges) on such Affiliates, then such LC Event shall not become an LC Default.
ARTICLE 13
REFINERY TURNAROUND, MAINTENANCE AND CLOSURE
     13.1 The Company shall promptly notify Aron in writing of the date for which any maintenance or turnaround at the Refinery has been scheduled, or any revision to previously scheduled maintenance or turnaround, which may affect receipts of Crude Oil at the Refinery or the Storage Facilities, the processing of Crude Oil in the Refinery or the delivery of Products to

Aron or by Aron to any third parties; provided that, in any event, such notice shall have been given at least twenty (20) Business Days prior to the commencement of such maintenance or turnaround. The Parties shall cooperate with each other in establishing maintenance and turnaround schedules that do not unnecessarily interfere with the receipt of Crude Oil that Aron has committed to purchase or the delivery of Products that Aron has committed to sell.
     13.2 The Company immediately shall notify Aron orally (followed by prompt written notice) of any previously unscheduled downtime, maintenance or turnaround and its expected duration.
     13.3 In the event of a scheduled shutdown of the Refinery, the Company shall, to the extent feasible, complete processing of all Crude Oil being charged to, processed at or consumed in the Refinery at that time.
ARTICLE 14
TAXES
     14.1 The Company shall pay and indemnify and hold Aron harmless against, the amount of all sales, use, gross receipts, value added, severance, valorem, excise, property, spill, environmental, transaction-based, or similar taxes, duties and fees, howsoever designated (each, a “Tax” and collectively, “Taxes”) regardless of the taxing authority, and all penalties and interest thereon, paid, owing, asserted against, or incurred by Aron directly or indirectly with respect to the Crude Oil procured and sold, and the Products purchased and resold, and other transactions contemplated hereunder to the greatest extent permitted by applicable law; in the event that the Company is not permitted to pay such Taxes, the amount due hereunder shall be adjusted such that the Company shall bear the economic burden of the Taxes. The Company shall pay when due such Taxes unless there is an applicable exemption from such Tax, with written confirmation of such Tax exemption to be contemporaneously provided to Aron. To the extent Aron is required by law to collect such Taxes, one hundred percent (100%) of such Taxes shall be added to invoices as separately stated charges and paid in full by the Company in accordance with this Agreement, unless the Company is exempt from such Taxes and furnishes Aron with a certificate of exemption. Aron shall be responsible for all taxes imposed on Aron’s net income.
     14.2 If the Company disagrees with Aron’s determination that any Tax is due with respect to transactions under this Agreement, the Company shall have the right to seek an administrative determination from the applicable taxing authority, or, alternatively, the Company shall have the right to contest any asserted claim for such Taxes in its own name, subject to its agreeing to indemnify Aron for the entire amount of such contested Tax (including any associated interest and/or late penalties) should such Tax be deemed applicable. Aron agrees to reasonably cooperate with the Company, at the Company’s cost and expense, in the event the Company determines to contest any such Taxes.
     14.3 The Company and Aron shall promptly inform each other in writing of any assertion by a taxing authority of additional liability for Taxes in respect of said transactions. Any legal proceedings or any other action against Aron with respect to such asserted liability shall be under Aron’s direction but the Company shall be consulted. Any legal proceedings or any other action against the Company with respect to such asserted liability shall be under the Company’s direction but Aron shall be consulted. In any event, the Company and Aron shall fully cooperate with each other as to the asserted liability. Each party shall bear all the reasonable costs of any action undertaken by the other at the Party’s request.
     14.4 Any other provision of this Agreement to the contrary notwithstanding, this Article 14 shall survive until ninety (90) days after the expiration of the statute of limitations for the assessment, collection, and levy of any Tax.
ARTICLE 15
INSURANCE
     15.1 Insurance Coverages. The Company shall procure and maintain in full force and effect throughout the Term of this Agreement insurance coverages of the following types and amounts and with insurance companies rated not less than A- by A.M. Best, or otherwise equivalent in respect of the Company’s properties and operations:
     (a) Property damage coverage on an “all risk” basis in an amount sufficient to cover the market value or potential full replacement cost of all Crude Oil to be delivered to the Company at the Crude Delivery Point and all Products to be delivered to Aron at the Products Delivery Point. In the event that the market value or potential full replacement cost of all Crude Oil and Products exceeds the insurance limits available or the insurance limits available at commercially reasonable rates in the insurance marketplace, the Company will maintain the highest insurance limit available at commercially reasonable rates; provided, however, that the Company will promptly notify Aron of the Company’s inability to fully insure any Crude Oil and Products and provide full details of such inability. Such policies shall be endorsed to name Aron as a loss payee with respect to any of Aron’s Crude Oil or Product in the care, custody or control of the Company. Notwithstanding anything to the contrary herein, Aron, may, at its option and expense, endeavor to procure and provide such property damage coverage for the Crude Oil and Products; provided that to the extent any such insurance is duplicative with insurance procured by the Company, the insurance procured by the Company shall in all cases represent, and be written to be, the primary coverage.
     (b) Comprehensive or commercial general liability coverage and umbrella or excess liability coverage, which includes bodily injury, broad form property damage and contractual liability, products and completed operations liability and “sudden and accidental pollution” liability coverage in the minimum amounts indicated on Schedule F hereto. Such policies shall include Aron as an additional insured with respect to any of Aron’s Crude Oil or Products in the care, custody or control of the Company.
     15.2 Additional Insurance Requirements.

     (a) The foregoing policies shall include an endorsement that the underwriters waive all rights of subrogation against Aron.
     (b) The Company shall cause its insurance carriers to furnish Aron with insurance certificates, in Acord form or equivalent, evidencing the existence of the coverages and the endorsements required above. The certificates shall specify that insurer will endeavor to mail thirty (30) days written notice prior to cancellation of insurance becoming effective. The Company also shall provide renewal certificates within thirty (30) days before expiration of the policy.
     (c) The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.
     (d) The Company shall comply with all notice and reporting requirements in the foregoing policies and timely pay all premiums.
ARTICLE 16
FORCE MAJEURE
     16.1 If a Party is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition of this Agreement (the “Affected Party”), it shall not be liable to the other Party to perform such obligation or condition (except for payment and indemnification obligations) for so long as the event of Force Majeure exists and to the extent that performance is hindered by such event of Force Majeure; provided, however, that the Affected Party shall use any commercially reasonable efforts to avoid or remove the event of Force Majeure. During the period that performance by the Affected Party of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other Party (the “Non-Affected Party”) likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations. The Parties acknowledge that if, as a result of a Force Majeure, the Company were to suspend its receipt and/or processing of Crude Oil, then Aron would be entitled to suspend, to a comparable extent, its purchasing of Products.
     16.2 The Affected Party shall give prompt oral notice to the Non-Affected Party of its declaration of an event of Force Majeure, to be followed by written notice within twenty-four (24) hours after receiving notice of the occurrence of a Force Majeure event, including, to the extent feasible, the details and the expected duration of the Force Majeure event and the volume of Crude Oil or Products affected. The Affected Party also shall promptly notify the Non-Affected Party when the event of Force Majeure is terminated. However, the failure or inability of the Affected Party to provide such notice within the time periods specified above shall not preclude it from declaring an event of Force Majeure.
     16.3 In the event the Affected Party’s performance is suspended due to an event of Force Majeure in excess of thirty (30) consecutive days after the date that notice of such event is given, and so long as such event is continuing, the Non-Affected Party, in its sole discretion, may terminate or curtail its obligations under this Agreement affected by such event of Force Majeure

(the “Affected Obligations”) by giving notice of such termination or curtailment to the Affected Party, and neither Party shall have any further liability to the other in respect of such Affected Obligations to the extent terminated or curtailed, except for the rights and remedies previously accrued under this Agreement, any payment and indemnification obligations by either Party under this Agreement and the obligations set forth in Article 19.
     16.4 If any Affected Obligation is not terminated pursuant to this Article 16 or any other provision of this Agreement, performance shall resume to the extent made possible by the end or amelioration of the event of Force Majeure in accordance with the terms of this Agreement; provided, however, that the term of this Agreement shall not be extended.
     16.5 The Parties acknowledge and agree that the right of Aron to declare a Force Majeure based upon any failure by a Third Party Supplier to deliver Crude Oil under a Procurement Contract is solely for purposes of determining the respective rights and obligations as between Aron and the Company with respect to any Crude Oil delivery affected thereby, and any such declaration shall not excuse the default of such Third Party Supplier under one or more Procurement Contracts. Any claims that Aron may have as a result of such Third Party Supplier’s failure shall be subject to Section 5.9 hereof and any other applicable provisions of this Agreement relating to claims against third parties.
ARTICLE 17
REPRESENTATIONS, WARRANTIES AND COVENANTS
     17.1 Mutual Representations. Each Party represents and warrants to the other Party as of the Effective Date and each sale of Crude Oil hereunder, that:
     (a) It is an “Eligible Contract Participant” as defined in Section 1a(12) of the Commodity Exchange Act, as amended.
     (b) It is a “forward contract merchant” in respect of this Agreement and this Agreement and each sale of Crude Oil or Products hereunder constitutes a “forward contract,” as such term is used in Section 556 of the Bankruptcy Code.
     (c) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such laws.
     (d) It has the corporate, governmental or other legal capacity, authority and power to execute and deliver the Transaction Documents and to perform its obligations under this Agreement, and has taken all necessary action to authorize the foregoing.
     (e) The execution, delivery and performance of the Transaction Documents and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby do not violate or conflict with any Applicable Law, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.
     (f) All governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to the Transaction Documents have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with.
     (g) Its obligations under the Transaction Documents constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).
     (h) No Event of Default or Default has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under the Transaction Documents.
     (i) There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under the Transaction Documents.
     (j) It is not relying upon any representations of the other Party other than those expressly set forth in this Agreement.
     (k) It has entered into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same, and is capable of assuming those risks.
     (l) It has made its trading and investment decisions (including their suitability) based upon its own judgment and any advice from its advisors as it has deemed necessary and not in reliance upon any view expressed by the other Party.
     (m) The other Party (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement.
     (n) It is not bound by any agreement that would preclude or hinder its execution, delivery, or performance of this Agreement.

     (o) Neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Crude Oil or Products hereunder who is entitled to any compensation with respect thereto.
None of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement.
     17.2 Company’s Covenants.
     (a) In the case of any Bankruptcy with respect to the Company, and to the extent permitted by applicable law, the Company intends that (i) Aron’s right to liquidate, collect, net and set off rights and obligations under this Agreement and liquidate and terminate this Agreement shall not be stayed, avoided, or otherwise limited by the Bankruptcy Code, including sections 362(a), 547, 548 or 553 thereof; (ii) Aron shall be entitled to the rights, remedies and protections afforded by and under, among other sections, sections 362(b)(6), 362(b)(17), 362((b)(27), 362(o), 546(e), 546(g), 546(j), 548(d), 553, 556, 560, 561 and 562 of the Bankruptcy Code; and (iii) any cash, securities or other property provided as performance assurance, credit, support or collateral with respect to the transactions contemplated hereby shall constitute “margin payments” as defined in section 101(38) of the Bankruptcy Code and all payments for, under or in connection with the transactions contemplated hereby, shall constitute “settlement payments” as defined in section 101(51A) of the Bankruptcy Code.
     (b) The Company agrees that it shall have no interest in or the right to dispose of, and shall not permit the creation of, or suffer to exist, any security interest, lien, encumbrance, charge or other claim of any nature with respect to, any quantities of Crude Oil prior to the delivery thereof by Aron to the Company at the Feedstock Delivery Point or any quantities of Products after delivery thereof to Aron at the Product Delivery Point (collectively, “Aron’s Property”). The Company authorizes Aron to file at any time and from time to time any Uniform Commercial Code financing statements describing the quantities of Aron’s Property subject to this Agreement and Aron’s ownership thereof and title thereto, and the Company shall execute and deliver to Aron, and the Company hereby authorize Aron to file (with or without the Company’s signature), at any time and from time to time, all amendments to financing statements, assignments, continuation financing statements, termination statements, and other documents and instruments, in form reasonably satisfactory to Aron, as Aron may reasonably request, to provide public notice of Aron’s ownership of and title to the quantities of Aron’s Property subject to this Agreement and to otherwise protect Aron’s interest therein.
     17.3 Acknowledgment. The Company acknowledges and agrees that (1) Aron is a merchant of Crude Oil and may, from time to time, be dealing with prospective counterparties, or pursuing trading or hedging strategies, in connection with aspects of Aron’s business which are unrelated hereto and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued by or for the Company, (2) Aron may, in its sole discretion, determine whether to advise the Company of any potential transaction with a Third Party Supplier and prior to advising the Company of any such potential transaction Aron may, in its discretion, determine not to pursue such transaction or to pursue such transaction in connection with another aspect of Aron’s business and Aron shall have no liability of any nature to the Company as a result of any such determination, (3) Aron has no fiduciary or trust obligations of any nature with respect to the Refinery or the Company, (4) Aron may enter into transactions and purchase Crude Oil or Products for its own account or the account of others at prices more favorable than those being paid by the Company hereunder and (5) nothing herein shall be construed to prevent Aron, or any of its partners, officers, employees or Affiliates, in any way from purchasing, selling or otherwise trading in Crude Oil, Products or any other commodity for its or their own account or for the account of others, whether prior to, simultaneously with or subsequent to any transaction under this Agreement.
ARTICLE 18
DEFAULT AND TERMINATION
     18.1 Events of Default. Notwithstanding any other provision of this Agreement, the occurrence of any of the following shall constitute an “Event of Default”:
     (a) Either Party fails to make payment when due (i) under Section 10.1 or 10.2 hereof, Article 19 hereof or any Company Purchase Agreement within one (1) Business Day after a written demand therefor or (ii) under any other provision hereof or any other Transaction Document within five (5) Business Days; or
     (b) Other than a default described in Sections 18.1(a) and 18.1(c), either Party fails to perform any material obligation or covenant to the other under this Agreement or any other Transaction Document, which is not cured to the reasonable satisfaction of the other Party (in its sole discretion) within ten (10) Business Days after the date that such Party receives written notice that such obligation or covenant has not been performed; or
     (c) Either Party breaches any material representation or material warranty made or repeated or deemed to have been made or repeated by the Party, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under the Transaction Documents; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within ten (10) Business Days after the date that such Party receives notice that corrective action is needed; or
     (d) Either Party becomes Bankrupt; or
     (e) Either Party or any of its Designated Affiliates (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or any early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three (3) Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf); or
     (f) The Company or any of its Affiliates sells, leases, subleases, transfers or otherwise disposes of, in one transaction or a series of related transactions, all or a material portion of the assets of the Refinery; or
     (g) The Company or any of its Affiliates (i) consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to, another entity (including an Affiliate) or any such consolidation, amalgamation, merger or transfer is consummated, and (ii) (A)the successor entity resulting from any such consolidation, amalgamation or merger or the Person that otherwise acquires all or substantially all of the assets of the Company or any of its Affiliates does not assume, in a manner satisfactory to Aron, all of the Company’s obligations hereunder and under the other Transaction Documents, or (B) in the reasonable judgment of Aron, the creditworthiness of the resulting, surviving or transferee entity, taking into account any guaranties, is materially weaker than the Company immediately prior to the consolidation, amalgamation, merger or transfer; or
     (h) The Company fails to provide Adequate Assurance in accordance with Section 11.3; or
     (i) There shall occur either (A) a default, event of default or other similar condition or event (however described) in respect of the Company or any of its Affiliates under one or more agreements or instruments relating to Specified Indebtedness in an aggregate amount of not less than $20,000,000 which has resulted in such Specified Indebtedness becoming due and payable under such agreements and instruments before it would have otherwise been due and payable or (B) a default by the Company or any of its Affiliates (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than $20,000,000 under such agreements or instruments (after giving effect to any applicable notice requirement or grace period); or
     (j) An “Event of Default” as defined under the Standby Letter of Credit Facility Agreement shall have occurred and be continuing or an “Event of Default” as defined under the Indenture, dated as of October 2, 2009, among the Company, the guarantors thereto (if any) and Wilmington Trust FSB, as trustee and collateral agent relating to the Company’s 13 1/2 % Senior Secured Notes Due 2014 (the “Indenture”) shall have occurred and be continuing; or
     (k) An LC Default.
The Company shall be the Defaulting Party upon the occurrence of any of the events described in clauses (f), (g), (h), (i), (j) and (k) above.
     18.2 Remedies Upon Event of Default.
     (a) Notwithstanding any other provision of this Agreement, if any Event of Default with respect to the Company, on the one hand, or Aron, on the other hand (such defaulting Party, the “Defaulting Party”) has occurred and is continuing, Aron (where the Company is the Defaulting Party) or the Company (where Aron is the Defaulting Party) (such non-defaulting Party or Parties, the “Non-Defaulting Party”) may, without notice, (i) declare all of the Defaulting Party’s obligations under this Agreement to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Party and/or (ii) subject to Section 18.2(c), exercise any rights and remedies provided or available to the Non-Defaulting Party under this Agreement or at law or equity, including all remedies provided under the Uniform Commercial Code and as provided under this Section 18.2.
     (b) Notwithstanding any other provision of this Agreement, if an Event of Default has occurred and is continuing with respect to the Defaulting Party, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to terminate this Agreement (and any other contract or agreement that may then be outstanding among the Parties that relates specifically to this Agreement, including any Transaction Document) and, subject to Section 18.2(c), to liquidate and terminate any or all rights and obligations under this Agreement. The Settlement Amount (as defined below) shall be calculated in a commercially reasonable manner based on such liquidated and terminated rights and obligations and shall be payable by one Party to the others. The “Settlement Amount” shall mean the amount, expressed in U.S. Dollars, of losses and costs that are or would be incurred by the Non-Defaulting Party (expressed as a positive number) or gains that are or would be realized by the Non-Defaulting Party (expressed as a negative number) as a result of the liquidation and termination of all rights and obligations under this Agreement. The determination of the Settlement Amount shall include (without duplication): (w) all reasonable losses and costs (or gains) incurred or realized by the Non-Defaulting Party, as a result of maintaining, terminating or obtaining any Related Hedge, (x) the losses and costs (or gains) incurred or realized by the Non-Defaulting Party in terminating, transferring, redeploying or otherwise modifying any outstanding Procurement Contracts and (y) the losses and costs (or gains) incurred or realized by the Non-Defaulting Party to the extent it elects to dispose of any Crude Oil inventories maintained for purposes of this Agreement. If the Settlement Amount is a positive number it shall be due to the Non-Defaulting Party and if it is a negative number, the absolute value thereof shall be due to the Defaulting Party.
     (c) The Settlement Amount shall be determined by the Non-Defaulting Party, acting in good faith, in a commercially reasonable manner. The Non-Defaulting Party shall determine the Settlement Amount commencing as of the date on which such termination occurs by reference to such futures, forward, swap and options markets as it shall select in its commercially reasonable judgment; provided that the Non-Defaulting Party is not required to effect such terminations and/or determine the Settlement Amount on a single day, but rather may effect such terminations and determine the Settlement Amount over a commercially reasonable period of time (the last day of which period shall be the “Early Termination Date”). In calculating the Settlement Amount, the Non-Defaulting Party shall discount to present value (in any commercially reasonable manner based on London interbank rates for the applicable period and currency) any amount which would be due at a later date and shall add interest (at a rate determined in the same manner) to any amount due prior to the date of the calculation.
     (d) Without limiting any other rights or remedies hereunder, if an Event of Default has occurred and is continuing and Aron is the Non-Defaulting Party, Aron may, in its discretion, (i) withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement, (ii) withdraw from storage any and all of the Crude Oil and/or Products then in the Storage Facilities by the Company, any of its Affiliates or any other parties on behalf of the Company or any such Affiliate, (iii) otherwise arrange for the disposition of any Crude Oil and/or Products subject to outstanding Procurement Contracts and/or the modification, settlement or termination of such outstanding Procurement Contracts in such manner as it elects and (iv) liquidate in a commercially reasonable manner any Credit Support or other margin or collateral, to the extent not already in the form of cash (including drawing down the Standby LC or any other letters of credit held as margin or collateral) and apply and set off such Credit Support, margin or collateral or the proceeds thereof against any obligation owing by the Company to Aron. Aron shall be under no obligation to prioritize the order with respect to which it exercises any one or more rights and remedies available hereunder. The Company shall in all events remain liable to Aron for any amount payable by the Company in respect of any of its obligations remaining unpaid after any such liquidation, application and set off.
     (e) Without limiting any other rights or remedies hereunder, if an Event of Default has occurred and is continuing and the Company is the Non-Defaulting Party, the Company may, in its discretion, (i) withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement and/or (ii) otherwise arrange for the settlement or termination of the parties’ outstanding commitments hereunder, the sale in a commercially reasonable manner of Crude Oil and/or Product for Aron’s account, and the replacement of the supply and offtake arrangement contemplated hereby with such alternative arrangements as it may procure.
     (f) The Non-Defaulting Party shall set off (i) the Settlement Amount (if due to the Defaulting Party), plus any performance security (including Credit Support or any other margin or collateral) then held by the Non-Defaulting Party pursuant to the Transaction Documents, plus (at the Non-Defaulting Party’s election) any or all other amounts due to the Defaulting Party hereunder (including under Article 10), against (ii) the Settlement Amount (if due to the Non-Defaulting Party), plus any performance security (including Credit Support or any other margin or collateral) then held by the Defaulting Party, plus (at the Non-Defaulting Party’s election) any or all other amounts due to the Non-Defaulting Party hereunder (including under Article 10), so that all such amounts shall be netted to a single liquidated amount payable by one Party to the other (the “Liquidated Amount”). The Party with the payment obligation shall pay the Liquidated Amount to the applicable other Parties within one Business Day after such amount has been determined.
     (g) No delay or failure on the part of the Non-Defaulting Party in exercising any right or remedy to which it may be entitled on account of any Event of Default shall constitute an abandonment of any such right, and the Non-Defaulting Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default.
     (h) The Non-Defaulting Party’s rights under this Section shall be in addition to, and not in limitation or exclusion of, any other rights which the Non-Defaulting Party may have (whether by agreement, operation of law or otherwise), including any rights of recoupment, setoff, combination of accounts or other rights under any credit support that may from time to time be provided in connection with this Agreement. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all reasonable costs and expenses, including reasonable attorney fees, incurred in the exercise of any remedies hereunder.
     (i) If an Event of Default has occurred and is continuing, the Non-Defaulting Party may, without limitation on its rights under this Section, set off amounts which the Defaulting Party owes to it against any amounts which it owes to the Defaulting Party (whether hereunder, under any other contract or agreement or otherwise and whether or not then due).
     (j) The Parties acknowledge and agree that this Agreement is intended to be a “master netting agreement” as such term is defined in section 101(38A) of the Bankruptcy Code.

ARTICLE 19
SETTLEMENT AT TERMINATION
     19.1 Upon expiration or termination of this Agreement for any reason other than as a result of an Event of Default (in which case the Expiration Date (or any other date that may be agreed by the parties) shall be the “Termination Date”), the Parties covenant and agree to proceed as provided in this Article 19; provided that (x) this Agreement shall continue in effect following any Termination Date until all obligations are finally settled as contemplated by this Article 19 and (y) the provisions of this Article 19 shall in no way limit the rights and remedies which the Non-Defaulting Party may have as a result of an Event of Default, whether pursuant to Article 18 above or otherwise:
     (a) If any Procurement Contract does not either (i) by its terms (or the terms under which it was originally assigned to Aron) automatically become assigned (or reassigned) to the Company on and as of the Termination Date in a manner which releases Aron from all obligations thereunder for all periods following the Termination Date or (ii) by its terms, expire or terminate on and as of the Termination Date, then the Parties shall promptly negotiate and enter into, with each of the then existing Third Party Suppliers, assignments, assumptions and/or such other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which, as of the Termination Date, (i) such Procurement Contract shall be assigned (or reassigned) to the Company or shall be terminated, (ii) all rights and obligations of Aron under each of the then outstanding Procurement Contracts shall be assigned to the Company, (iii) the Company shall assume all of such obligations to be paid or performed following such termination, and (iv) Aron shall be released by such Third Party Suppliers and the Company from any further obligations thereunder. In connection with the assignment or reassignment of any Procurement Contract, the Parties shall endeavor, in a commercially reasonable manner, to facilitate the transitioning of the supply and payment arrangements, including any change in payment terms, under the relevant Procurement Contracts so as to prevent any material disruption in the supply of Crude Oil thereunder.
     (b) If, pursuant to the Marketing and Sales Agreement, any sales commitments are outstanding which, by their terms, extend beyond the Termination Date, then the Parties shall promptly negotiate and enter into, with each of the purchasers thereunder, assignments, assumptions and/or such other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which, as of the Termination Date, (i) such sales commitment shall be assigned (or reassigned) to the Company or shall be terminated, (ii) all rights and obligations of Aron with respect to each then outstanding sales commitment shall be assigned to the Company, (iii) the Company shall assume all of such obligations to be paid or performed following such termination, and (iv) Aron shall be released by the purchasers thereunder and the Company from any further obligations with respect to such sales commitments. In connection with the assignment or reassignment of any Procurement Contract, the Parties shall endeavor, in a commercially reasonable manner, to facilitate the transitioning of the Product marketing and sales arrangements so as to prevent any material disruption in the distribution of Products from the Refinery.

     (c) In the event that Aron has become a party to any other third party service contract in connection with this Agreement and the transactions contemplated hereby, including any pipeline, terminalling, storage and shipping arrangement (an “Ancillary Contract”) and such Ancillary Contract does not by its terms expire or terminate on and as of the Termination Date, then the Parties shall promptly negotiate and enter into with each service provider thereunder such instruments or other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which as of the Termination Date (i) such Ancillary Contract shall be assigned to the Company or shall be terminated, (ii) all rights and obligations of Aron with respect to each then outstanding Ancillary Contract shall be assigned to the Company, (iii) the Company shall assume all of such obligations to be paid or performed following such termination, and (iv) Aron shall be released by the third party service providers thereunder and the Company from any further obligations with respect to such Ancillary Contract.
     (d) The Parties shall enter into the Step-Out Inventory Sales Agreement, pursuant to which the volume of Crude Oil and Products in the Storage Tanks shall be purchased and transferred as contemplated therein. The Crude Oil volumes measured by the Independent Inspector at the Termination Date and recorded in the Independent Inspector’s final inventory report shall be the “Termination Date Crude Oil Volumes” for the purposes of this Agreement and the Product volumes measured by the Independent Inspector at the Termination Date and recorded in the Independent Inspector’s final inventory report shall be the “Termination Date Product Volumes” for purposes of this Agreement, and such Termination Date Crude Oil Volumes and Termination Date Product Volumes shall collectively be referred to as the “Termination Date Volumes”.
     (e) Aron shall promptly reconcile and determine the Termination Amount pursuant to Section 19.2. The Parties shall promptly exchange all information necessary to determine the estimates and final calculations contemplated by Section 19.2.
     (f) Aron shall have no further obligation to purchase and shall not purchase or pay for Crude Oil or Products, or incur any such purchase obligations on and after the Termination Date. Except as may be required for Aron to fulfill its obligations hereunder until the Termination Date or during any obligatory notice period pursuant to any Procurement Contract, Aron shall not be obligated to purchase, take title to or pay for any Crude Oil or Products following the Termination Date or such earlier date as the Parties may determine in connection with the transitioning of such supply arrangements to the Company. Notwithstanding anything to the contrary herein, no Delivery Date shall occur later than the calendar day immediately preceding the Termination Date.
     19.2 Termination Amount.
     (a) The “Termination Amount” shall equal:

          (i) the Termination Date Purchase Value, which is the aggregate amount payable to Aron under the Step-Out Inventory Sales Agreement, plus
          (ii) all unpaid amounts payable hereunder by the Company to Aron in respect of Crude Oil delivered on or prior to the Termination Date, plus
          (iii) all Ancillary Costs incurred through the Termination Date that have not yet been paid or reimbursed by the Company, plus
          (iv) in the case of an agreed early termination, the amount reasonably determined by Aron as the breakage costs it incurred in connection with the termination, unwinding or redeploying of all Related Hedges as a result of such early termination, plus
          (v) the aggregate amount due under Section 10.2(a) hereof, calculated as of the Termination Date with such date being the final day of the last monthly period for which such calculations are to be made under this Agreement; provided that, if such amount under Section 10.2(a) is due to Aron, then such amount will be included in this Termination Amount as a positive number and if such amount under Section 10.2(a) is due to the Company, then such amount will be included in this Termination Amount as a negative number;
          (vi) any FIFO Balance Final Settlement that is determined to be due pursuant to Schedule N hereto; provided that, if such FIFO Balance Final Settlement is due to Aron, then such amount will be included in this Termination Amount as a positive number and if such amount under Section 10.2(a) would be due to the Company, then such amount will be included in this Termination Amount as a negative number;
          (vii) all unpaid amounts payable hereunder by Aron to the Company in respect of Product delivered on or prior to the Termination Date, minus
          (viii) all amounts due from Aron to the Company under the Marketing and Sales Agreement for services provided up to the Termination Date, minus
          (ix) the amount of the Deferred Portion.
All of the foregoing amounts shall be aggregated or netted to a single liquidated amount owing from one Party to the other. If the Termination Amount is a positive number, it shall be due to Aron and if it is a negative number, the absolute value thereof shall be due to the Company.
     (b) The Parties acknowledge that one or more of the components of the Termination Amount will not able to be definitively determined by the Termination Date and therefore agree that Aron shall, in a commercially reasonable manner, estimate each of such components and use such estimated components to determine an estimate of the Termination Amount (the “Estimated Termination Amount”) plus such additional amount which Aron shall reasonably determine (the “Termination Holdback Amount”); provided that the Termination Holdback Amount shall not exceed the Deferred Portion and shall be added to the Estimated Termination Amount as an amount due to Aron. Without limiting the generality of the foregoing, the Parties agree that the amount due under Section

19.2(a)(i) above shall be estimated by Aron in the same manner and using the same methodology as it used in preparing the Estimated Commencement Date Value, but applying the Step-Out Prices as indicated on Schedule B hereto and other price terms provided for herein with respect to the purchase of the Termination Date Volumes. Aron shall use its commercially reasonable efforts to prepare, and provide the Company with, an initial Estimated Termination Amount, together with appropriate supporting documentation, at least five (5) Business Days prior to the Termination Date. To the extent reasonably practicable, Aron shall endeavor to update its calculation of the Estimated Termination Amount by no later than 12:00 noon CPT on the Business Day prior to the Termination Date. If Aron is able to provide such updated amount, that amount shall constitute the Estimated Termination Amount and shall be due and payable by no later than 5:00 p.m. CPT on the Business Day preceding the Termination Date. Otherwise, the initial Estimated Termination Amount shall be the amount payable on the Termination Date. If the Estimated Termination Amount is a positive number, it shall be due to Aron and if it is a negative number, the absolute value thereof shall be due to the Company.
     (c) Aron shall prepare, and provide the Company with, (i) a statement showing the calculation, as of the Termination Date, of the Termination Amount, (ii) a statement (the “Termination Reconciliation Statement”) reconciling the Termination Amount with the sum of the Estimated Termination Amount pursuant to Section 19.2(b) and the Termination Holdback Amount and indicating any amount remaining to be paid by one party to the other as a result of such reconciliation. Within one (1) Business Day after receiving the Termination Reconciliation Statement and the related supporting documentation, the Parties will make any and all payments required pursuant thereto. Promptly after receiving such payment, Aron shall cause any filing or recording of any Uniform Commercial Code financing forms to be terminated.
     19.3 Transition Services. To the extent necessary to facilitate the transition to the Purchasers of the storage and transportation rights and status contemplated hereby, each Party shall take such additional actions, execute such further instruments and provide such additional assistance as the other Party may from time to time reasonably request for such purposes.
ARTICLE 20
INDEMNIFICATION
     20.1 To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in the Transaction Documents, Aron shall defend, indemnify and hold harmless the Company, its Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by Aron of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Aron made herein or in connection herewith proving to be false or misleading, (ii) any failure by Aron to comply with or observe any Applicable Law, (iii) Aron’s negligence or willful misconduct, or (iv) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Aron or its employees, representatives, agents or contractors in exercising any rights or performing any obligations hereunder or in connection herewith, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the negligence or willful misconduct on the part of the Company, its Affiliates or any of their respective employees, representatives, agents or contractors.
     20.2 To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, the Company shall defend, indemnify and hold harmless Aron, its Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by the Company of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of the Company made herein or in connection herewith proving to be false or misleading, including, without limitation the Company’s obligation for payment of taxes pursuant to Section 14.1, (ii) the Company’s transportation, handling, storage, refining or disposal of any Crude Oil or the products thereof, (iii) the Company’s negligence or willful misconduct, (iv) any failure by the Company to comply with or observe any Applicable Law, or (v) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by the Company or its employees, representatives, agents or contractors in exercising any rights or performing any obligations hereunder or in connection herewith, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the negligence or willful misconduct on the part of Aron, its Affiliates or any of their respective employees, representatives, agents or contractors.
     20.3 The Parties’ obligations to defend, indemnify, and hold each other harmless under the terms of the Transaction Documents shall not vest any rights in any third party (whether a Governmental Authority or private entity), nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in the Transaction Documents.
     20.4 Each Party agrees to notify the other as soon as practicable after receiving notice of any claim or suit brought against it within the indemnities of this Agreement, shall furnish to the other the complete details within its knowledge and shall render all reasonable assistance requested by the other in the defense; provided, that, the failure to give such notice shall not affect the indemnification provided hereunder, except to the extent that the indemnifying Party is materially adversely affected by such failure. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder. Notwithstanding the foregoing, an indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceeding if such proceeding involves an Event of Default by the indemnifying Party under this Agreement which shall have occurred and be continuing.
ARTICLE 21
LIMITATION ON DAMAGES
Unless otherwise expressly provided in this Agreement, the Parties’ liability for damages is limited to direct, actual damages only (which include any amounts determined under Article 18)

and neither Party shall be liable for specific performance, lost profits or other business interruption damages, or special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform, or the termination of this Agreement; provided, however, that, such limitation shall not apply with respect to (i) any third party claim for which indemnification is available under this Agreement or (ii) any breach of Article 23. Each Party acknowledges the duty to mitigate damages hereunder.
ARTICLE 22
AUDIT AND INSPECTION
     22.1 During the Term of this Agreement each Party and its duly authorized representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by the other Party, or any of the other Party’s contractors and agents, which relate to this Agreement; provided, that, neither this Section nor any other provision hereof shall entitle the Company to have access to any records concerning any hedges or offsetting transactions or other trading positions or pricing information that may have been entered into with other parties or utilized in connection with any transactions contemplated hereby or by any other Transaction Document. The right to inspect or audit such records shall survive termination of this Agreement for a period of two (2) years following the later of the Termination Date. Each Party shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two (2) years from the Termination Date.
ARTICLE 23
CONFIDENTIALITY
     23.1 In addition to the Company’s confidentiality obligations under the Transaction Documents, the Parties agree that the specific terms and conditions of this Agreement including any list of counterparties, the Transaction Documents and the drafts of this Agreement exchanged by the Parties and any information exchanged between the Parties, including calculations of any fees or other amounts paid by the Company to Aron under this Agreement and all information received by Aron from the Company relating to the costs of operation, operating conditions, and other commercial information of the Company not made available to the public, are confidential and shall not be disclosed to any third party, except (i) as may be required by court order or Applicable Laws or as requested by a Governmental Authority, (ii) to such Party’s or its Affiliates’ employees, directors, shareholders, auditors, consultants, banks, lenders, financial advisors and legal advisors, or (iii) to such Party’ insurance providers, solely for the purpose of procuring insurance coverage or confirming the extent of existing insurance coverage; provided, that, prior to any disclosure permitted by this clause (iii), such insurance providers shall have agreed in writing to keep confidential any information or document subject to this Section. The confidentiality obligations under this Agreement shall survive termination of this Agreement for a period of two (2) years following the Termination Date. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.

     23.2 In the case of disclosure covered by clause (i) of Section 23.1, to the extent practicable and in conformance with the relevant court order, Applicable Law or request, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure.
     23.3 Tax Disclosure. Notwithstanding anything herein to the contrary, the Parties (and their respective employees, representatives or other agents) are authorized to disclose to any person the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Parties relating to that treatment and structure, without the Parties imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.
ARTICLE 24
GOVERNING LAW
     24.1 This Agreement shall be governed by, construed and enforced under the laws of the State of New York without giving effect to its conflicts of laws principles that would require the application of the laws of another state.
     24.2 Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any federal or state court of competent jurisdiction situated in the City of New York, (without recourse to arbitration unless both Parties agree in writing), and to service of process by certified mail, delivered to the Party at the address indicated in Article 26. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile.
     24.3 Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceedings relating to this agreement.
ARTICLE 25
ASSIGNMENT
     25.1 This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.
     25.2 The Company shall not assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of Aron. Aron may, without the Company’s consent, assign and delegate all of Aron’s rights and obligations hereunder to (i) any Affiliate of Aron, provided that the obligations of such Affiliate hereunder are guaranteed by The Goldman Sachs Group, Inc. or (ii) any non-Affiliate Person that succeeds to all or substantially all of its assets and business and assumes the Aron’s obligations hereunder, whether by contract, operation of law or otherwise, provided that the creditworthiness of such successor entity is equal or superior to the creditworthiness of Aron immediately prior to such assignment. Any other assignment by Aron shall require the Company’s consent.
     25.3 Any attempted assignment in violation of this Article 26 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.
ARTICLE 26
NOTICES
     26.1 All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by email or nationally recognized overnight courier. A notice shall be deemed to have been received when transmitted by email to the other Party’s email set forth in Schedule M, or on the following Business Day if sent by nationally recognized overnight courier to the other Party’s address set forth in Schedule M and to the attention of the person or department indicated. A Party may change its address or email address by giving written notice in accordance with this Section, which is effective upon receipt.
ARTICLE 27
NO WAIVER, CUMULATIVE REMEDIES
     27.1 The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default or Potential Event of Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default or Potential Event of Default under, this Agreement, whether of a like kind or different nature.
     27.2 Each and every right granted to the Parties under this Agreement or allowed it by law or equity shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.
ARTICLE 28
NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES
     28.1 This Agreement shall not be construed as creating a partnership, association or joint venture between the Parties. It is understood that each Party is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make such Party, or any employee or agent of the Company, an agent or employee of the other Party.

     28.2 Neither Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person; to assume, create, or incur any liability of any kind, express or implied, against or in the name of the other; or to otherwise act as the representative of the other, unless expressly authorized in writing by the other.
ARTICLE 29
MISCELLANEOUS
     29.1 If any Article, Section or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.
     29.2 The terms of this Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Agreement shall not be modified or changed except by written instrument executed by the Parties’ duly authorized representatives.
     29.3 No promise, representation or inducement has been made by either Party that is not embodied in this Agreement or the Temporary Assignment, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
     29.4 Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.
     29.5 Nothing expressed or implied in this Agreement is intended to create any rights, obligations or benefits under this Agreement in any person other than the Parties and their successors and permitted assigns.
     29.6 All audit rights, payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive the expiration or termination of this Agreement.
     29.7 This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.
     29.8 All transactions hereunder are entered into in reliance on the fact this Agreement and all such transactions constitute a single integrated agreement between the Parties, and the Parties would not have otherwise entered into any other transactions hereunder.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

J. ARON & COMPANY
By:	/s/ Colleen Foster
	Name:	Colleen Foster
	Title:	Managing Director

ALON REFINING KROTZ SPRINGS, INC.
By:	/s/ Shai Even
	Name:	Shai Even
	Title:	SVP & CFO

Exhibit 31.1
CERTIFICATIONS
     I, Jeff D. Morris, certify that:
     1. I have reviewed this Quarterly Report on Form 10-Q of Alon USA Energy, Inc.;
     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
     4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
          a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
          b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
          c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
          d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
     5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
          a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
          b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 6, 2010	By:	/s/ Jeff D. Morris
Jeff D. Morris
Chief Executive Officer

Exhibit 31.2
CERTIFICATIONS
     I, Shai Even, certify that:
     1. I have reviewed this Quarterly Report on Form 10-Q of Alon USA Energy, Inc.;
     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
     4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
          a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
          b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
          c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
          d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
     5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
          a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
          b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 6, 2010	By:	/s/ Shai Even
Shai Even
Chief Financial Officer

Exhibit 32.1
CERTIFICATION PURSUANT TO 18 U.S.C. §1350,
AS ADOPTED PURSUANT TO §906
OF THE SARBANES-OXLEY ACT OF 2002
     In connection with the filing of the Quarterly Report on Form 10-Q of Alon USA Energy, Inc., a Delaware corporation (the “Company”), for the period ended June 30, 2010, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned officers of the Company certifies, pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that, to such officer’s knowledge:
     (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods expressed in the Report.

Date: August 6, 2010	By:	/s/ Jeff D. Morris
Jeff D. Morris
Chief Executive Officer

	By:	/s/ Shai Even
Shai Even
Chief Financial Officer